As filed with the Securities and Exchange Commission on February 22, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RELX PLC

(Exact name of registrant as specified in its charter)

Not applicable

(Translation of registrant’s name into English)

England	2741	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1-3 Strand, London, WC2N 5JR, England

Tel: 011 44 20 7166 5500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry Udow, Esq. Company Secretary 1-3 Strand, London, WC2N 5JR, England Tel: 011 44 20 7166 5500	Kenneth Thompson II, Esq. RELX Inc. 9443 Springboro Pike, B4F5S14 Miamisburg, OH 45342 Tel: (937) 865-7606

(Name, address, including zip code, and telephone number, including area code, of agent of service)

With copies to:

Mark Brod, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

Tel: (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon the satisfaction or waiver of all other conditions to the consummation of the merger described herein.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, nominal value 14 51/116p per share(1)	943,897,337(2)	N/A	$19,284,545,283(3)	$2,400,926

*	Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional ordinary shares of the registrant as may be issuable as a result of share splits, share dividends or similar transactions.
(1)	15,418,004 of the registrant’s ordinary shares, nominal value 14 51/116p per share (“RELX PLC Shares”), will initially be represented by American Depositary Shares of the registrant (“RELX PLC ADSs”), each of which represents one RELX PLC Share and may be evidenced by American Depositary Receipts and which will be issued in exchange for American Depositary Shares of RELX NV (“RELX NV ADSs”). Each RELX NV ADS represents one ordinary share, nominal value €0.07 per share, of RELX NV (each, a “RELX NV Share”). The remaining 928,479,333 RELX PLC Shares will be issued in exchange for 928,479,333 RELX NV Shares and will not be represented by RELX PLC ADSs. A separate registration statement on Form F-6 (File No. 333-197562) relating to the registration of RELX PLC ADSs has previously been filed with the Securities and Exchange Commission.
(2)	Represents the maximum number of the RELX PLC Shares estimated to be issued upon consummation of the merger described in the accompanying prospectus to holders of RELX NV Shares and RELX NV ADSs.
(3)	The proposed maximum aggregate offering price of the RELX PLC Shares was calculated in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (i) the product of (A) €16.365, the average of the high and low prices per RELX NV Share as reported on Euronext Amsterdam N.V. on February 15, 2018, converted into U.S. dollars based on an exchange rate of €1.00 = $1.2482, based on the noon buying rate of the Federal Reserve Board for the euro on February 15, 2018, and (B) 928,479,333 RELX NV Shares, plus (ii) the product of (A) $20.67, the average of the high and low prices per RELX NV ADS as reported on the New York Stock Exchange on February 15, 2018 and (B) 15,418,004 RELX NV ADSs.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is subject to completion or amendment. A registration statement relating to the securities described in this prospectus has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This prospectus is not an offer to sell or the solicitation of any offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction, in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED FEBRUARY 22, 2018

PRELIMINARY PROSPECTUS

On February 15, 2018, RELX PLC, incorporated under the law of England and Wales (“RELX PLC”), and RELX N.V., incorporated under the law of the Netherlands (“RELX NV”), announced that, subject to the approval of their respective shareholders, they intend to adopt the Common Draft Terms of Merger providing for a merger of these two holding company entities through a cross-border merger of RELX NV into RELX PLC (the “Merger” or the “Simplification”), with RELX PLC continuing as the surviving company.

Pursuant to a governing agreement entered into by and between RELX PLC and RELX NV on July 1, 2015 (the “Governing Agreement”), one ordinary share, nominal value 14 51/116p per share, of RELX PLC (a “RELX PLC Share”) confers an equivalent economic interest to one ordinary share, nominal value €0.07 per share, of RELX NV (a “RELX NV Share”). Accordingly, if the Simplification becomes effective pursuant to the Common Draft Terms of Merger on the date fixed by an order of the U.K. High Court (such date, the “Effective Date”), holders of RELX NV Shares (the “RELX NV Shareholders”) will receive one RELX PLC Share in exchange for each RELX NV Share held (such ratio, the “Exchange Ratio”) and become holders of RELX PLC Shares (the “RELX PLC Shareholders” and, together with RELX NV Shareholders, the “RELX Shareholders”). The Exchange Ratio is fixed and will not be adjusted for changes in the market value of RELX PLC Shares or RELX NV Shares. The Common Draft Terms of Merger also provides that holders of American Depositary Shares of RELX NV (each, a “RELX NV ADS” and such holders, the “RELX NV ADS holders”) will, on the Effective Date, receive one American Depositary Share of RELX PLC (each, a “RELX PLC ADS” and such holders, the “RELX PLC ADS holders”) in exchange for each RELX NV ADS held.

This prospectus relates to the RELX PLC Shares to be issued in the Simplification, including the RELX PLC Shares that will be represented by RELX PLC ADSs (the “New RELX PLC Shares”), to RELX NV Shareholders and RELX NV ADS holders in exchange for their RELX NV Shares and RELX NV ADSs, respectively.

The terms of the Simplification reflect the 1:1 equalisation ratio set out in the Governing Agreement, whereby one RELX PLC Share confers an equivalent economic interest to one RELX NV Share, and ensure that RELX NV Shareholders are offered New RELX PLC Shares that represent an equivalent economic interest in RELX Group as was represented by their existing RELX NV Shares.

If the Merger becomes effective, RELX NV Shareholders will receive one New RELX PLC Share in exchange for each RELX NV Share held on the Effective Date (excluding treasury shares held by RELX NV, which will cease to exist as a consequence of the Merger). Based on the estimated number of RELX PLC Shares and RELX NV Shares that will be outstanding immediately prior to the consummation of the Merger, RELX PLC estimates that, upon the consummation of the Merger, current RELX PLC Shareholders and RELX PLC ADS holders will, directly or indirectly, hold approximately 52.9% and former RELX NV Shareholders and RELX NV ADS holders will, directly or indirectly, hold approximately 47.1% of the outstanding ordinary shares of RELX PLC after the completion of the Merger. Based on the number of RELX NV Shares outstanding on February 20, 2018 (including the number of RELX NV Shares that are represented by RELX NV ADSs), RELX PLC will issue 943,897,337 New RELX PLC Shares (including RELX PLC Shares that will be represented by RELX PLC ADSs and RELX PLC Shares expected to be issued in respect of certain equity awards of RELX NV).

RELX PLC Shares currently trade on the London Stock Exchange under the symbol “REL,” and RELX PLC ADSs currently trade on the New York Stock Exchange under the symbol “RELX.” RELX NV Shares currently trade on Euronext Amsterdam N.V. (“Euronext Amsterdam”) under the symbol “REN,” and RELX NV ADSs currently trade on the New York Stock Exchange under the symbol “RENX.” On February 21, 2018, the last practicable date prior to the date of this prospectus, the closing price per RELX PLC Share on the London Stock Exchange and the closing price per RELX NV Share on Euronext Amsterdam were £15.225 and €17.25, respectively. On the same date, the closing prices on the New York Stock Exchange per RELX PLC ADS and RELX NV ADS were $21.04 and $21.02, respectively.

It is a condition to the consummation of the Merger that the U.K. Listing Authority (the “UKLA”) acknowledges that the New RELX PLC Shares will be admitted to listing on the premium segment of the Official List subject to certain conditions, that the London Stock Exchange acknowledges that the New RELX PLC Shares will be admitted to trading on the London Stock Exchange subject to certain conditions, that the Euronext Amsterdam agrees to admit the RELX PLC Shares for trading on Euronext Amsterdam and that the RELX PLC ADSs to be issued to the RELX NV ADS holders as part of the Simplification be approved for admission to the New York Stock Exchange. Upon the consummation of the Merger, the RELX NV Shares will be delisted from Euronext Amsterdam, and the RELX NV ADSs will be delisted from the New York Stock Exchange.

As a condition to the consummation of the Merger, RELX PLC Shareholders must, at the RELX PLC Shareholder Meetings to be held on                     , 2018, and RELX NV Shareholders must, at the extraordinary general meeting of RELX NV (the “RELX NV EGM”) to be held on                     , 2018, approve, among other proposals, the Common Draft Terms of Merger, in accordance with applicable U.K. and Dutch law to effect the cross-border merger of RELX NV into RELX PLC. Separate materials will be made available to RELX PLC Shareholders and RELX NV Shareholders in connection with their respective meetings in accordance with applicable U.K. and Dutch law. We are not asking you for a proxy and you are requested not to send us a proxy.

This prospectus describes the Simplification and other related matters. Please read this entire prospectus carefully, including the annexes and the information incorporated by reference in this prospectus. In particular, you should consider the section entitled “Risk Factors” beginning on page 8 of this prospectus.

Neither the U.S. Securities and Exchange Commission (referred to in this prospectus as the SEC) nor any state or foreign securities commission has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2018, and is first being mailed to RELX NV Shareholders and RELX NV ADS holders located in the United States on or about                     , 2018.

ADDITIONAL INFORMATION

This prospectus incorporates by reference important business and financial information about us contained in documents that we have filed with or furnished to the SEC. These documents have not been included in or delivered with this prospectus. You may obtain a copy of any filing RELX PLC and RELX NV have made with the SEC directly from the SEC. You may read and copy documents referred to in this prospectus that have been filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain more information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by SEC. The address of this site is http://www.sec.gov.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any filings referred to above (excluding exhibits unless those exhibits are specifically incorporated into the information that this prospectus incorporates), at no cost. See the section entitled “Where You Can Find More Information; Incorporation by Reference” for more details. In order to receive timely delivery of the documents, you should make your request to us no later than                     , 2018, in the case of RELX PLC Shareholders (which date is five business days before the date of the RELX PLC Shareholder Meetings) or no later than                     , 2018, in the case of RELX NV Shareholders (which date is five business days before the date of the RELX NV EGM).

ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement on Form F-4 filed with the SEC by RELX PLC and constitutes a prospectus of RELX PLC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to RELX PLC Shares (including RELX PLC Shares that will be represented by RELX PLC ADSs) to be issued in the Simplification to RELX NV Shareholders and RELX NV ADS holders in exchange for their RELX NV Shares and RELX NV ADSs, respectively. RELX PLC is mailing this prospectus to RELX NV Shareholders and RELX NV ADS holders located in the United States.

In addition, separate materials will be made available to RELX PLC Shareholders and RELX NV Shareholders in connection with their respective meetings in accordance with applicable U.K. and Dutch laws, including a circular with respect to the Simplification, including notices covering the RELX PLC Shareholder Meetings and the RELX NV EGM and a separate prospectus prepared in accordance with applicable U.K. and Dutch law in respect of the RELX PLC shares. Such materials will set forth the proposals on which RELX PLC Shareholders and RELX NV Shareholders will be asked to vote in connection with the Merger at their respective meetings.

You should rely only on the information contained in or incorporated by reference into this prospectus. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this prospectus. You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover page of this prospectus. You should not assume that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the incorporated document. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Neither the mailing of this prospectus to the RELX NV Shareholders and RELX NV ADS holders in the United States nor the issuance by RELX PLC of RELX PLC Shares or RELX PLC ADSs in the Merger will create any implication to the contrary.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation.

i

In this prospectus, references to U.S. dollars, $ and ¢ are to U.S. currency; references to pounds sterling, £, pence or p are to U.K. currency; references to euro and € are to the currency of the European Economic and Monetary Union.

RELX PLC and RELX NV are separate, publicly-held entities that jointly own RELX Group plc, which holds all of the Group’s operating businesses and financing activities. As used in this prospectus, the terms the “Group”, “RELX Group”, “RELX”, “we,” “our” or “us” refer collectively, to RELX PLC, RELX NV, RELX Group plc and its subsidiaries, associates and joint ventures. Under the Governing Agreement, one RELX PLC Share confers an equivalent economic interest to one RELX NV Share. Therefore, all shareholders can be regarded as having interests in a single economic entity. Accordingly, the Group forms a single reporting entity for the presentation of consolidated financial statements. The Group’s consolidated financial statements represent the interests of both sets of shareholders and are presented by both RELX PLC and RELX NV as their respective consolidated financial statements. The consolidated financial statements are prepared in accordance with accounting policies that are in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and as adopted by the European Union (“EU”).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, among others:

•	our financial condition;

•	our results of operations;

•	our competitive positions;

•	the features and functions of and markets for the products and services we offer; and

•	our business plans and strategies.

We consider any statements that are not historical facts to be “forward-looking statements.” These statements are based on the current expectations of the management of our businesses and are subject to risks and uncertainties that could cause actual results or outcomes to differ from those expressed in any forward-looking statement. These differences could be material; therefore, you should evaluate forward-looking statements in light of various important factors, including those set forth or incorporated by reference into this prospectus.

Important factors that could cause our actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

•	current and future economic, political and market forces;

•	changes in law and legal interpretation affecting our intellectual property rights and internet communications;

•	regulatory and other changes regarding the collection or use of third-party content and data;

•	changes to the levels or models of government funding for, or spending by academic institutions;

•	demand for our products and services;

•	competitive factors in the industries in which we operate;

•	ability to realize the future anticipated benefits of acquisitions;

•	significant failure or interruption of our systems;

•	compromises of our data security systems or other unauthorized access to our databases;

•	failure to comply with FTC Settlement Orders;

•	failure of third parties to whom we have outsourced business activities;

•	our ability to retain high-quality management;

•	changes in the market values of defined benefit pension scheme assets and in the market related assumptions used to value scheme liabilities;

•	changes in tax laws and uncertainty in their application;

•	exchange rate fluctuations;

•	adverse market conditions or downgrades to the credit ratings of our debt;

•	breaches of generally accepted ethical business standards or applicable laws;

•	our ability to manage our environmental impact;

•	failure to realize our assumptions regarding goodwill and indefinite lived intangible assets;

•	other factors discussed under the heading “Risk Factors—Risk Relating to the Merger” and “Risk Factors—Risks Relating to the Ownership of RELX PLC Shares and RELX PLC ADSs”; and

•	other risks referenced from time to time in the filings of RELX PLC and RELX NV with the SEC, including the risks described in Item 3 under the heading “Risk Factors” in our joint Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus.

The terms “estimate,” “project,” “plan,” “intend,” “expect,” “should,” “could,” “will,” “believe,” “trends” and similar expressions may indicate a forward-looking statement. Forward-looking statements are found at various places throughout information contained in or incorporated by reference into this prospectus.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. Except as may be required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this prospectus and the documents incorporated by reference into this prospectus and may not contain all the information that may be important to you. To understand the Merger and a more complete description of the transactions contemplated thereby, you should carefully read this entire prospectus, including the annexes, and the documents incorporated by reference into this prospectus. See “The Merger” and “Where You Can Find More Information; Incorporation by Reference” for more information.

The RELX Group

We are a global provider of information and analytics for professional and business customers across industries. We serve customers in more than 180 countries and have offices in about 40 countries. We employ approximately 31,000 people of whom almost half are in North America.

We operate in four major market segments: Scientific, Technical & Medical; Risk & Business Analytics; Legal; and Exhibitions.

•	Scientific, Technical & Medical is a global information and analytics business that helps institutions and professionals advance healthcare, open science, and improve performance for the benefit of humanity.

•	Risk & Business Analytics provides customers with solutions and decision tools that combine public and industry-specific content with advanced technology and analytics to assist them in evaluating and predicting risk and enhancing operational efficiency.

•	Legal is a leading global provider of legal, regulatory and business information and analytics that helps customers increase productivity, improve decision making and outcomes and advance the rule of law around the world.

•	Exhibitions is the world’s leading events business, enhancing the power of face-to-face through data and digital tools at over 500 events in 30 countries, attracting more than 7 million participants.

The principal executive offices of RELX PLC are located at 1-3 Strand, London WC2N 5JR, England (Tel: +011 44 20 7166 5500). The principal executive offices of RELX NV are located at Radarweg 29, 1043 NX, Amsterdam, the Netherlands (Tel: +011 31 20 485 2222). The principal executive offices of the RELX Group located in the United States is at 230 Park Avenue, New York, New York 10169 (Tel: +1 212 309 8100). Our internet address is www.relx.com. Information included or otherwise accessible through our website is not a part of, and is not incorporated by reference into, this prospectus.

The Simplification

General

On February 15, 2018, the Boards of RELX PLC and RELX NV announced a further simplification of RELX Group’s corporate structure to a single parent company. The Simplification will be implemented through a cross-border merger between RELX PLC and RELX NV, which will result in RELX PLC becoming the sole parent company of RELX Group. Subject to shareholder approval, RELX PLC and RELX NV will adopt the Common Draft Terms of Merger (the “Common Draft Terms of Merger”) providing for a cross-border merger of RELX NV into RELX PLC, with RELX PLC continuing as the surviving company.

If the Simplification becomes effective pursuant to the Common Draft Terms of Merger, on the Effective Date, the RELX NV Shareholders will receive one New RELX PLC Share in exchange for each RELX NV Share held and become RELX PLC Shareholders. This reflects the 1:1 equalisation ratio set out in the Governing Agreement, under which one RELX PLC Share confers an equivalent economic interest to one RELX NV Share. The Exchange Ratio is fixed and will not be adjusted for changes in the market value of RELX PLC Shares or RELX NV Shares. The Common Draft Terms of Merger also provides that RELX NV ADS holders will, on the Effective Date, receive one RELX PLC ADS in exchange for each RELX NV ADS held.

This prospectus relates to the RELX PLC Shares to be issued in the Simplification (including the RELX PLC Shares that will be represented by RELX PLC ADSs) to RELX NV Shareholders and RELX NV ADS holders in exchange for their RELX NV Shares and RELX NV ADSs, respectively.

If the Simplification becomes effective, RELX NV Shareholders will receive one RELX PLC Share in exchange for each RELX NV Share held on the Effective Date (excluding treasury shares held by RELX NV, which will cease to exist as a consequence of the Merger). Based on the estimated number of RELX PLC Shares and RELX NV Shares that will be outstanding immediately prior to the consummation of the Merger, RELX PLC estimates that, upon the consummation of the Merger, current RELX PLC Shareholders and RELX PLC ADS holders will, directly or indirectly, hold approximately 52.9% and former RELX NV Shareholders and RELX NV ADS holders will, directly or indirectly, hold approximately 47.1% of the outstanding ordinary shares of RELX PLC after the completion of the Merger. Based on the number of RELX NV Shares outstanding on February 20, 2018 (including the number of RELX NV Shares that are represented by RELX NV ADSs), RELX PLC will issue 943,897,337 RELX PLC Shares as part of the Merger (including RELX PLC Shares that will be represented by RELX PLC ADSs and RELX PLC Shares expected to be issued in respect of certain outstanding equity awards of RELX NV.

RELX NV Shareholders who vote against the Merger and who do not wish to hold RELX PLC Shares can make use of their Dutch statutory right to elect not to become a shareholder of RELX PLC and receive cash compensation instead, as provided for in section 2:333h, subsection (1) of the Dutch Civil Code (the “Withdrawal Mechanism”). If RELX NV ADS Holders wish to exercise their rights under the Withdrawal Mechanism, they must surrender their RELX NV ADSs, withdraw the underlying RELX NV Shares in accordance with the RELX NV deposit agreement, become the holders of such RELX NV Shares prior to the RELX NV EGM Record Date, vote against the Merger, and comply with the requirements that apply to RELX NV Shareholders that voted against the Merger. See “The Merger—Withdrawal Mechanism.” RELX NV ADS cancellation fees will apply and holders who so present RELX NV ADSs for cancellation will be asked to certify that they were holders as of the applicable RELX NV ADS record date and that they will not give voting instructions as to their RELX NV ADSs.

Background and Reasons for the Simplification

Since its creation in 1993 the dual parent holding company structure has been reviewed periodically by the Boards, and several measures have been taken to simplify the structure over that time, most recently in 2015. The evolution of the company and its environment since 2015 now makes it possible to implement the Simplification without changing the economic interests of the two parent companies’ shareholders, and the Boards believe that a move to a more conventional single parent company structure is a natural next step for RELX, removing complexity and increasing transparency.

Importantly the Simplification will not change the board governance of RELX Group, will not affect the number of shares held by RELX Shareholders or dilute their relative economic ownership interest in RELX Group. RELX Group, together with its subsidiaries, associates and joint ventures, will continue to operate its business in substantially the same manner as it is currently being conducted.

RELX PLC will continue to have a premium listing on the London Stock Exchange, and we will be applying for an additional listing of RELX PLC Shares on Euronext Amsterdam. RELX NV Shares will be delisted from Euronext Amsterdam. RELX PLC Shareholders, including former RELX NV Shareholders, will be able to trade on the London Stock Exchange or on Euronext Amsterdam. Existing RELX PLC ADSs will continue to be listed on the New York Stock Exchange. We intend to apply to list the RELX PLC ADSs, which will be issued to RELX NV ADS holders in the Merger, on the New York Stock Exchange.

The Boards believe that the Merger will bring two benefits:

•	Remove complexity

On completion of the Simplification, RELX NV will merge into RELX PLC resulting in a single economic and legal entity with one tax residency. The removal of the two parent holding company structure is expected to result in a simpler governance structure as there will only be one board, whereas under the previous structure each of RELX PLC and RELX NV has its own board (although the directors on those boards are the same). Furthermore it is expected that having a single company with one market capitalisation, one class of shares and a single tax residence will be more easily understood by investors and stock market analysts.

•	Increasing transparency

Historically, there has been a differential between the prices of the RELX NV Shares, which trade on Euronext Amsterdam, and the RELX PLC Shares, which trade on the London Stock Exchange. During the 6 months prior to the announcement of the Simplification, the differential ranged from a 3.9% RELX NV discount to a 0.7% premium. As of the close of business on February 21, 2018, the price of RELX NV Shares was equal to the price of the RELX PLC Shares when converted into pounds sterling at the prevailing exchange rate. The Simplification will eliminate the differential in share prices between RELX PLC and RELX NV, and the trading anomalies resulting therefrom.

The Simplification will create a single investment opportunity in RELX Group, while retaining the choice of trading on both the London Stock Exchange and Euronext Amsterdam. It is expected that RELX PLC Shares will be eligible for inclusion in the FTSE 100 index, the STOXX Europe 600 index and the AEX-Index. Over time, it is expected that the combined market capitalization will lead to improved visibility, enhanced liquidity and increased demand for the RELX PLC Shares.

Dividends to RELX PLC Shareholders and RELX NV Shareholders are, other than in special circumstances, currently equalised at the gross level. The exchange rate used for each dividend calculation as defined in the Governing Agreement is the average of the closing mid-point spot euro:sterling exchange rate for the five consecutive business days commencing with the tenth business day before the dividend determination date. This potentially results in diverging dividend growth rates that are also different to adjusted earnings per share growth.

Following the proposed Simplification, dividends will be declared in pounds sterling with an option to be paid in euros.

Key Terms and Structure of the Simplification

The Simplification will result in RELX PLC becoming the sole parent company of RELX Group. A diagrammatic representation of the effect of the Simplification is set out below. RELX NV Shareholders will receive one New RELX PLC Share in exchange for each RELX NV Share held.

The percentages noted above reflect the respective equity interests of RELX PLC and RELX NV in RELX Group. RELX PLC and RELX NV have equal voting rights in RELX Group plc.

The Merger is proposed to be effected by way of a cross-border merger, and will be carried out as a “merger by absorption” for the purposes of the U.K. Cross-Border Mergers Regulations and the Dutch Civil Code. It will result in RELX NV’s assets and liabilities being transferred by universal succession of title to RELX PLC and RELX NV being dissolved without going into liquidation, with RELX NV Shareholders receiving the New RELX PLC Shares as consideration for the Merger. Upon consummation of the Merger, all of the RELX NV Shares will cease to exist and each RELX NV Shareholder will cease to have any rights with respect to such RELX NV Shares.

After completion of the Simplification, RELX PLC will remain domiciled and tax resident in the United Kingdom, will continue to be admitted to the premium segment of the Official List of the UKLA, and will continue to apply the U.K. Corporate Governance Code and comply with the rules and regulations of the SEC applicable to foreign private issuers. The RELX PLC Shares (comprising, as of the Effective Date, the RELX PLC Shares in issue immediately prior to completion of the Simplification and the New RELX PLC Shares) will be traded on the London Stock Exchange’s main market for listed securities and quoted in pounds sterling.

The Simplification is expected to have minimal impact on RELX NV Shareholders and RELX NV ADS holders on a day to day basis. RELX NV Shareholders that hold their RELX NV Shares through the Euroclear Nederland depository will have replacement New RELX PLC Shares issued into the same depository. RELX PLC will be making an application for a listing in the Netherlands which will allow RELX Shareholders to trade these RELX PLC Shares on Euronext Amsterdam, where they will be quoted and traded in euros. Dividends on shares held through Euroclear Nederland will be paid in euros (unless a RELX Shareholder has elected to receive sterling dividends). Dividends on shares held through CREST will be paid in sterling (unless a shareholder has elected to receive euro dividends). We intend to apply to list the RELX PLC ADSs to be issued to RELX NV ADS holders in the Merger on the New York Stock Exchange, which will continue to receive dividends in U.S. dollars.

The Merger is subject to the conditions summarised below, including the approval of the Merger by the requisite majorities of RELX PLC Shareholders at the RELX PLC Shareholder Meetings and RELX NV Shareholders at the RELX NV EGM.

Information on the tax consequences arising out of the Simplification are set out in “Material U.S. Federal Income Tax Considerations,” “Material U.K. Tax Considerations” and “Material Dutch Tax Considerations.”

It is currently anticipated that the Simplification will become effective in the third quarter of 2018, although the Boards may decide to postpone or abandon the Simplification at any point prior to its completion, including after obtaining the approval by RELX Shareholders.

Conditions to the Merger

Completion of the Merger is subject to customary conditions for a transaction of this size and type including, among other things, the following:

•	the approval of the Merger by the requisite majority of RELX PLC Shareholders at the RELX PLC Court Meeting and the approval by the requisite majority of RELX PLC Shareholders of the RELX PLC resolutions at the RELX PLC General Meeting;

•	the approval of the New NV Articles at the RELX NV EGM;

•	the approval of the Merger by the requisite majority of RELX NV Shareholders at the RELX NV EGM;

•	the receipt of a declaration from the local district court in Amsterdam, the Netherlands, that no creditor has opposed the Merger pursuant to the Dutch Civil Code or, in case of any opposition pursuant to the Dutch Civil Code, a declaration that such opposition was withdrawn or discharged;

•	the U.K. High Court certifying that RELX PLC has complied with the pre-merger requirements under the U.K. Cross-Border Mergers Regulations;

•	a Dutch Notary selected by RELX NV issuing the pre-merger compliance certificate and delivering it to RELX NV, such certificate being the pre-merger scrutiny certificate pursuant to the Dutch Civil Code;

•	the U.K. High Court approving the completion of the cross-border merger;

•	a prospectus being issued by RELX PLC, approved by the UKLA as having been drawn up in accordance with the relevant provisions of Directive 2003/71/EC of the European Parliament and of the Council, and amendments thereto (including those resulting from Directive 2010/73/EU) (the “Prospectus Directive”) and duly passported to the Netherlands in respect of the listing and trading of the RELX PLC Shares (including the New RELX PLC Shares) on Euronext Amsterdam;

•	the UKLA having agreed to admit the New RELX PLC Shares to listing on the premium segment of the Official List and such agreement not having been withdrawn. Under U.K. regulatory practice, there is no formal step of the UKLA agreeing in advance to admit shares to listing and the formal agreement to admit shares to listing is only given at the time the dealing notice is published (which occurs simultaneously with such admission). However, RELX PLC and RELX NV have agreed that as between them and for the purposes of the Merger, this condition will be satisfied following an acknowledgement by the UKLA following its listing hearing that the New RELX PLC Shares will be admitted to listing subject to the fulfilment of certain conditions;

•	the London Stock Exchange having agreed to admit the New RELX PLC Shares to trading on the main market for listed securities and such agreement not having been withdrawn. Under U.K. regulatory practice, there is no formal step of the London Stock Exchange agreeing in advance to admit shares to trading and the formal agreement to admit shares to trading is only given at the time the dealing notice is published (which occurs simultaneously with Admission). However, RELX PLC and RELX NV have agreed that as between them and for the purposes of the Merger, this Condition will be satisfied following an acknowledgement by the London Stock Exchange, following its listing hearing, that the New RELX PLC Shares will be admitted to trading subject only to the Merger becoming effective and the New RELX PLC Shares being allotted;

•	Euronext Amsterdam N.V. having agreed to admit the RELX PLC Shares, including the New RELX PLC Shares to trading on Euronext Amsterdam and such agreement not having been withdrawn;

•	approval of the RELX PLC ADSs to be issued to RELX NV ADS holders in the Merger for listing on the New York Stock Exchange;

•	the conditions that are not otherwise identified above being satisfied or waived on or before the U.K. High Court sanctions the Merger; and

•	no law or order prohibiting the Merger being issued or filed by any competent U.S., European Union, Netherlands, or U.K. governmental authority.

Shareholder Approvals

The Merger and steps necessary or desirable for its implementation will require the approval of RELX PLC Shareholders at the meeting of RELX PLC Shareholders convened by the U.K. High Court pursuant to the U.K. Cross-Border Mergers Regulations (the “RELX PLC Court Meeting”) and the general meeting of RELX PLC Shareholders convened to approve certain resolutions in connection with the Simplification (the “RELX PLC General Meeting” and, together with the RELX PLC Court Meeting, the “RELX PLC Shareholder Meetings”), both of which will be held at                      on                 , 2018. The RELX PLC Court Meeting will start at                       on that date and the RELX PLC General Meeting at                 , or as soon thereafter as the RELX PLC Court Meeting is concluded or adjourned. At the RELX PLC Court Meeting, voting will be by poll and each member present in person or by proxy will be entitled to one vote for each RELX PLC Share held at the record time for the RELX PLC Court Meeting or the RELX PLC General Meeting or any adjournment thereof, which is at 6:00 p.m. (U.K. time) on the date that is two working days prior to the date thereof (as the case may be) (the “PLC Voting Record Time”). In order for the Merger to be approved at the RELX PLC Court Meeting, those voting to approve the Merger must represent a simple majority in number of those RELX PLC Shareholders present and voting in person or by proxy and not less than 75% in value of the RELX PLC Shares held by those RELX PLC Shareholders present and voting in person or by proxy.

The Merger and any steps necessary for its implementation, including amendments to the NV Articles, will require the approval of RELX NV Shareholders at the RELX NV EGM, which will be held at                      on             , 2018. In order to be validly approved, the amendments to the NV Articles and the Merger requires a majority (greater than 50%) of the votes cast in person or by proxy at the RELX NV EGM in favour of the resolution, if at least 50% of the issued share capital is represented (either in proxy or by person) at the meeting. If less than 50% of the issued share capital is represented at the RELX NV EGM, a majority of two-thirds of the votes cast is required to validly pass the resolution. The Merger will only be put to a vote if the proposal to amend the NV Articles has been adopted.

As of December 31, 2017, RELX PLC’s directors, executive officers and their affiliates held and were entitled to vote less than 1% of the shares entitled to vote at the RELX PLC Court Meeting. As of December 31, 2017, RELX NV’s directors, executive officers and their affiliates held and were entitled to vote less than 1% of the shares entitled to vote at the RELX NV EGM. See “The Merger—RELX PLC Shareholder Meetings” and “The Merger—RELX NV Shareholder Meeting.”

RELX PLC ADSs

For all RELX NV ADS holders who hold their RELX NV ADSs in book-entry form through their bank, broker or other DTC participant (referred to in this prospectus as “book-entry RELX NV ADS holders”), after the closing, the RELX NV ADSs will be exchanged for the same number of RELX PLC ADSs without the need to take any action. For all RELX NV ADS holders who hold their RELX NV ADSs in book-entry form directly on the books of the RELX NV ADS depositary (referred to in this prospectus as “registered book-entry RELX NV ADS holders”), after the closing, registered book-entry RELX NV ADS holders will be credited with the same number of RELX PLC ADSs without the need to take any action. For any RELX NV ADS holders that hold their RELX NV ADSs in physical certificated form (referred to in this prospectus as “registered RELX NV ADS holders”), after the closing, such registered RELX NV ADS holders will receive a letter of transmittal and election form with instructions on how and where to deliver the certificates representing their RELX NV ADSs in order to receive the RELX PLC ADSs to which they are entitled. RELX NV ADS holders will be able to exchange their RELX PLC ADSs for RELX PLC Shares in accordance with the terms of the RELX PLC deposit agreement, including the payment of any applicable fees and expenses, as amended from time to time. See “Description of RELX PLC American Depositary Shares.”

We intend to apply to list the RELX PLC ADSs, which will be issued to RELX NV ADS holders in the Merger, on the New York Stock Exchange. As a result of the Merger, RELX NV ADSs currently listed on the New York Stock Exchange will be delisted. See “Description of RELX PLC American Depositary Shares.”

For more information about the Simplification, see “The Merger.”

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information included in or incorporated by reference into this prospectus, including the matters described under the heading “Cautionary Statement Regarding Forward-Looking Statements” of this prospectus, and other risks referenced from time to time in the filings of RELX PLC and RELX NV with the SEC, including the risks described in Item 3 under the heading “Risk Factors” in our joint Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference into this prospectus. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Merger, and may have a material adverse effect on our business, results of operations or financial condition following the Merger.

Risks Relating to the Merger

We may choose to abandon the Merger or the Merger may not complete.

Completion of the Merger is subject to the satisfaction (or waiver) of a number of conditions which are set out in full in “The Merger—Merger Conditions” (including the approval of the Simplification by the RELX PLC Shareholders at the RELX PLC Shareholder Meetings and the RELX NV Shareholders at the RELX NV EGM). If RELX PLC Shareholders do not approve the Merger at the RELX PLC Shareholder Meetings and/or RELX NV Shareholders do not approve the Merger at the RELX NV EGM or the U.K. High Court does not approve completion of the Merger, the Merger will not complete.

It is currently anticipated that the Merger will become effective in the third quarter of 2018, although the Boards may decide to postpone or abandon the Merger at any point prior to its completion, including after obtaining the approval of RELX Shareholders. If the Merger does not complete, we may not realize the benefits we anticipate from the Merger. A failure to realize those benefits could have an adverse effect on our business, results of operations or financial condition.

Rights of RELX NV Shareholders will change as a result of the Merger.

The consummation of the Merger will change the governing law that applies to our RELX NV Shareholders from Dutch law (which applies to the RELX NV Shares) to the law of England and Wales (which applies to RELX PLC Shares). Many of the principal attributes of RELX NV Shares and RELX PLC Shares will be similar. However, if the Merger is consummated, your future rights as a shareholder under English company law will differ from your current rights as a shareholder under Dutch corporate law. In addition, RELX PLC’s articles of association (the “PLC Articles”) will differ from RELX NV’s articles of association (the “NV Articles”). See “Description of RELX PLC Share Capital” and “Comparison of Rights of Shareholders.” While an offering of Cash Compensation Funding Shares (as defined in “The Merger—Withdrawal Mechanism—Cash Compensation”) by RELX PLC would not result in shareholder dilution, such an offering could adversely affect the market price for RELX PLC Shares and the ability to sell RELX PLC Shares in the market.

The consummation of the Merger may trigger change of control or other provisions in certain agreements to which RELX PLC or RELX NV is a party.

RELX PLC and RELX NV are parties to certain agreements that give the counterparties to such agreements certain rights in connection with “change of control” transactions or otherwise. Counterparties to certain of these agreements, such as those relating to outstanding debt, may assert the view that the Merger constitutes a “change of control” or otherwise give rise to counterparty consent or termination rights. Counterparties could also seek modifications of their agreements or financial compensation as a condition to granting a waiver or consent under those agreements. In addition, the failure to obtain consent under one agreement may be a default under other agreements and thereby trigger rights of the counterparties to such other agreements, including termination rights where available. The exercise of consent, termination or other rights by such counterparties could prevent or delay the consummation of the Merger or may affect our operating results or financial condition.

We expect to incur transaction costs in connection with the Merger and the Merger may divert the attention of our management from our operating business during the period of implementation.

We expect to incur transaction costs in connection with the Merger, which have been and will continue to be expensed as incurred. These costs are not material to RELX PLC or RELX NV. A significant portion of these costs will be incurred regardless of whether the Merger is completed. We expect to incur costs and expenses, including professional fees, to comply with U.K. and Dutch corporate and other laws. In addition, we expect to incur attorneys’ fees, accountants’ fees, filing fees, mailing expenses, solicitation fees, transfer agent fees, ADS termination fees and financial printing expenses in connection with the Merger. The Merger also may negatively affect us by diverting attention of our management and employees from our operating businesses during the period of implementation.

Risks Relating to the Ownership of RELX PLC Shares and RELX PLC ADSs

U.S. investors may have difficulty enforcing civil liabilities against our company, our directors or members of senior management and the experts named in this prospectus.

A number of our directors and members of senior management, those of certain of our subsidiaries and the experts named in this prospectus are non-residents of the United States, and a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible to serve process on these persons or us in the United States or to enforce judgments obtained in U.S. courts against them or us based on civil liability provisions of the securities laws of the United States. Our English counsel has also advised us that there is doubt as to whether English courts would enforce certain civil liabilities under U.S. securities laws in original actions or judgments of U.S. courts based upon these civil liability provisions. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom. An award for monetary damages under the U.S. securities laws would be considered punitive if it does not seek to compensate the claimant for loss or damage suffered and is intended to punish the defendant. The enforceability of any judgment in the United Kingdom will depend on the particular facts of the case as well as the laws and treaties in effect at the time. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. See “Enforcement of Civil Liabilities.”

The market price of RELX PLC ADSs and dividends paid on the RELX PLC Shares underlying such RELX PLC ADSs may be materially adversely affected by fluctuations in the exchange rate for converting pounds sterling into U.S. dollars.

Fluctuations in the exchange rate for converting pounds sterling into U.S. dollars may affect the value of the RELX PLC ADSs and the RELX PLC Shares underlying such RELX PLC ADSs. Specifically, as the relative value of the pound sterling to the U.S. dollar declines, each of the following values will also decline (and vice versa):

•	the U.S. dollar equivalent of the pounds sterling trading price of RELX PLC Shares in the United Kingdom, which may consequently cause the market price of RELX PLC ADSs in the United States to also decline;

•	the U.S. dollar equivalent of the proceeds that RELX PLC ADS holders would receive upon the sale in the United Kingdom of any of the underlying RELX PLC Shares withdrawn from the depositary; and

•	the U.S. dollar equivalent of cash dividends paid in pound sterling on RELX PLC Shares represented by the RELX PLC ADSs.

Due to delays in notification to and by the depositary, RELX PLC ADS holders may not be able to give voting instructions to the depositary or to withdraw the underlying RELX PLC Shares to vote such shares in person or by proxy.

The depositary may not receive voting materials for RELX PLC Shares represented by RELX PLC ADSs in time to ensure that such RELX PLC ADS holders can either instruct the depositary to vote their underlying RELX PLC Shares or withdraw such RELX PLC Shares to vote them in person or by proxy. In addition, the depositary’s liability to RELX PLC ADS holders for failing to execute voting instructions, or for the manner in which voting instructions are executed, will be limited by the deposit agreement relating to the RELX PLC ADSs. As a result, RELX PLC ADS holders may not be able to exercise their rights to give voting instructions, or to vote in person or by proxy, and may not have any recourse against us or the depositary if their RELX PLC Shares cannot be voted or are not voted as they have requested.

We may decide to offer additional RELX PLC Shares in the future, diluting the interests of new RELX PLC Shareholders and potentially adversely affecting the market price of the New RELX PLC Shares

If we decide to offer additional RELX PLC Shares or other securities convertible into RELX PLC Shares in the future, this could dilute the interests of new RELX PLC Shareholders and/or have an adverse impact on the market price of the New RELX PLC Shares. An additional offering by RELX PLC, or the public perception that an offering may occur, could have an adverse impact on the market price of the New RELX PLC Shares.

There is no guarantee that dividends will continue to be paid on the New RELX PLC Shares

RELX PLC may determine not to pay dividends. If it determines that it will pay dividends, there can be no assurance that it will be able to pay dividends in the future. Under UK company law, a company can only pay cash dividends to the extent that it has distributable reserves and cash available for this purpose. As a holding company, RELX PLC’s ability to pay dividends in the future will be affected by a number of factors, including having sufficient distributable reserves and its ability to receive sufficient dividends from subsidiaries.

SELECTED HISTORICAL FINANCIAL DATA

The selected consolidated financial data for the Group should be read in conjunction with, and is qualified by, the consolidated financial statements for the Group which are incorporated by reference in this prospectus.

RELX PLC and RELX NV are separate, publicly-held entities. RELX PLC and RELX NV jointly own RELX Group plc which holds all of the Group’s operating businesses and financing activities. The directors have concluded that the Group forms a single reporting entity for the presentation of consolidated financial statements and, accordingly, the Group’s consolidated financial information represents the interests of both sets of shareholders and is presented by both RELX PLC and RELX NV as their respective consolidated financial statements.

The consolidated financial statements are prepared in accordance with accounting policies that are in conformity with IFRS as issued by the IASB and as adopted by the EU. The selected financial data for the Group (in pounds sterling) as at December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015 set out below has been extracted or derived from the audited consolidated financial statements incorporated herein by reference. The selected financial data for the Group as at December 31, 2015, 2014 and 2013 and for the years ended December 31, 2014 and 2013 set out below has been extracted or derived from our audited financial statements not incorporated herein by reference.

Consolidated Income Statement Data(1)

	For the year ended December 31,
	2017	2016	2015	2014	2013
	(in millions)
Amounts in accordance with IFRS:
Revenue	£7,355	£6,895	£5,971	£5,773	£6,035
Operating profit(2)	1,905	1,708	1,497	1,402	1,376
Net finance costs	(182)	(195)	(174)	(162)	(196)
Disposals and other non-operating items(3)	11	(40)	(11)	(11)	16
Profit before tax	1,734	1,473	1,312	1,229	1,196
Tax expense(4)	(67)	(304)	(298)	(269)	(81)
Net profit for the year	1,667	1,169	1,014	960	1,115
Net profit for the year attributable to non-controlling interests	(8)	(8)	(6)	(5)	(5)
Net profit attributable to RELX PLC and RELX NV shareholders	£1,659	£1,161	£1,008	£955	£1,110

Consolidated Statement of Financial Position Data(1)

	As at December 31,
	2017	2016	2015	2014	2013
	(in millions)
Amounts in accordance with IFRS:
Total assets	£12,283	£13,323	£11,185	£11,087	£10,495
Non-current borrowings	(4,208)	(3,684)	(3,278)	(3,149)	(2,633)
Net assets	2,374	2,358	2,178	2,137	2,423
Non-controlling interests	(21)	(38)	(34)	(31)	(33)
Shareholders’ equity	£2,353	£2,320	£2,144	£2,106	£2,390

(1)

The consolidated financial data is prepared in accordance with accounting policies that are in conformity with IFRS as issued by the IASB and as adopted by the EU. With the exception of earnings per share (EPS) as set out below, the statement of financial position figures for 2013 have been extracted or derived from the combined financial data for the year ended December 31, 2013, and December 31, 2014 not included herein. The consolidated financial data for the year ended December 31, 2013 is the same in all respects as the combined financial data previously reported, except for changes to the calculation of earnings per share set out below.
(2)	Operating profit is stated after charging £314 million in respect of amortisation of acquired intangible assets (2016: £346 million; 2015: £296 million; 2014: £286 million; 2013: £318 million); £56 million in respect of acquisition related costs (2016: £51 million; 2015: £35 million; 2014: £30 million; 2013: £43 million); and a £10 million expense in respect of taxation in joint ventures (2016: £10 million expense; 2015: £6 million credit; 2014: £21 million expense; 2013: £12 million expense) and includes finance income from joint ventures and associates of £1 million (2016: £1 million income).
(3)	Disposals and other non-operating items comprise a £6 million gain on disposal of businesses and assets held for sale (2016: £27 million loss; 2015: £8 million loss; 2014: £19 million loss; 2013: £11 million gain), no charge in respect of property provisions on disposed businesses (2016: nil; 2015: £11 million; 2014: nil; 2013: nil), and a £5 million gain relating to the revaluation of held for trading investments (2016: £13 million loss; 2015: £8 million gain; 2014: £8 million gain; 2013: £5 million gain).
(4)	Tax expense in 2017 includes a deferred tax credit on the alignment of business assets with their global management structure of nil (2016: nil; 2015: nil; 2014: nil; 2013: £221 million). It also includes an exceptional tax credit of £346 million (2016: nil; 2015: nil; 2014: nil; 2013: nil) from a deferred tax balance sheet adjustment arising from the U.S. Tax Cuts and Jobs Act.

Earnings, Dividends and Shareholder’s Equity Per Share

	For the year ended December 31,
	2017	2016	2015	2014	2013
	(in millions, except per share amounts)
Amounts in accordance with IFRS(1):
RELX PLC
Earnings per RELX PLC ordinary share	82.2p	56.3p	46.4p	43.0p	49.0p
Diluted earnings per RELX PLC ordinary share	81.5p	55.8p	46.0p	42.5p	48.3p
Dividends per RELX PLC ordinary share(2)	37.4p	32.55p	26.40p	24.95p	23.65p
Shareholder’s equity per RELX PLC ordinary share(3)	116.5p	112.5p	101.7p	97.8p	108.1p
Weighted average number of shares(4)	1,068.3	1,091.0	1,116.2	1,140.2	1,172.2

RELX NV(5)
Earnings per RELX NV share	82.2p	56.3p	49.4p	45.8p	51.6p
Diluted earnings per RELX NV share	81.5p	55.8p	48.9p	45.3p	51.0p
Dividends per RELX NV ordinary share(2)	€0.433	€0.410	€0.400	€0.383	€0.329
Shareholder’s equity per RELX NV ordinary share(3)	116.5p	112.5p	101.7p	97.8p	108.1p
Weighted average number of shares(4)	951.1	971.3	992.4	1,014.2	1,038.5

(1)	With effect from April 6, 2016, the U.K. government has abolished tax credits on dividends paid after this date, including the 2015 final dividend, which was paid in May 2016. As a result of the abolition of this tax credit, dividends and therefore earnings per share are equal for both RELX PLC and RELX NV in 2016 and 2017. In calculating earnings per share of the Group up until the end of 2015 (prior to the abolition of the tax credit), the earnings for each class of share were calculated on the basis that earnings are fully distributed. The Group’s usual practice is for only a portion of earnings to be distributed by way of dividends. Until the end of 2015, dividends paid to RELX PLC and RELX NV shareholders were, other than in special circumstances, equalised at the gross level inclusive of the prevailing U.K. tax credit available to certain RELX PLC shareholders. The allocation of earnings between the RELX PLC shares and the RELX NV shares reflected the differential in dividend payments declared as a result of the tax credit, with the balance of earnings assumed to be distributed as a capital distribution, in equal amounts per share. For further information on the calculation of EPS, please see note 11 to the consolidated financial statements incorporated herein by reference.

(2)	RELX PLC dividends paid in the year, in amounts per ordinary share, comprise a 2016 final dividend of 25.70p and 2017 interim dividend of 11.70p giving a total of 37.40p. The directors of RELX PLC have proposed a 2017 final dividend of 27.70p (2016: 25.70p; 2015: 22.30p; 2014: 19.00p; 2013: 17.95p), giving a total ordinary dividend in respect of the financial year of 39.40p (2016: 35.95p; 2015: 29.70p 2014: 26.00p; 2013: 24.60p). Translated at the December 31, 2017 noon buying rate of $1.35 per £1.00, dividends paid in the year amount to $0.51 per RELX PLC share and total ordinary dividends in respect of the financial year amount to $0.53 per RELX PLC share.

RELX NV dividends paid in the year, in amounts per ordinary share, comprise a 2016 final dividend of €0.301 and 2017 interim dividend of €0.132 giving a total of €0.433. The directors of RELX NV have proposed a 2017 final dividend of €0.316 (2016: €0.301; 2015: €0.288; 2014: €0.285; 2013: €0.243), giving a total ordinary dividend in respect of the financial year of €.0.448 (2016: €0.423; 2015: €0.403; 2014: €0.383; 2013: €0.329). Translated at the December 31, 2017 noon buying rate of $1.20 per €1.00, dividends paid in the year amount to $0.52 per RELX NV share and total ordinary dividends in respect of the financial year amount to $0.54 per RELX PLC share.

(3)	Represented shareholders’ equity of RELX Group, divided by the weighted average number of shares outstanding for the corresponding period of RELX PLC and RELX NV combined.
(4)	Weighted average number of shares excludes shares held in treasury and shares held by the Employee Benefit Trust.
(5)	RELX NV comparative amounts have been adjusted retrospectively for the bonus share issue declared on June 30, 2015.

Market Value of Securities

The following table sets forth the closing market prices per RELX PLC Share as reported by the London Stock Exchange, the closing market prices per RELX PLC ADS as reported by the New York Stock Exchange, the closing market prices per RELX NV Share as reported by Euronext Amsterdam, and the closing market prices per RELX NV ADS as reported by the New York Stock Exchange, each on an actual per share and per ADS (as applicable) basis on the following dates:

•	as of February 14, 2018 (the last trading day prior to the date of the public announcement of the Merger); and

•	as of , 2018 (the last practicable trading day prior to the date of this prospectus).

A separate presentation on an equivalent per share and per ADS basis is not required because of the Exchange Ratio of 1:1.

You are urged to obtain current market quotations for RELX PLC Shares, RELX PLC ADSs, RELX NV Shares and RELX NV ADSs before making your decision with respect to casting your vote at the applicable shareholder meetings.

The market price per share of RELX PLC Shares, RELX PLC ADSs, RELX NV Shares and RELX NV ADSs could change significantly. Because the Exchange Ratio will not be adjusted for changes in the market prices of RELX PLC Shares or RELX PLC ADSs between the date of this prospectus and the consummation of the Merger, the value of RELX PLC Shares or RELX PLC ADSs that RELX NV Shareholders will receive in the Merger will depend upon the market prices of RELX PLC Shares and RELX PLC ADSs on the Effective Date. As a result, changes in the prices of RELX PLC Shares or RELX PLC ADSs prior to the Effective Date will affect the value of RELX PLC Shares or RELX PLC ADSs that RELX NV Shareholders will receive in the Merger on the Effective Date, which value may vary significantly from the market value of the RELX PLC Shares or RELX PLC ADSs that RELX NV Shareholders would have received if the Merger were completed on the date of this prospectus or any other date.

	RELX PLC Shares	RELX PLC ADSs	RELX NV Shares	RELX NV ADSs
	London Stock Exchange (in pence)	New York Stock Exchange (in U.S. dollars)	Euronext Amsterdam (in euro)	New York Stock Exchange (in U.S. dollars)
February 14, 2018	1,465.5p	$20.80	€16.40	$20.60
, 2018	p	$	€	$

THE MERGER

General

On February 15, 2018, the Boards of RELX PLC and RELX NV announced a further simplification of RELX Group’s corporate structure to a single parent company. The Simplification will be implemented through a cross-border merger between RELX PLC and RELX NV, which will result in RELX PLC becoming the sole parent company of RELX Group. Subject to shareholder approval, RELX PLC and RELX NV will adopt the Common Draft Terms of Merger (the form of which is set out in Annex A hereto) providing for a cross-border merger of RELX NV into RELX PLC, with RELX PLC continuing as the surviving company.

If the Merger becomes effective pursuant to the Common Draft Terms of Merger, on the Effective Date, the RELX NV Shareholders will receive one New RELX PLC Share in exchange for each RELX NV Share held and become RELX PLC Shareholders. This reflects the 1:1 equalisation ratio set out in the Governing Agreement, under which one RELX PLC Share confers an equivalent economic interest to one RELX NV Share. The Exchange Ratio is fixed and will not be adjusted for changes in the market value of RELX PLC Shares or RELX NV Shares. The Common Draft Terms of Merger also provides that RELX NV ADS holders will, on the Effective Date, receive one RELX PLC ADS in exchange for each RELX NV ADS held.

If the Merger becomes effective, RELX NV Shareholders will receive one New RELX PLC Share in exchange for each RELX NV Share held on the Effective Date (excluding treasury shares held by RELX NV, which will cease to exist as a consequence of the Merger). Based on the estimated number of RELX PLC Shares and RELX NV Shares that will be outstanding immediately prior to the consummation of the Merger, RELX PLC estimates that, upon the consummation of the Merger, current RELX PLC Shareholders and RELX PLC ADS holders will, directly or indirectly, hold approximately 52.9% and former RELX NV Shareholders and RELX NV ADS holders will, directly or indirectly, hold approximately 47.1% of the outstanding ordinary shares of RELX PLC after the completion of the Merger. Based on the number of RELX NV Shares outstanding on February 20, 2018 (including the number of RELX NV Shares that are represented by RELX NV ADSs), RELX PLC will issue 943,897,337 RELX PLC Shares as part of the Merger (including RELX PLC Shares that will be represented by RELX PLC ADSs and RELX PLC Shares expected to be issued in respect of certain outstanding equity awards of RELX NV).

RELX NV Shareholders who vote against the Merger and who do not wish to hold RELX PLC Shares can make use of the Withdrawal Mechanism. If RELX NV ADS Holders wish to exercise their rights under the Withdrawal Mechanism, they must surrender their RELX NV ADSs, withdraw the underlying RELX NV Shares in accordance with the RELX NV deposit agreement, become the holders of such RELX NV Shares prior to the RELX NV EGM Record Date, vote against the Merger and comply with the requirements that apply to RELX NV Shareholders that voted against the Merger. See “—Withdrawal Mechanism.” RELX NV ADS cancellation fees will apply and holders who so present RELX NV ADSs for cancellation will be asked to certify that they were holders as of the applicable RELX NV ADS record date and that they will not give voting instructions as to their RELX NV ADSs.

The Merger will become effective on the date specified in the U.K. High Court Order, currently expected to be in the third quarter of 2018. The date the Merger becomes effective is referred to in this prospectus as the “Effective Date.”

Under the Common Draft Terms of Merger, no fractional RELX PLC Shares or RELX PLC ADSs will be issued. Instead, for entitlements to fractions of RELX PLC Shares held through book-entry positions, the intermediary of the respective holder will aggregate the fractional entitlements and sell the corresponding RELX PLC Shares on behalf of the holders who would otherwise be entitled to receive a fractional RELX PLC Share in the market for cash, and subsequently distribute the net cash proceeds to such holders proportionately to each such holder’s fractional entitlements. The terms and conditions of such sale (including, without limitation, with respect to the timing and method of such sale, the selection of the broker-dealer to execute the sale, the price at which such shares will be sold, the currency of the cash payment and the applicable exchange rate) and, to the extent applicable, any other transaction conducted by the intermediary, will be made in accordance with the contractual arrangements between each such holder and the intermediary.

Each RELX PLC Share or RELX PLC ADS issued in the Merger will be entitled to the same rights, preferences and privileges as other RELX PLC Shares or RELX PLC ADSs, as applicable, including dividend rights. See “—Dividends.”

For all RELX NV ADS holders who hold their RELX NV ADSs in book-entry form through their bank, broker or other DTC participant after the closing, the RELX NV ADSs will be exchanged for the same number of RELX PLC ADSs without the need to take any action. For all RELX NV ADS holders who hold their RELX NV ADSs in book-entry form directly on the books of the RELX NV ADS depositary after the closing, registered book-entry RELX NV ADS holders will be credited with the same number of RELX PLC ADSs without the need to take any action. For any RELX NV ADS holders that hold their RELX NV ADSs in physical certificated form after the closing, such registered RELX NV ADS holders will receive a letter of transmittal and election form with instructions on how and where to deliver the certificates representing their RELX NV ADSs in order to receive the RELX PLC ADSs to which they are entitled. RELX NV ADS holders will be able to exchange their RELX PLC ADSs for RELX PLC Shares in accordance with the terms of the RELX PLC deposit agreement, including the payment of any applicable fees and expenses, as amended from time to time. See “Description of RELX PLC American Depositary Shares.”

History of RELX Group

RELX NV was originally incorporated in 1880 and RELX PLC in 1903. In 1993, they combined their respective businesses by contributing them to two jointly owned companies. In 2015, the structure was simplified so that all of the businesses are now owned by one jointly owned company, RELX Group plc. RELX PLC, RELX NV and RELX Group plc (and its subsidiaries, associates and joint ventures) are together known as RELX Group.

Background and Reasons for the Merger

Since its creation in 1993 the dual parent holding company structure has been reviewed periodically by the Boards, and several measures have been taken to simplify the structure over that time, most recently in 2015. The evolution of the company and its environment since 2015 now makes it possible to implement the Merger without changing the economic interests of the two parent companies’ shareholders, and the Boards believe that a move to a more conventional single parent company structure is a natural next step for RELX, removing complexity and increasing transparency.

Importantly the Merger will not change the board governance of RELX Group, will not affect the number of shares held by RELX Shareholders or dilute their relative economic ownership interest in RELX Group. RELX Group, together with its subsidiaries, associates and joint ventures, will continue to operate its business in substantially the same manner as it is currently being conducted.

RELX PLC will continue to have a premium listing on the London Stock Exchange, and we will be applying for an additional listing of RELX PLC Shares on Euronext Amsterdam. RELX NV Shares will be delisted from Euronext Amsterdam. RELX PLC Shareholders, including former RELX NV Shareholders, will be able to trade on the London Stock Exchange or on Euronext Amsterdam. Existing RELX PLC ADSs will continue to be listed on the New York Stock Exchange. We intend to apply to list the RELX PLC ADSs that will be issued to RELX NV ADS holders in the Merger for trading on the New York Stock Exchange.

The Boards believe that the Merger will bring two benefits:

•	Remove complexity

On completion of the Merger, RELX NV will merge into RELX PLC resulting in a single economic and legal entity with one tax residency. The removal of the two parent holding company structure is expected to result in a simpler governance structure as there will only be one board, whereas under the previous structure each of RELX PLC and RELX NV has its own board (although the directors on those boards are the same). Furthermore it is expected that having a single company with one market capitalisation, one class of shares and a single tax residence will be more easily understood by investors and stock market analysts.

•	Increasing transparency

Historically, there has been a differential between the prices of the RELX NV Shares, which trade on Euronext Amsterdam, and the RELX PLC Shares, which trade on the London Stock Exchange. During the 6 months prior to the announcement of the Simplification, the differential ranged from a 3.9% RELX NV discount to a 0.7% premium. As of the close of business on February 21, 2018, the price of RELX NV Shares was equal to the price of the RELX PLC Shares when converted into pounds sterling at the prevailing exchange rate. The Simplification will eliminate the differential in share prices between RELX PLC and RELX NV, and the trading anomalies resulting therefrom.

The Simplification will create a single investment opportunity in RELX Group, while retaining the choice of trading on both the London Stock Exchange and Euronext Amsterdam. We expect that RELX PLC Shares will be eligible for inclusion in the FTSE 100 index, the STOXX Europe 600 index and the AEX-Index. Over time, it is expected that the combined market capitalization will lead to improved visibility, enhanced liquidity and increased demand for RELX PLC Shares.

Dividends to RELX PLC Shareholders and RELX NV Shareholders are, other than in special circumstances, currently equalised at the gross level. The exchange rate used for each dividend calculation as defined in the Governing Agreement is the average of the closing mid-point spot euro:sterling exchange rate for the five consecutive business days commencing with the tenth business day before the dividend determination date. This potentially results in diverging dividend growth rates that are also different to adjusted earnings per share growth.

Following the proposed Simplification, dividends will be declared in pounds sterling with an option to be paid in euros.

Dividends

Final Dividend

Prior to completion of the Merger, subject to the approval of RELX PLC Shareholders at the 2018 RELX PLC annual general meeting, RELX PLC intends to declare and pay a final dividend of 27.7p per RELX PLC Share for the financial year ended December 31, 2017. If approved by RELX PLC Shareholders, the dividend will be paid on or around May 22, 2018 to all RELX PLC Shareholders on the register of members at the close of business on April 27, 2018.

Prior to completion of the Merger, subject to the approval of RELX NV Shareholders at the 2018 RELX NV annual general meeting, RELX NV intends to declare and pay a final dividend of €0.316 per RELX NV Share for the financial year ended December 31, 2017. If approved by RELX NV Shareholders, the dividend will be paid on or around May 22, 2018 to all RELX NV Shareholders on the register of members at the close of business on April 27, 2018.

Interim Dividend

Prior to completion of the Merger, each of RELX PLC and RELX NV intends to declare and pay an interim dividend to RELX PLC Shareholders and RELX NV Shareholders, respectively, in the normal manner. If declared, the interim dividend will be paid to RELX PLC Shareholders and RELX NV Shareholders as determined by the respective boards.

Dividend Policy

Dividends to RELX PLC and RELX NV shareholders are, other than in special circumstances, equalised at the gross level. Until April 6, 2016, this included the then prevailing U.K. attributable tax credit of 10% available to certain RELX PLC shareholders. The U.K. government abolished these dividend tax credits with effect from April 6, 2016, so that dividends paid after this date are the same for both RELX PLC and RELX NV. As a result of this change, reported earnings per share also have the same value for each RELX PLC Share and RELX NV Share from 2016. The exchange rate used for each dividend calculation as defined in the RELX Group governing agreement is the average of the closing mid-point spot euro:sterling exchange rate for the five consecutive business days commencing with the tenth business day before the dividend determination date. The Boards of RELX PLC and RELX NV have adopted dividend policies in recent years in respect of their equalised dividends that, subject to currency considerations, more closely align dividend growth with growth in adjusted earnings per share, consistent with the dividend normally being covered over the longer term at least two times by adjusted earnings per share (i.e. before the amortisation of acquired intangible assets, acquisition related costs, net financing charge on defined benefit pension schemes, disposal gains and losses and other non-operating items, related tax effects, other deferred tax credits from intangible assets and exceptional tax credits). The current dividend policy is not expected to change in connection with the Merger.

Currency of Dividends

Following the proposed Simplification, dividends will be declared in pounds sterling, with an option to be paid in euros based on the exchange rate at the time of payment. Dividend payments, including those made in euros, will not be subject to withholding tax under current legislation.

Following the Effective Date, all former RELX NV Shareholders will be deemed to have made such an election in respect of the New RELX PLC Shares and will receive their dividends in euros, unless they notify otherwise. Holders of RELX PLC ADSs (including the RELX PLC ADSs issued in connection with the Simplification) will receive payment in U.S. dollars and will not be able to elect to receive dividends in any other currency. Information on the tax treatment of dividends is set out in “Material U.S. Federal Income Tax Considerations,” “Material U.K. Tax Considerations” and “Material Dutch Tax Considerations.”

The Merger

There are several principal steps to effect the Merger:

•	RELX PLC Shareholders will meet and vote at the RELX PLC Court Meeting and the RELX PLC General Meeting.

•	RELX NV Shareholders will meet and vote at the RELX NV EGM.

•	The U.K. High Court will hold a hearing to certify that pre-merger steps have been completed by RELX PLC and the Dutch Notary will certify that pre-merger steps have been completed by RELX NV.

•	If the Merger is approved by the requisite vote of the RELX PLC Shareholders and RELX NV Shareholders and the other closing conditions are satisfied, the Merger will be effected, which is currently expected to be in the third quarter of 2018.

•	The listing of RELX NV Shares on Euronext Amsterdam will be cancelled and the RELX PLC Shares will be admitted for listing on the London Stock Exchange and Euronext Amsterdam.

As a result of the Merger:

•	all assets and liabilities of RELX NV will transfer by universal succession of title to RELX PLC;

•	RELX NV will cease to exist and be dissolved without liquidation;

•	each RELX NV Shareholder will receive, as consideration in the Merger, one RELX PLC Share in exchange for each RELX NV Share held on the Effective Date (excluding treasury shares held by RELX NV); and

•	each RELX NV ADS holder will receive, as consideration in the Merger, one RELX PLC ADS in exchange for each RELX NV ADS held immediately prior to the Effective Date.

Merger Consideration

The Exchange Ratio to be applied in the Merger will be 1:1. As a result thereof, upon the Merger taking effect, by virtue of such Merger and without any further action on the part of RELX PLC or any RELX NV Shareholder or RELX NV ADS holder, a RELX NV Shareholder will receive one RELX PLC Share in exchange for each RELX NV Share they hold and a RELX NV ADS holder will receive one RELX PLC ADS in exchange for each RELX NV ADS they hold.

Common Draft Terms of Merger

The Boards intend to adopt the Common Draft Terms of Merger which sets out the terms and conditions of the Merger in accordance with the Dutch Civil Code (for Dutch law purposes) and the U.K. Cross-Border Mergers Regulations (for English law purposes). The Common Draft Terms of Merger will be filed with the U.K. Registrar of Companies not less than two months before the date of the RELX PLC Court Meeting and will be communicated to the public in the United Kingdom through a notice by the U.K. Registrar of Companies in the London Gazette at least one month before the date of such RELX PLC Court Meeting. For Dutch law purposes, the Common Draft Terms of Merger will be filed with the Dutch Trade Register and at the offices of RELX PLC and RELX NV, and communicated to the public in the Netherlands through a notice in a nationally distributed newspaper and a notice in the Dutch State Gazette (Staatscourant).

Directors’ Reports

Simultaneously with the approval of the Common Draft Terms of Merger, the Boards expect to prepare and adopt Directors’ Reports prepared in accordance with the U.K. Cross-Border Mergers Regulations and the Dutch Civil Code.

Independent Experts’ Reports

The independent expert appointed by the Board of RELX PLC and the independent expert appointed by the Board of RELX NV will prepare and deliver to the Boards their respective reports on the cross-border merger as required under the U.K. Cross-Border Mergers Regulations and the Dutch Civil Code. Both Independent Experts’ Reports will include a statement confirming the reasonableness of the Exchange Ratio to be applied in the cross-border merger, and in relation to the RELX NV Independent Experts’ Report prepared in accordance with the Dutch Civil Code, will assess the amount of shareholders’ equity of RELX NV being at least equal to the nominal paid-up amount of the aggregate number of shares in RELX PLC to be acquired by RELX NV Shareholders under the Merger, increased by the aggregate amount of the Cash Compensation that Withdrawing Shareholders may claim pursuant to the Dutch Civil Code.

Merger Conditions

Completion of the Merger is subject to customary conditions for a transaction of this size and type including, among other things, the following:

•	the approval of the Merger by the requisite majority of RELX PLC Shareholders at the RELX PLC Court Meeting and the approval by the requisite majority of RELX PLC Shareholders of the RELX PLC resolutions at the RELX PLC General Meeting;

•	the approval of the New NV Articles at the RELX NV EGM;

•	the approval of the Merger by the requisite majority of RELX NV Shareholders at the RELX NV EGM;

•	the receipt of a declaration from the local district court in Amsterdam, the Netherlands, that no creditor has opposed the Merger pursuant to the Dutch Civil Code or, in case of any opposition pursuant to the Dutch Civil Code, a declaration that such opposition was withdrawn or discharged;

•	the U.K. High Court certifying that RELX PLC has complied with the pre-merger requirements under the U.K. Cross-Border Mergers Regulations;

•	a Dutch Notary selected by RELX NV issuing the pre-merger compliance certificate and delivering it to RELX NV, such certificate being the pre-merger scrutiny certificate pursuant to the Dutch Civil Code;

•	the U.K. High Court approving the completion of the cross-border Merger;

•	a prospectus being issued by RELX PLC, approved by the UKLA as having been drawn up in accordance with the relevant provisions of the Prospectus Directive and duly passported to the Netherlands in respect of the listing and trading of the RELX PLC Shares (including the New RELX PLC Shares) on Euronext Amsterdam;

•	the UKLA having agreed to admit the New RELX PLC Shares to listing on the premium segment of the Official List and such agreement not having been withdrawn. Under U.K. regulatory practice, there is no formal step of the UKLA agreeing in advance to admit shares to listing and the formal agreement to admit shares to listing is only given at the time the dealing notice is published (which occurs simultaneously with such admission). However, RELX PLC and RELX NV have agreed that as between them and for the purposes of the Merger, this condition will be satisfied following an acknowledgement by the UKLA following its listing hearing that the New RELX PLC Shares will be admitted to listing subject to the fulfilment of certain conditions;

•	the London Stock Exchange having agreed to admit the New RELX PLC Shares to trading on the main market for listed securities and such agreement not having been withdrawn. Under U.K. regulatory practice, there is no formal step of the London Stock Exchange agreeing in advance to admit shares to trading and the formal agreement to admit shares to trading is only given at the time the dealing notice is published (which occurs simultaneously with such admission). However, RELX PLC and RELX NV have agreed that as between them and for the purposes of the Merger, this Condition will be satisfied following an acknowledgement by the London Stock Exchange, following its listing hearing, that the New RELX PLC Shares will be admitted to trading subject only to the Merger becoming effective and the New RELX PLC Shares being allotted;

•	Euronext Amsterdam N.V. having agreed to admit the RELX PLC Shares, including the New RELX PLC Shares to trading on Euronext Amsterdam and such agreement not having been withdrawn;

•	approval of the RELX PLC ADSs to be issued to RELX NV ADS holders in the Merger for listing on the New York Stock Exchange;

•	the conditions that are not otherwise identified above being satisfied or waived on or before the U.K. High Court sanctions the Merger; and

•	no law or order prohibiting the Merger being issued or filed by any competent U.S., European Union, Netherlands, or U.K. governmental authority.

Withdrawal Mechanism

General

If the Merger is approved by RELX NV Shareholders at the RELX NV EGM, a withdrawal mechanism in accordance with section 2:333h, subsection (1) of the Dutch Civil Code will be provided for those RELX NV Shareholders who have voted against the Merger and who do not wish to hold RELX PLC Shares (the “Withdrawal Mechanism”). Such RELX NV Shareholders (each, a “Withdrawing Shareholder”) may file a request for compensation with RELX NV (the “Withdrawal Application”) in accordance with the Dutch Civil Code within a period of one month beginning on the day after the RELX NV EGM (the “Withdrawal Period”).

A RELX NV Shareholder who has voted in favour of the proposal to enter into the Merger at the RELX NV EGM, abstained from voting, or was not present or represented at the RELX NV EGM, does not have any rights under the Withdrawal Mechanism.

A Withdrawing Shareholder can make use of the Withdrawal Mechanism only in respect of the RELX NV Shares that such Withdrawing Shareholder: (i) held at the record date for the RELX NV EGM, which is expected to be the 28th day prior to the date of RELX NV EGM (the “RELX NV EGM Record Date”) and in respect of which such Withdrawing Shareholder voted against the Merger; and (ii) still holds at the time of the Withdrawal Application. If such RELX NV Shares are held by the Withdrawing Shareholder in an account with an intermediary, the legal title to those RELX NV Shares must be delivered from the giro depot as referred to in the act on giro transfers of securities (Wet giraal effectenverkeer) (the “Giro Act”) in accordance with the Withdrawal Application Form for the Withdrawal Mechanism to be available. Upon delivery (uitlevering) of the RELX NV Shares from the giro depot, and for so long as the RELX NV Shares are held directly on RELX NV’s shareholders’ register, they cannot be traded on any trading venue.

In anticipation of the Merger, the Board of RELX NV intends to propose the amendment of the NV Articles to include: (i) a formula under which the amount of compensation payable to Withdrawing Shareholders who elect to exercise their rights under the Withdrawal Mechanism can be established objectively; and (ii) provisions under which the Board of RELX NV may decide to convert each RELX NV Exit Share into an ordinary B share, with a nominal value of €0.07, of RELX NV (the “RELX NV Ordinary B Shares”) carrying the same rights as a RELX NV Share. It is expected that the Board of RELX NV will decide to do so immediately prior to the Effective Date in order to facilitate the implementation of the Withdrawal Mechanism. Upon the Effective Date, the RELX NV Ordinary B Shares will cease to exist as a consequence of the Simplification taking effect. The amended articles of RELX NV are referred to herein as the “New NV Articles.”

RELX NV Shareholders should note that: (i) once the Withdrawal Period has ended, any Withdrawal Application will be irrevocable; and (ii) following the submission of a Withdrawal Application Form, the Withdrawing Shareholders will not be allowed to transfer or dispose of the RELX NV Shares for which they have duly exercised their rights under the Withdrawal Mechanism (the “RELX NV Exit Shares”) in any manner.

If RELX NV ADS Holders wish to exercise their rights under the Withdrawal Mechanism, they must surrender their RELX NV ADSs, withdraw the underlying RELX NV Shares in accordance with the RELX NV deposit agreement, become the holders of such RELX NV Shares prior to the RELX NV EGM Record Date, vote against the Merger and comply with the requirements that apply to RELX NV Shareholders that voted against the Merger. RELX NV ADS cancellation fees will apply and holders who so present RELX NV ADSs for cancellation will be asked to certify that they were holders as of the applicable RELX NV ADS record date and that they will not give voting instructions as to their RELX NV ADSs.

Cash Compensation

Upon the Effective Date, a Withdrawing Shareholder will not receive New RELX PLC Shares. Instead the Withdrawing Shareholder will receive Cash Compensation for the RELX NV Exit Shares.

The Cash Compensation per RELX NV Exit Share to be received by a Withdrawing Shareholder will be determined in accordance with the formula proposed to be included in the New NV Articles (the “Formula”).

The amount of the Cash Compensation per RELX NV Exit Share will depend on the total aggregate number of RELX NV Shares in respect of which RELX NV Shareholders submit Withdrawal Applications and will be determined on the following basis:

•	if the aggregate number of RELX NV Exit Shares represents 1% or less of the issued and outstanding share capital of RELX NV on the last day of the Withdrawal Period, the volume weighted average price (“VWAP”) of a RELX PLC share for the five trading day period ending on the Effective Date; or

•	if the aggregate number of RELX NV Exit Shares represents more than 1% of the issued and outstanding share capital of RELX NV on the last day of the Withdrawal Period, the cash proceeds realized by RELX PLC from an offering of a number of newly issued RELX PLC shares (the “Cash Compensation Funding Shares”) equal to the aggregate number of RELX NV Exit Shares (the “Share Offering Formula”).

After the expiry of the Withdrawal Period, the Boards will jointly determine the number of Withdrawing Shareholders and the aggregate number of RELX NV Exit Shares on the basis of the Withdrawal Applications received.

If the Cash Compensation per RELX NV Exit Share is to be determined in accordance with the Share Offering Formula, RELX PLC will offer and sell the Cash Compensation Funding Shares (the “Offering”) during the period between the end of the Withdrawal Period and the Effective Date. RELX PLC will issue the Cash Compensation Funding Shares to the persons who have agreed to subscribe for them pursuant to the Offering after the Effective Date. After the Withdrawal Period has ended, the RELX PLC Board will determine whether such Offering will take place by means of an accelerated book build, private placement or other alternative sale arrangement. Following the Offering, and prior to the Effective Date, the Cash Compensation per RELX NV Exit Share will be determined by the Boards by dividing the proceeds of the Offering by the total number of RELX NV Exit Shares.

Any Cash Compensation will be paid by RELX PLC within ten Business Days following the Effective Date, net of any tax that is required to be withheld by law.

Continuity for RELX NV Shareholders and RELX NV ADS Holders

The Merger is expected to have minimal impact on RELX NV Shareholders and RELX NV ADS holders on a day to day basis. RELX NV Shareholders that hold their RELX NV Shares through the Euroclear Nederland depository will have replacement New RELX PLC Shares issued into the same depository. RELX PLC will be making an application for a listing in the Netherlands which will allow RELX Shareholders to trade these RELX PLC Shares on Euronext Amsterdam, where they will be quoted and traded in euros. Dividends on shares held through Euroclear Nederland will be paid in euros (unless a RELX Shareholder has elected to receive sterling dividends). Dividends on shares held through CREST will be paid in sterling (unless a shareholder has elected to receive euro dividends). We intend to apply to list the RELX PLC ADSs to be issued to RELX NV ADS holders in the Merger for trading on the New York Stock Exchange. RELX PLC ADSs will continue to receive dividends in U.S. dollars.

RELX PLC Shareholder Meetings

The Merger and steps necessary or desirable for its implementation will require the approval of RELX PLC Shareholders at the RELX PLC Court Meeting and the separate RELX PLC General Meeting, both of which will

be held at                          on                 , 2018. The RELX PLC Court Meeting will start at                          on that date and the RELX PLC General Meeting at                         , or as soon thereafter as the RELX PLC Court Meeting is concluded or adjourned.

RELX PLC Court Meeting

The RELX PLC Court Meeting will be held with the consent of the U.K. High Court for the purpose of enabling RELX PLC Shareholders to consider and, if thought fit, approve the Merger in accordance with the U.K. Cross-Border Mergers Regulations. The U.K. Cross-Border Mergers Regulations requires that RELX PLC carry out a number of steps in order for the U.K. High Court to be able to grant an order certifying that RELX PLC has properly completed the pre-merger acts and formalities for the Merger in accordance with such regulation. One of those steps is that the Merger must be approved by the requisite majorities at the RELX PLC Court Meeting.

At the RELX PLC Court Meeting, voting will be by poll and each member present in person or by proxy will be entitled to one vote for each RELX PLC Share held at the PLC Voting Record Time. In order for the Merger to be approved at the RELX PLC Court Meeting, those voting to approve the Merger must:

•	represent a simple majority in number of those RELX PLC Shareholders present and voting in person or by proxy; and

•	represent not less than 75% in value of the RELX PLC Shares held by those RELX PLC Shareholders present and voting in person or by proxy.

As of December 31, 2017, RELX PLC’s directors, executive officers and their affiliates held and were entitled to vote less than 1% of the shares entitled to vote at the RELX PLC Court Meeting.

RELX PLC General Meeting

The RELX PLC General Meeting has been convened for the same date and at the same location as the RELX PLC Court Meeting and will be held immediately after the RELX PLC Court Meeting to consider and, if thought fit, pass the RELX PLC resolutions, among others, described below:

•	that the Common Draft Terms of Merger adopted by the Board of RELX PLC on , 2018 be approved, and the Directors be authorised to implement the Merger in accordance with their terms; and

•	the directors be given the authority to allot the New RELX PLC Shares in connection with the Merger.

RELX NV Shareholder Meeting

The Merger and any steps necessary for its implementation, including amendments to the NV Articles, will require the approval of RELX NV Shareholders at the RELX NV EGM, which will be held at                          on                 , 2018.

All RELX NV Shareholders whose names appear on RELX NV’s register of shareholders or the sub-register of such intermediary on the RELX NV EGM Record Date will be entitled to attend, speak and vote at the RELX NV EGM, and any adjournments thereof, in respect of the number of the RELX NV Shares registered in their name at the relevant time. The RELX NV EGM has been convened to consider and, if thought fit, pass the RELX NV resolutions that, among others, the Merger be approved, pursuant to the Common Draft Terms of Merger.

In order to be validly approved, the amendments to the NV Articles and the Merger requires a majority (greater than 50%) of the votes cast in person or by proxy at the RELX NV EGM in favour of the resolution, if at least 50% of the issued share capital is represented (either in proxy or by person) at the meeting. If less than 50% of the issued share capital is represented at the RELX NV EGM, a majority of two-thirds of the votes cast is required to validly pass the resolution. The Merger will only be put to a vote if the proposal to amend the NV Articles has been adopted.

As of December 31, 2017, RELX NV’s directors, executive officers and their affiliates held and were entitled to vote less than 1% of the shares entitled to vote at the RELX NV EGM.

New Issue of RELX PLC Shares

On the Effective Date, subject to any Cash Compensation Funding Shares being issued under the Withdrawal Mechanism, RELX PLC will allot and issue the New RELX PLC Shares to RELX NV Shareholders on the basis of the Exchange Ratio (which is one New RELX PLC Share in exchange for each existing RELX NV Share). The New RELX PLC Shares may be held in certificated or uncertificated form and will be issued to RELX NV Shareholders credited as fully paid and will rank pari passu in all respects with the RELX PLC Shares in issue at the time the New RELX PLC Shares are issued pursuant to the Merger, including the right to receive and retain dividends and other distributions declared, made or paid by reference to a record date falling after the Effective Date.

During the period between the end of the Withdrawal Period and the Effective Date, if the amount of the Cash Compensation per RELX NV Exit Share is to be determined on the basis of the Share Offering Formula, RELX PLC will allot and issue the Cash Compensation Funding Shares in connection with the Offering. The Boards will determine whether such Offering will take place by means of an accelerated book build, private placement or other alternative sale arrangement.

Treasury Shares

As of December 31, 2017, RELX NV held approximately 52.6 million treasury shares. Any treasury shares held by RELX NV will cease to exist as part of the Merger, which will have the effect of decreasing the total number of the New RELX PLC Shares issued after the Merger as compared to the number of the RELX NV Shares issued before the Merger.

Listing of the New RELX PLC Shares on the London Stock Exchange

Applications will be made to: (i) the U.K. Financial Conduct Authority for the New RELX PLC Shares to be admitted to the premium listing segment of the Official List; (ii) the London Stock Exchange for the New RELX PLC Shares to be admitted to trading on its main market for listed securities; and (iii) Euronext Amsterdam N.V for the RELX PLC Shares, including the New RELX PLC Shares, to be admitted to listing and trading on Euronext Amsterdam.

It is expected that Admission will become effective and that dealings for normal settlement in the New RELX PLC Shares will commence shortly following the Effective Date in accordance with the approval of the U.K. High Court. In connection with the Admission of the New RELX PLC Shares to the premium segment of the Official List of the UKLA and the Admission to trading of the RELX PLC Shares (including the New RELX PLC Shares) on Euronext Amsterdam, RELX PLC intends to publish a prospectus which will be made available on RELX Group’s website (www.relx.com). As a result of the Exchange Ratio, no fractional RELX PLC Shares will be issued.

Shareholders outside the United States, the United Kingdom and the Netherlands

If, in respect of any holder of RELX PLC Shares and/or RELX NV Shares who is a citizen, resident or national of any jurisdiction outside the U.K., the Netherlands or the United States holding on behalf of a person who is a citizen, resident or national of any jurisdiction outside the U.K., the Netherlands or the United States (an “Overseas Shareholder”) (or any person whom RELX PLC or RELX NV reasonably believes to be an Overseas Shareholder), RELX PLC and/or RELX NV is advised that the allotment and/or the issue of the New RELX PLC Shares pursuant to the Merger would or might infringe the laws of any jurisdiction outside the United Kingdom, the Netherlands or the United States or would or might require RELX PLC and/or RELX NV to obtain any governmental or other consent or effect any registration, filing or other formality with which RELX PLC and/or RELX NV is unable to comply or compliance with which RELX PLC and/or RELX NV regards as unduly onerous or, in either case, RELX PLC and/or RELX NV considers that to determine the same is not possible or is a matter which RELX PLC and/or RELX NV regards as unduly onerous or disproportionate given the number of RELX NV Shareholders resident or domiciled in that jurisdiction, then RELX PLC and RELX NV reserve the right to procure that on the Effective Date, the RELX NV Shares which are held by any such Overseas Shareholders will be transferred to a nominee resident in the United Kingdom, the Netherlands or the United States for the benefit of such Overseas Shareholders so that, upon the Merger becoming effective, such nominee will receive the New RELX PLC Shares on behalf of such Overseas Shareholders on the basis of the Exchange Ratio and on terms that such New RELX PLC Shares will be sold by such nominee on behalf of each such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the proceeds of such sale will (after the deduction of all expenses and commissions but without any deduction for amounts in respect of value added tax (if any) or stamp duty which, in either case, is payable in respect of sale by the purchaser of such New RELX PLC Shares) be paid to such Overseas Shareholder. None of RELX PLC, RELX NV, any such nominee or any broker or agent of any of them will have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale.

Euronext Amsterdam Listing

Prior to completion of the Merger, RELX NV will apply to Euronext Amsterdam N.V. for the listing of the RELX NV Shares on Euronext Amsterdam to be cancelled. Any trades in the RELX NV Shares made in the two Business Days preceding the Effective Date will, as a result of the Merger taking effect and the RELX NV Shares ceasing to exist prior to the settlement of such trades, be settled by the delivery of RELX PLC Shares.

At completion of the Merger, RELX PLC will apply for a listing of the RELX PLC Shares (including the New RELX PLC Shares) on Euronext Amsterdam.

Accounting Treatment of the Merger under IFRS

With effect from completion of the Merger, RELX PLC will assume all assets and liabilities of RELX NV. RELX Shareholders are already regarded as having interests in a single economic entity, RELX Group already forms a single reporting entity for the presentation of consolidated financial statements and RELX Group’s consolidated financial information represents the interests of all RELX Shareholders. The Merger will have no impact on this presentation.

Settlement and Dealings in the New RELX PLC Shares after Completion of the Merger

Delivery of the New RELX PLC Shares to RELX NV Shareholders (other than Withdrawing Shareholders) will take place in the following manner:

•	RELX NV Shares included in the giro transfer system:

No specific action is required from holders of RELX NV Shares that are included in the giro transfer system under the Giro Act. The New RELX PLC Shares that will be issued and allotted for RELX NV Shares that are included in the giro transfer system will be delivered in dematerialised form through Euroclear Nederland and the relevant intermediaries and settlement institutions to those persons who are registered in the record of intermediaries (intermediair as defined in the Giro Act) as persons entitled to RELX NV Shares on the Effective Date.

•	Registered RELX NV Shares:

No specific action is required from a holder of RELX NV Shares that are registered in the RELX NV register of shareholders. The New RELX PLC Shares that will be issued and allotted for registered RELX NV Shares will be delivered to the registered holders through the registration of such New RELX PLC Shares in the shareholder register of RELX PLC.

Subject to the Merger becoming effective, settlement of the New RELX PLC Shares to which any RELX NV Shareholder is entitled will be effected as soon as practicable and in any event not later than          business days after the Effective Date. RELX NV Shareholders will be able to trade the New RELX PLC Shares on Euronext Amsterdam, where they will be quoted and traded in euros. Dividends on RELX PLC Shares held through Euroclear Nederland will be paid in euros unless RELX PLC is notified otherwise. Dividends on shares held through CREST will be paid in sterling (unless a shareholder has elected to receive euro dividends).

Employee Share Plans

Participants in the RELX Group Share Plans who hold share awards and options over shares in RELX NV will be contacted separately with details of how the Merger will impact their share awards and options. It is expected that such share awards and options will be automatically exchanged for share awards and options over shares in RELX PLC.

Effective Time

If the Merger is approved by the requisite vote of RELX NV Shareholders and the other conditions to closing are satisfied, we will (1) request a Dutch civil law notary (notaris) to issue a certificate attesting that RELX NV has observed all procedural rules in respect of all the required resolutions and that all pre-merger formalities under Dutch law have been complied with, and (2) request the issuance of an order by the U.K. High Court certifying that RELX PLC has completed properly the pre-merger acts and formalities in accordance with the U.K. Regulations. Following this, a joint application will be submitted to the U.K. High Court by RELX PLC and RELX NV for the issuance of an order approving the completion of the Merger. The Merger will be effected not less than 21 days after the date of such order, which is currently expected to be in the third quarter of 2018.

The expected timing for the completion of the Merger may be impacted by other conditions described in this prospectus.

Termination

The Boards of RELX PLC and RELX NV may resolve at any given time in their sole discretion that the Merger is no longer in the interest of either or both companies and therefore decide not to effect the Merger. If the Merger is abandoned, the operations of RELX PLC and RELX NV, including the two parent company structure, will continue as before. See “Risk Factors—Risks Relating to the Merger—We may choose to abandon the Merger.”

Interests of Officers and Directors in the Merger

No change of control payments or additional compensation, including relocation costs and expenses, will be payable to our directors and executive officers in connection with the Merger.

Regulatory Matters

We are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws, various provisions of Dutch law and English corporate law.

Stock Exchange Listing of New RELX PLC shares

It is a condition to the consummation of the Merger that the UKLA acknowledges that the New RELX PLC Shares will be admitted to listing on the premium segment of the Official List subject to certain conditions, that the London Stock Exchange acknowledges that the New RELX PLC Shares will be admitted to trading on the

London Stock Exchange subject to certain conditions and that the Euronext Amsterdam agrees to admit the RELX PLC Shares for trading on Euronext Amsterdam. Upon consummation of the Merger, RELX NV Shares will cease to exist, and consequently will cease to be listed on Euronext Amsterdam. See “Description of RELX PLC Share Capital.”

Stock Exchange Listing of RELX PLC ADSs

It is a condition to the consummation of the Merger that the RELX PLC ADSs to be issued to the RELX NV ADS holders pursuant to the Merger have been approved for admission to listing and trading on the New York Stock Exchange. Upon consummation of the Merger, RELX NV ADSs will cease to exist, and consequently will cease to be listed on the New York Stock Exchange. See “Description of RELX PLC American Depositary Shares.”

Restrictions on Resale

All RELX PLC Shares and RELX PLC ADSs to be received by RELX NV Shareholders and RELX NV ADS holders in the Merger are expected to be freely tradable, except that New RELX PLC Shares received in the Merger by a person who is an affiliate of RELX PLC for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of RELX PLC generally include individuals or entities that control, are controlled by or are under common control with, RELX PLC and may include the directors and executive officers of RELX PLC as well as its principal shareholders.

A separate registration statement on Form F-6 has previously been filed to register RELX PLC ADSs to be issued in the Merger. The registration statement on Form F-6 does not cover the resale of RELX PLC ADSs to be received by affiliates of RELX NV in the Merger.

DESCRIPTION OF RELX PLC SHARE CAPITAL

The following information is a summary of the material terms of the RELX PLC Shares as specified in the PLC Articles, which were adopted by a special resolution of its shareholders passed on April 21, 2010. You are encouraged to read the PLC Articles, which are attached as an exhibit to the registration statement to which this prospectus forms a part. See also “Comparison of Rights of Shareholders.”

General

Each RELX PLC Share issued pursuant to the Merger will be issued fully paid and will not be subject to any further calls or assessments by RELX PLC. There are no conversion rights or redemption provisions relating to any RELX PLC Shares that will be delivered in connection with the Merger. Under English law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer the RELX PLC Shares in the same manner and under the same terms of U.K. residents or nationals.

Issued Share Capital

As of the close of business on February 20, 2018, RELX PLC’s issued share capital amounted to £153 million divided into 1,059,676,682 RELX PLC Shares. As of the close of business on February 20, 2018, RELX PLC held 64,193,450 RELX PLC Shares in treasury.

Issuances of Shares and Pre-emptive Rights

RELX PLC may reclassify, allot, grant rights to subscribe for, convert any security into or grant options over RELX PLC Shares subject to:

•	the terms of a resolution of the shareholders of RELX PLC, passed at a general meeting of the company. This resolution may authorise the board of directors of RELX PLC to issue, allot or grant rights to subscribe to RELX PLC Shares up to a specified maximum aggregate nominal amount and for a specified period not exceeding five years (the “Allotment Resolution”); and

•	a resolution of the board of directors of RELX PLC, subject to the terms of the Allotment Resolution.

Pursuant to an ordinary resolution adopted by the shareholders of RELX PLC on April 20, 2017, the board of directors of RELX PLC may, for a period expiring (unless otherwise renewed, varied or revoked at a general meeting of RELX PLC) at the end of the next annual general meeting of RELX PLC (or, if earlier, at the close of business on July 20, 2018), allot RELX PLC Shares, and grant rights to subscribe for or convert any security into RELX PLC Shares: (a) up to an aggregate nominal amount of £52,000,000; or (b) where the RELX PLC Shares are issued pursuant to a rights issue on a pre-emptive basis up to an aggregate nominal amount of £104,000,000 (including within such amount any RELX PLC Shares issued pursuant to paragraph (a)).

Under English law, the board of directors of RELX PLC is, with certain exceptions, unable to allot and issue RELX PLC Shares that are to be paid for wholly in cash (except shares held under an employees’ share scheme) without these first being offered to the existing shareholders in proportion to their existing respective shareholding. Offers to existing shareholders must be on the same, or more favourable, terms than are offered to new shareholders, unless a special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding RELX PLC Shares that, being entitled to vote, vote on the resolution) to the contrary has been passed in a general meeting of shareholders.

Pursuant to a special resolution adopted by the shareholders of RELX PLC on April 20, 2017, the board of directors of RELX PLC may, for a period expiring (unless otherwise renewed, varied or revoked at a general meeting of RELX PLC) at the end of the next annual general meeting of RELX PLC (or, if earlier, at the close of business on July 20, 2018), issue RELX PLC Shares for: (a) cash up to an aggregate nominal amount of £8,200,000 without pre-emptively offering shares to RELX PLC’s existing shareholders; or (b) pursuant to the terms of RELX PLC’s employee share plans.

Dividends and Distributions

Subject to the English Companies Act, RELX PLC Shareholders may declare a final dividend (which must first be recommended by the board of directors of RELX PLC) by ordinary resolution requiring a simple majority of the votes cast. In addition, the board of directors of RELX PLC may declare and pay interim dividends to shareholders. All dividends are paid in accordance with the rights attaching to the RELX PLC Shares.

Dividends may only be paid out of “distributable reserves.” This is defined in the English Companies Act as “accumulated, realised profits, so far as not previously utilised by distribution or capitalisation, less accumulated, realised losses, so far as not previously written off in a reduction or reorganisation of share capital.” RELX PLC is not permitted to pay dividends out of share capital, which includes share premium. Distributable reserves are determined in accordance with generally accepted accounting principles at the time the relevant accounts are prepared. RELX PLC will not be permitted to make a distribution if, at the time of the proposed dividend, the amount of its net assets is less than the aggregate of its issued and paid-up share capital and undistributable reserves, or if the proposed dividend will reduce the net assets below such amount.

Dividends may be paid in cash, or (subject to shareholder approval and to the procedure set out in the PLC Articles) by way of a further issuance of fully paid-up RELX PLC Shares.

Voting Rights

Under the PLC Articles, a resolution put to the vote of a general meeting will be decided on a show of hands unless a vote by poll is duly demanded.

On a vote on a resolution by way of a show of hands, every shareholder or duly appointed proxy who is present at the general meeting in person has one vote. On a vote on a resolution by way of a poll every shareholder present in person or by proxy has one vote for every RELX PLC Share of which he, she or it is the holder.

In the case of joint holders of a RELX PLC Share, the vote of the senior shareholder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names of the holders are listed in the register of shareholders.

Subject to the provisions of the English Companies Act, a poll may be demanded by: (i) the chairman of the meeting; (ii) at least five shareholders present in person or by proxy having the right to vote on the resolution (except on the election of the chairman of the meeting or on a question of adjournment); (iii) any shareholder or shareholders present in person or by proxy representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attached to any RELX PLC Shares held as treasury shares); or (iv) any shareholder or shareholders present in person or by proxy holding shares conferring a right to vote on the resolution, being shares on which an aggregate sum paid up on all shares conferring that right (excluding any shares conferring a right to vote on the resolution which are held as treasury shares).

Disclosure of Significant Share Ownership

Pursuant to the Disclosure Guidance and Transparency Rules and subject to certain exemptions, a shareholder must notify RELX PLC and the United Kingdom Financial Conduct Authority in the event that the percentage of the voting rights in RELX PLC held by such shareholder reaches, exceeds or falls below: (a) 3% and; (b) each 1% threshold thereafter up to 100%, whether as a result of an acquisition or disposal of shares or as a result of a change in voting rights attaching to the RELX PLC Shares.

The notification must be made to RELX PLC as soon as possible, but in any event no later than two trading days after the date on which the shareholder: (i) becomes aware, or should have become aware, of the acquisition or disposal or of the possibility of exercising voting rights; or (ii) is informed about the events of (i), above.

Transfer of Shares

The PLC Articles allow RELX PLC shareholders to transfer all or any of their shares using an instrument of transfer in any usual form or in any other form which the board of directors may approve. No fee is payable by the shareholder to RELX PLC in relation to the transfer of their shares. An instrument of transfer shall be signed by or on behalf of the transferor. In the event that the share being transferred is not fully paid up, the instrument of transfer must also be signed by or on behalf of the transferee.

The board of directors of RELX PLC may, at their discretion, refuse to register the transfer of a share which is not fully paid up (provided that the refusal does not prevent dealings in shares in RELX PLC from taking place on an open and proper basis) or where the instrument of transfer: (i) is not lodged, stamped (if applicable), at RELX PLC’s registered office (or such other place as the directors may require); (ii) relates to more than one class of share; or (iii) is in favour of more than four transferees. In the event that the board of directors of RELX PLC refuses to register a transfer of shares, it shall send the transferee notice of its refusal within two months of receiving the instrument of transfer.

General Meetings and Notices

Under English law, RELX PLC is required to hold an annual general meeting of its shareholders within six months of the end of its fiscal year. RELX PLC’s shareholders may also request that RELX PLC convenes a general meeting. If RELX PLC receives a request to hold a general meeting from a shareholder or shareholders representing at least 5% of the voting rights of RELX PLC (excluding any voting rights attached to treasury shares) then the board of directors must call, and give notice of, a general meeting within 21 days of receiving the request. The general meeting must then be held within 28 days of the notice being given.

An annual general meeting must be called by not less than 21 clear days’ notice (i.e. excluding the deemed date of receipt of the notice and the date of the meeting itself). All other general meetings may be called by not less than 14 clear days’ notice if: (a) RELX PLC offers an electronic voting facility; and (b) a special resolution reducing the notice period to not less than 14 days clear days has been passed by shareholders at the most recent annual general meeting or a general meeting held since the most recent annual general meeting. Notice of a meeting must be given to every shareholder and director of RELX PLC and RELX PLC’s auditors.

The notice will specify: (i) the time, date and place of the meeting (including any satellite meeting place, identified as such in the notice); (ii) the general nature of the business to be dealt with; (iii) whether the meeting is an annual general meeting; and (iv) if any special resolutions have been proposed by the board of directors of RELX PLC.

The quorum for a general meeting is any two shareholders who are entitled to vote and are present at the meeting either in person or by proxy, provided that they are not both proxies of the same shareholder.

Annual Accounts

Under English law, RELX PLC must deliver to the U.K. Registrar of Companies a copy of:

•	the company’s annual accounts;

•	the directors’ remuneration report;

•	the directors’ report;

•	any separate corporate governance statement;

•	a strategic report; and

•	the auditor’s report on those accounts, the auditable part of the director’ remuneration report, the directors’ report, the strategic report and any separate corporate governance statement.

The annual reports and accounts must be presented to shareholders at a general meeting. Copies of the annual accounts and reports must, unless a shareholder agrees to receive more limited information in accordance with the English Companies Act, be sent to shareholders, debenture holders and everyone entitled to receive notice of general meetings at least 21 days before the date of the meeting at which copies of the documents are to be presented. English law allows RELX PLC to distribute such documents in electronic form or by means of a website, provided that the company’s articles of association contain provisions to that effect and individual consent has been obtained from each shareholder to receive such documents in electronic form or by means of a website. The PLC Articles provide that such documents may be distributed in electronic form or by means of a website.

RELX PLC must appoint an independent auditor to report on the annual accounts of the company. The auditor is usually appointed by ordinary resolution at the general meeting of the company at which the company’s annual accounts are laid. Directors can also appoint auditors at any time to fill a casual vacancy.

The remuneration of an auditor is fixed by the shareholders of RELX PLC by ordinary resolution or in a manner that the shareholders by ordinary resolution determine.

Amendment to the PLC Articles

Under English law, the shareholders of RELX PLC may amend the PLC Articles a public limited company by way of a special resolution at a general meeting.

Dissolution and Liquidation

The liquidation of an English company is a statutory process governed by the Insolvency Act 1986, where assets of the company are realized for the benefit of creditors or shareholders and the company is dissolved. Liquidation may be voluntary, where it is initiated by shareholders, or compulsory, where it is typically initiated by creditors and approved by the court.

There are two types of voluntary liquidation: a shareholders’ voluntary liquidation and a creditors’ voluntary liquidation. Each is instigated by a special resolution of the shareholders and cannot be initiated by creditors directly. The essential difference is that a shareholders’ voluntary liquidation applies to solvent companies and a creditors’ voluntary liquidation to insolvent companies. Accordingly, voluntary liquidation is not always an insolvency procedure. In all cases, a liquidator is appointed to collect in the assets of the company and distribute them in the order prescribed by the Insolvency Act 1986 to satisfy any charges, secured and unsecured creditors and the expenses of the liquidation. If there are any surplus funds available after these liabilities have been satisfied in full, they will be divided amongst shareholders in proportion to their existing shareholdings.

In the event of a voluntary winding up of RELX PLC, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of the assets of RELX PLC, whether or not the assets consist of property of one kind or of different kinds and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the shareholders as it determines.

The liquidator may not, however, distribute to a shareholder without his consent an asset to which there is attached a liability or potential liability for the owner.

Upon any such winding up, after payment or provision for payment of RELX PLC’s debts and liabilities, the holders of RELX PLC Shares (and any other shares outstanding at the relevant time which rank equally with such shares) will share equally, on a share for share basis, in RELX PLC’s assets remaining for distribution to the holders of RELX PLC Shares.

Directors’ Liability

Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. See “Comparison of Rights of Shareholders” for a discussion of the limits on an English company’s ability to exempt directors and officers from certain liabilities.

Takeover Provisions

RELX PLC is subject to the English City Code on Takeovers and Mergers.

No Sinking Fund

RELX PLC Shares have no sinking fund provisions.

DESCRIPTION OF RELX PLC AMERICAN DEPOSITARY SHARES

Unless stated otherwise, the following is a summary of the material terms and rights of the RELX PLC ADSs as those terms and rights will exist as of the consummation of the Merger. Because it is a summary and not a complete description of such terms and rights, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by reference to the amended and restated deposit agreement relating to the RELX PLC ADSs, which is incorporated by reference as an exhibit to the registration statement to which this prospectus forms a part. In addition, this summary should be read together with, and is qualified by, the description of RELX PLC Shares under the section entitled “Description of RELX PLC Share Capital.”

General

Citibank, N.A., under the Amended and Restated Deposit Agreement, dated as of August 1, 2014, among RELX PLC, Citibank, N.A., as depositary, and all holders and beneficial owners from time to time of the American Depository Shares issued thereunder, as amended by Amendment No. 1, dated as of July 1, 2015 and as it may be further amended from time to time (referred to in this prospectus as the “RELX PLC deposit agreement”), will deliver the RELX PLC ADSs to be issued to RELX NV ADS holders in the Merger. As used in this section headed “Description of RELX PLC American Depositary Shares,” all references to the “depositary” are references to Citibank, N.A. in its capacity as depositary under the RELX PLC deposit agreement and all references to the “custodian” are to Citibank, N.A.—London in its capacity as custodian under the RELX PLC deposit agreement as appointed by the depositary.

Copies of the RELX PLC deposit agreement and any amendments to the RELX PLC deposit agreement are or will be on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain copies of the RELX PLC deposit agreement and any amendments thereto from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website at http://www.sec.gov.

It is currently expected that each RELX PLC ADS will represent an ownership interest in one RELX PLC Share which RELX PLC will deposit with the custodian, as agent of the depositary, under the RELX PLC deposit agreement. Each RELX PLC ADS will also represent any securities, cash or other property deposited with the depositary, but which the depositary has not distributed directly to the RELX PLC ADS holders.

Unless specifically requested by the RELX PLC ADS holders, all RELX PLC ADSs will be issued on the books of the depositary in electronic book-entry form by means of the Direct Registration System operated by the Depository Trust Company. Periodic statements will be mailed to the RELX PLC ADS holders that reflect their ownership interest in such RELX PLC ADSs. Alternatively, under the RELX PLC deposit agreement the RELX PLC ADSs may be certificated by American Depositary Receipts issued by the depositary to evidence the RELX PLC ADS (which certificates are referred to in this prospectus as the “RELX PLC ADRs”). Unless otherwise specified in this description, references to “RELX PLC ADSs” include (i) uncertificated RELX PLC ADSs, the ownership of which will be evidenced by periodic statements RELX PLC ADS holders will receive, and (ii) certificated RELX PLC ADSs evidenced by RELX PLC ADRs.

The depositary’s office is located at 388 Greenwich Street, New York, New York 10013. The custodian’s office is located at Citigroup Centre, 33 Canada Square, Canary Wharf, London E 14 5LB.

Because the depositary or its nominee actually holds the underlying RELX PLC Shares, RELX PLC ADS holders generally receive the benefit from such underlying RELX PLC Shares through the depositary. RELX PLC ADS holders must rely on the depositary to exercise the rights of a RELX PLC shareholder on their behalf, including the voting of the RELX PLC Shares represented by the RELX PLC ADSs. If a person becomes an owner of RELX PLC ADSs, it will become a party to the RELX PLC deposit agreement and therefore will be bound by its terms and by the terms of the RELX PLC ADSs and the RELX PLC ADRs. The RELX PLC deposit agreement and the form of RELX PLC ADR attached as an annex thereto specify the rights and obligations of

RELX PLC, the RELX PLC ADS holders’ rights and obligations as owners of RELX PLC ADSs and the rights and obligations of the depositary. The RELX PLC deposit agreement, the RELX PLC ADSs and the RELX PLC ADRs are governed by New York law. However, the underlying RELX PLC Shares will continue to be governed by English law, which may be different from New York law. As owners of RELX PLC ADSs, RELX PLC ADS holders appoint the depositary as their attorney-in-fact, with full power to delegate, to act on their behalf and to take any and all actions contemplated in the RELX PLC deposit agreement and the RELX PLC ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the RELX PLC deposit agreement and the RELX PLC ADRs.

Holding the RELX PLC ADSs

The RELX PLC ADSs may be held either (i) directly by having a RELX PLC ADS registered in the RELX PLC ADS holder’s name, whether issued in certificated or in uncertificated form, or (ii) indirectly through a broker or other financial institution. If a person holds RELX PLC ADSs directly, by having a RELX PLC ADS registered in its name on the books of the depositary, that person will be a RELX PLC ADS holder. Except as otherwise indicated, this description assumes that holders of RELX PLC ADSs hold their RELX PLC ADS directly solely for the purpose of summarizing the RELX PLC deposit agreement. If RELX PLC ADS holders hold RELX PLC ADSs indirectly through a broker or other financial institution, they must rely on the procedures of that broker or other financial institution to assert the rights of a RELX PLC ADS holder described in this section. RELX PLC ADS holders should consult with their broker or other financial institution to find out what those procedures are.

Dividends and Distributions

The depositary will pay to RELX PLC ADS holders, as of a record date established by the depositary under the terms of the RELX PLC deposit agreement, the cash dividends or other distributions it receives in respect of the RELX PLC Shares underlying such holders’ RELX PLC ADSs, after deducting its fees, expenses and taxes withheld. RELX PLC ADS holders will receive these distributions in proportion to the number of RELX PLC Shares represented by the RELX PLC ADSs held by each of them as of the applicable record date.

Distributions in Cash

The depositary will, as promptly as practicable, convert any cash dividend or distribution RELX PLC pays on the RELX PLC Shares, other than any dividend or distribution paid in U.S. dollars, into U.S. dollars if it can effect such conversion and transfer the U.S. dollars to the United States on a practicable basis. If at any time the depositary determines that in its reasonable judgment any foreign currency received by the depositary is not convertible into U.S. dollars transferable to the United States on a practicable basis, or if any approval or license of any government or agency which is required for such conversion is denied or, in the opinion of the depositary, is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the depositary, the depositary may hold the foreign currency uninvested and without liability for interest thereon for the respective accounts of the RELX PLC ADS holders. In the event that RELX PLC or the depositary is required to withhold and does withhold taxes or other governmental charges from such cash dividend or other cash distribution, the amount to be distributed to the RELX PLC ADS holders will be reduced accordingly. The depositary will distribute only whole U.S. dollars and cents and will round any fractional amounts to the nearest whole cent. Any balance not so distributed will be held by the depositary and become part of the next distribution.

Distributions in Shares

If any distribution consists of a dividend paid in, or a free distribution of, RELX PLC Shares, the depositary may or will, if RELX PLC so requests, distribute additional RELX PLC ADSs representing any RELX PLC

Shares that RELX PLC so distributes as a dividend or free distribution, subject to the terms and conditions set forth in the RELX PLC deposit agreement. The depositary will only distribute whole RELX PLC ADSs. In lieu of delivering fractional RELX PLC ADSs, the depositary will sell the number of RELX PLC Shares or RELX PLC ADSs represented by the aggregate of such fractions and distribute the net proceeds to the RELX PLC ADS holders entitled thereto. The depositary may withhold the distribution of RELX PLC ADSs if it has not received satisfactory assurances from RELX PLC (including a legal opinion) that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of the Securities Act. If a distribution of additional RELX PLC ADSs is withheld, the depositary may sell all or part of such distribution in such amounts and in such manner as the depositary deems necessary and practicable and distribute the net proceeds of any such sale (after deducting applicable taxes and/or governmental charges and fees and charges of, and expenses incurred by, the depositary) to the RELX PLC ADS holders entitled thereto.

Elective Distributions in Cash or Shares

If RELX PLC intends to make a distribution payable at the election of RELX PLC shareholders in cash or in additional RELX PLC Shares, the depositary will, if RELX PLC has timely requested that such elective distribution be made available to RELX PLC ADS holders, and if the depositary has determined that such distribution is reasonably practicable and has received satisfactory legal opinions relating to such distribution, establish procedures to enable RELX PLC ADS holders to elect to receive the proposed dividend in cash or in additional RELX PLC ADSs as described in the RELX PLC deposit agreement. If the conditions for an elective distribution are not satisfied, the depositary will, to the extent permitted by law, distribute to RELX PLC ADS holders, on the basis of the same determination as is made in the local market in respect of RELX PLC Shares for which no election is made, either cash or additional RELX PLC ADSs representing such additional RELX PLC Shares in the manner described in the RELX PLC deposit agreement. The depositary will have no obligation to make any process available to RELX PLC ADS holders to receive the elective dividend in RELX PLC Shares rather than RELX PLC ADSs. There can be no assurances that RELX PLC ADS holders will have the opportunity to receive elective distributions on the same terms as the holders of the RELX PLC Shares.

Distribution of Rights to Receive Additional Shares

If RELX PLC intends to distribute to holders of RELX PLC Shares rights to subscribe for additional RELX PLC Shares, the depositary will, if RELX PLC has timely requested that such rights be made available to RELX PLC ADS holders, make such rights available to RELX PLC ADS holders if, among other conditions, the depositary has determined that such distribution of rights is reasonably practicable and has received satisfactory legal opinions relating to such distribution. If the conditions for making such rights available to RELX PLC ADS holders are satisfied, the depositary will establish procedures to distribute rights to purchase additional RELX PLC ADSs, to enable RELX PLC ADS holders to exercise such rights (upon payment of the subscription price and of applicable fees and charges of, and expenses incurred by, the depositary and applicable taxes) and to deliver RELX PLC ADSs upon the valid exercise of such rights. If the conditions for making such rights available to RELX PLC ADS holder are not satisfied or if RELX PLC requests that the rights not be made available to RELX PLC ADS holders, or if any rights are not exercised and appear to be about to lapse, the depositary will (i) endeavor to sell the rights in the manner described in the RELX PLC deposit agreement if it is lawful and reasonably practicable to do so, and distribute the proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes) to the RELX PLC ADS holders or (ii) if timing and market conditions do not permit such sale, if the depositary determines that it is not lawful and reasonably practicable to sell such rights, or if the depositary is unable to arrange for such sale, allow such rights to lapse. The depositary will have no obligation to make any process available to RELX PLC ADS holders to exercise rights to subscribe for RELX PLC Shares rather than RELX PLC ADSs.

The depositary will not be responsible for any failure to determine whether it is lawful or practicable to make rights available to RELX PLC ADS holders, and the depositary will not be responsible for any foreign exchange exposure or loss incurred in connection with the sale or disposal of such rights. The depositary will not be responsible for the content of any materials forwarded to the RELX PLC ADS holders on behalf of RELX PLC in connection with the rights distribution.

If registration of the rights, or the securities to which any rights relate, may be required under the Securities Act or any other applicable law in order for RELX PLC to offer such rights or such securities to RELX PLC ADS holders and to sell the securities represented by such rights, the depositary will not distribute such rights to RELX PLC ADS holders (i) unless and until a registration statement under the Securities Act or other applicable law covering such offering is in effect or (ii) unless RELX PLC furnishes the depositary opinion(s) of counsel in the United States and any other applicable country in which rights would be distributed, in each case reasonably satisfactory to the depositary, to the effect that the offering and sale of such securities to RELX PLC ADS holders and beneficial owners are exempt from, or do not require registration under, the provisions of the Securities Act or any other applicable law.

There can be no assurances that RELX PLC ADS holders will have the opportunity to receive or exercise rights on the same terms and conditions as the holders of RELX PLC Shares or be able to exercise such rights.

Distributions Other Than Cash, Shares or Rights

If RELX PLC intends to distribute property other than cash, RELX PLC Shares or rights to purchase additional RELX PLC Shares, the depositary will, if RELX PLC has timely requested the depositary to make such distribution to RELX PLC ADS holders, and if the depositary has, after consultation with RELX PLC, determined that such distribution is reasonably practicable and has received satisfactory legal opinions relating to such distribution, as promptly as reasonably practicable distribute the property to RELX PLC ADS holders in such manner as the depositary may deem reasonably practicable. The distribution will be made net of applicable fees and charges of, and expenses incurred by, the depositary, and net of any taxes withheld. The depositary may dispose of all or a portion of the property in such manner as the depositary may deem reasonably practicable or necessary to pay its fees, charges and expenses in respect of such distribution and disposal and to satisfy any taxes or other governmental charges applicable to the distribution. If the conditions for a distribution of the property are not satisfied, the depositary will endeavor to sell the property in a public or private sale, at such place or places and upon such terms as it may deem reasonably practicable. The proceeds of such sale (net of applicable fees and charges of, and expenses incurred by, the depositary and taxes) will be converted into U.S. dollars and distributed to RELX PLC ADS holders. If the depositary is unable to sell the property, the depositary may dispose of such property for the account of the RELX PLC ADS holders in any way the depositary deems reasonably practicable under the circumstances.

Neither the depositary nor RELX PLC will be responsible for any failure to determine whether it is lawful or practicable to make property available to RELX PLC ADS holders, and neither the depositary nor RELX PLC will be responsible for any foreign exchange exposure or loss incurred in connection with the sale or disposal of such property.

Deposit and Issuance

The depositary will issue and deliver additional RELX PLC ADSs if RELX PLC Shares are deposited with the custodian, together with all such certifications and payments as may be required by the depositary and accompanied by an agreement or assignment, or other instrument reasonably satisfactory to the depositary, for the prompt transfer to the custodian of any dividend, or right to subscribe for additional RELX PLC Shares or to receive other property which any person in whose name the RELX PLC Shares are or have been recorded may thereafter receive upon or in respect of such deposited RELX PLC Shares, or in lieu thereof such agreement of indemnity or other agreement as is reasonably satisfactory to the depositary or the custodian. The depositary may also require a written order directing it to execute and deliver RELX PLC ADRs to or upon the written order of, the person or persons stated in such order, and evidence satisfactory to the depositary (which may include a legal opinion provided at the cost of the person depositing RELX PLC Shares) that all conditions to such deposit have been met and all necessary approvals have been granted by, and there has been compliance with the rules and regulations of, any applicable governmental agency. RELX PLC Shares will not be accepted for deposit except if they are accompanied by confirmation or such additional evidence, if any is required by the depositary, that is reasonably satisfactory to the depositary or the custodian that all conditions to such deposit under English laws and regulations have been satisfied by the person depositing RELX PLC Shares and any necessary approval has been granted by any governmental body in England. Upon payment of its fees and expenses for the issuance and delivery of RELX PLC ADSs and of all taxes and governmental charges and fees payable in connection with such deposit, the depositary will, at its principal office, issue and deliver the RELX PLC ADSs to or upon the order of the person entitled thereto registered in the name requested by such person in book-entry form or, if requested by such person, by delivering one or more RELX PLC ADRs.

Partial Entitlement RELX PLC ADSs

If any RELX PLC Shares are deposited which (i) entitle the holders thereof to receive a per-share distribution or other entitlement in an amount different from all other RELX PLC Shares then on deposit or (ii) are not fully fungible with RELX PLC Shares then on deposit, the depositary will (A) cause the custodian to hold such RELX PLC Shares with partial entitlements separate and distinct from the RELX PLC Shares with full entitlements, and (B) subject to the terms of the RELX PLC deposit agreement, issue and deliver RELX PLC ADSs representing RELX PLC Shares with partial entitlements that are separate and distinct from the RELX PLC ADSs representing RELX PLC Shares with full entitlements by means of separate CUSIP numbering and legending (if necessary) and, if applicable, by issuing any RELX PLC ADRs evidencing such RELX PLC ADSs with applicable notations thereon. If and when RELX PLC Shares with partial entitlements become fully fungible with the RELX PLC Shares outstanding, the depositary will (x) give notice thereof to holders of partial entitlement RELX PLC ADSs and give holders of partial entitlement RELX PLC ADSs the opportunity to exchange their partial entitlement RELX PLC ADSs for RELX PLC ADSs with full entitlements, (y) cause the custodian to transfer RELX PLC Shares with partial entitlements into the depositary’s account containing RELX PLC Shares with full entitlements and (z) take such actions as are necessary to remove the distinctions between the partial entitlement RELX PLC ADSs and RELX PLC ADRs, on the one hand, and the RELX PLC ADSs and RELX PLC ADRs with full entitlements, on the other hand. Holders and beneficial owners of partial entitlement RELX PLC ADSs will be limited to the entitlements of those RELX PLC Shares with partial entitlements. The depositary is authorized to take any and all other actions as may be reasonably necessary (including, without limitation, making the necessary notations on RELX PLC ADRs) to give effect to the terms of the RELX PLC deposit agreement relating to partial entitlement RELX PLC ADSs.

Withdrawal and Cancellation

A RELX PLC ADS holder may withdraw the RELX PLC Shares (or any other securities, property or cash) underlying such holder’s RELX PLC ADSs upon surrender of such holder’s RELX PLC ADSs for such purpose to the depositary. Upon payment of the depositary’s fees and of any taxes and governmental charges payable in connection with such surrender and withdrawal, and subject to the terms and conditions of the RELX PLC deposit agreement, RELX PLC’s constituent documents, any other provisions of or governing the RELX PLC Shares (or any other securities, property or cash underlying the holder’s RELX PLC ADSs), and other applicable laws, any deposited RELX PLC Shares (or any other securities, property or cash) underlying such holder’s RELX PLC ADSs that have been surrendered to the depositary will be delivered, as promptly as practicable, to such RELX PLC ADS holder at the office of the custodian or through book-entry delivery of the amount of RELX PLC Shares represented by the RELX PLC ADSs surrendered to the depositary, except that the depositary may deliver any dividends or distributions, or the proceeds of any sales of dividends, distributions or rights, at the principal office of the depositary. The depositary will not accept for surrender RELX PLC ADSs representing less than one RELX PLC Share.

A RELX PLC ADS holder generally has the right to surrender RELX PLC ADSs and withdraw the underlying RELX PLC Shares at any time except:

•	due to temporary delays caused by the closing of the transfer books of the depositary or RELX PLC or the deposit of RELX PLC Shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	when such RELX PLC ADS holder owes money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to RELX PLC ADSs or to the withdrawal of RELX PLC Shares or any other securities, property or cash underlying such holder’s RELX PLC ADSs.

Voting of RELX PLC ADSs

As soon as practicable after receipt of notice from RELX PLC of any meeting of, or solicitation of consents or proxies from, holders of RELX PLC Shares underlying the RELX PLC ADSs, upon written request by RELX PLC received by the depositary at least 30 days before the vote or meeting, the depositary will fix a record date for RELX PLC ADS holders and arrange to deliver certain materials to RELX PLC ADS holders relating to the upcoming meeting or solicitation. The materials will contain:

•	such information as is contained in the notice of meeting or solicitation of consents or proxies received by the depositary from RELX PLC;

•	a statement that the RELX PLC ADS holders as of the close of business on a specified record date will be entitled, subject to any applicable law, the RELX PLC deposit agreement and the PLC Articles, and the provisions of or governing the RELX PLC Shares (or any other securities, property or cash underlying the holders’ RELX PLC ADSs), to give instructions to the depositary as to the exercise of the voting rights, if any, pertaining to the RELX PLC Shares underlying the RELX PLC ADSs; and

•	a statement as to the manner in which such instructions and notification may be given.

In lieu of distributing the materials received from RELX PLC in connection with the meeting of, or solicitation of consents or proxies from, holders of RELX PLC Shares underlying the RELX PLC ADSs, the depositary may, to the extent not prohibited by applicable law, regulations or stock exchange requirements, distribute to the RELX PLC ADS holders a notice with instructions on how to retrieve or request such materials.

Under English law and the PLC Articles, voting at any meeting of shareholders is by show of hands unless a poll is demanded. Under the PLC Articles, a poll could be requested by the chairman of the meeting, by any shareholder or shareholders present in person or by proxy representing not less than 10% of the paid-up share capital of RELX PLC, by any shareholder or shareholders present in person or by proxy representing not less than 10% of the total voting rights or by not less than five shareholders present in person or by proxy and entitled to vote. The depositary will not join in demanding a poll, whether or not requested to do so by holders of RELX PLC ADSs.

For voting instructions to be valid, the depositary must receive them on or before the date specified in the materials delivered to RELX PLC ADS holders. The depositary will, to the extent practicable and permitted by applicable law, the provisions of the RELX PLC deposit agreement, the PLC Articles and the provisions of the RELX PLC Shares, endeavor to vote or cause the custodian to vote the underlying RELX PLC Shares in accordance with each RELX PLC ADS holder’s instructions as follows:

•	In the event voting takes place at the shareholders’ meeting by show of hands, in accordance with the voting instructions received by a majority of the RELX PLC ADS holders who provided voting instructions, and

•	In the event voting takes place at the shareholders’ meeting by poll, in accordance with the voting instructions received from RELX PLC ADS holders.

The depositary will not vote the underlying RELX PLC Shares other than in accordance with the RELX PLC ADS holder’s instructions or as contemplated herein.

In connection with a shareholders’ meeting, RELX PLC and the depositary will not be able to assure that RELX PLC ADS holders will receive the voting materials in time to ensure that holders can either instruct the depositary to vote the RELX PLC Shares underlying the RELX PLC ADSs or withdraw the underlying RELX PLC Shares to vote them in person or by proxy. In addition, except as provided under applicable English law, the depositary and its agents will not be responsible for failing to carry out voting instructions or for the manner in which any such vote is cast or the effect of any such vote.

If the depositary receives from a RELX PLC ADS holder voting instructions which fail to specify the manner in which the depositary is to vote the RELX PLC Shares represented by such holder’s RELX PLC ADSs, or if no instructions are received by the depositary from a RELX PLC ADS holder on or before the date established by the depositary for such purpose and voting is by poll at the shareholders’ meeting, such RELX PLC ADS holder will be deemed to have given a discretionary proxy to a person designated by RELX PLC to vote the RELX PLC Shares underlying such RELX PLC ADSs. However, no discretionary proxy will be deemed given for any matter as to which RELX PLC informs the depositary that (i) RELX PLC does not wish such proxy to be given, (ii) substantial opposition exists or (iii) such matter materially and adversely affects the rights of holders of RELX PLC Shares.

The depositary will have no obligation to take any action with respect to any meeting of, or solicitation of consents or proxies from, holders of RELX PLC Shares if such action would violate U.S. laws.

Neither the depositary nor the custodian will under any circumstances exercise any discretion as to voting, and neither the depositary nor the custodian will vote, attempt to exercise the right to vote, or in any way make use of the RELX PLC Shares (or any other securities, property or cash underlying the holders’ RELX PLC ADSs) for purposes of establishing a quorum or otherwise, except pursuant to and in accordance with written instructions from RELX PLC ADS holders or the provisions of the deposit agreement.

Reports and Other Communications

If RELX PLC delivers notice of any meeting of RELX PLC shareholders or of any action in respect of any cash or other distributions or the offering of any rights relating to RELX PLC Shares, RELX PLC will deliver a copy of such notice to the depositary and the custodian. RELX PLC will arrange for translation into English, to the extent required pursuant to any regulations of the SEC, of any notices that are made generally available to the holders of RELX PLC Shares. At RELX PLC’s request and expense, the depositary will, as promptly as practicable, distribute copies of such notices to the RELX PLC ADS holders.

The depositary will also make available for inspection by RELX PLC ADS holders at its principal office any written communications from RELX PLC that are both (i) delivered to the depositary, the custodian or their nominees, and (ii) made generally available to the holders of RELX PLC Shares. RELX PLC will furnish these communications in English when so required by any rules or regulations of the SEC. The depositary will send copies of such communications when furnished by RELX PLC as described in the immediately preceding paragraph.

Books of Depositary

The depositary will maintain at its principal office a register for the registration and transfer of RELX PLC ADSs. RELX PLC ADS holders may inspect such records at such office at reasonable times, but solely for the purpose of communicating with other RELX PLC ADS holders in the interest of business matters relating to RELX PLC, the RELX PLC ADSs or the RELX PLC deposit agreement. Such register may be closed from time to time when deemed expedient by the depositary in connection with the performance of its duties under the

RELX PLC deposit agreement or at the request of RELX PLC. The depositary will also maintain facilities to record and process the issuance, delivery, registration, transfer and surrender of RELX PLC ADSs in accordance with the provisions of the RELX PLC deposit agreement.

Fees and Expenses Payable by RELX PLC ADS holders

Under the RELX PLC deposit agreement, RELX PLC ADS holders will be required to pay the depositary certain fees. As of the date of this prospectus, RELX PLC ADS holders are required to pay the following service fees to the depositary:

Service		Fees
(1)	ADS Issuance Fee: Issuance of RELX PLC ADSs upon the deposit of RELX PLC Shares (excluding issuances as a result of distributions described in item (4) below).	Not in excess of $5.00 per 100 RELX PLC ADSs (or fraction thereof) issued.
(2)	ADS Cancellation Fee: Delivery of RELX PLC Shares against surrender of RELX PLC ADSs for cancellation and withdrawal.	Not in excess of $5.00 per 100 RELX PLC ADSs (or fraction thereof) surrendered.
(3)	Cash Distribution Fee: Distributions of cash dividends or other cash distributions (i.e., sale of rights and other entitlements).	Not in excess of $5.00 per 100 RELX PLC ADSs (or fraction thereof) held.
(4)	Stock Distribution / Rights Exercise Fee: Distribution of RELX PLC ADSs pursuant to (i) stock dividends or other free stock distributions or (ii) exercise of rights to purchase additional RELX PLC ADSs.	Not in excess of $5.00 per 100 RELX PLC ADSs (or fraction thereof) held.
(5)	Other Distribution Fee: Distribution of securities other than RELX PLC ADSs or rights to purchase additional RELX PLC ADSs (i.e., spin-off shares).	Not in excess of $5.00 per 100 RELX PLC ADSs (or fraction thereof) held.
(6)	Depositary Services Fee: For operation and maintenance costs in administering the RELX PLC ADSs.	Not in excess of $5.00 per 100 RELX PLC ADSs (or fraction thereof) held on the applicable record date(s) established by the depositary.

RELX PLC ADS holders are currently also responsible for paying certain fees and expenses incurred by the depositary and certain taxes and governmental charges, such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	such registration fees as may from time to time be in effect for the registration of transfer of RELX PLC Shares (or any other securities, property or cash) underlying such holders’ RELX PLC ADSs on the share register and applicable to transfers of RELX PLC Shares (or any other securities, property or cash) underlying such holders’ RELX PLC ADSs to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals respectively;

•	expenses for cable, telex and fax transmissions and for delivery of securities;

•	expenses incurred for converting foreign currency into U.S. dollars;

•	fees and expenses incurred by the depositary in connection with exchange control regulations and other regulatory requirements; and

•	fees and expenses incurred by the depositary or its agents, including the custodian, in connection with the delivery or servicing of RELX PLC ADSs or RELX PLC Shares (or any other securities, property or cash) underlying RELX PLC ADSs, including any fees of a central depository for securities in the U.K. market, where applicable.

The fees described above may be changed by agreement in writing between the depositary and RELX PLC, except that any amendment to the RELX PLC deposit agreement which imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or fax transmission costs, delivery costs or other such expenses) will not become effective as to outstanding RELX PLC ADSs until the expiration of 30 days after notice of such amendment has been given to the holders of outstanding RELX PLC ADSs. No assurance can be given that the fees and expenses that will be applicable upon the consummation of the Merger will be the same or lower than the fees described above.

Payment of Taxes

RELX PLC ADS holders are responsible for the taxes and other governmental charges payable on the RELX PLC ADSs and the securities represented by the RELX PLC ADSs. The depositary may deduct the amount of any taxes owed from any payments to a RELX PLC ADS holder. The depositary may also refuse the issuance of RELX PLC ADSs, the split-up or combination of RELX PLC ADRs, the transfer of RELX PLC ADSs or the deposit or withdrawal of underlying RELX PLC Shares until the RELX PLC ADS holder pays any taxes owed on such holder’s RELX PLC ADSs or underlying securities. The depositary may also withhold dividends or other distributions, or sell all or any part of the RELX PLC Shares or other securities, property or cash underlying such holder’s RELX PLC ADSs to pay any taxes owed. Such RELX PLC ADS holder will remain liable if the proceeds of the sale are not enough to pay the taxes.

RELX PLC ADS holders will be required to indemnify the depositary, RELX PLC and the custodian and their respective officers, directors, employees, agents and affiliates for any claims with respect to taxes, additions to tax arising out of refund of taxes, reduced rate of withholding at source or other tax benefit obtained for or by such RELX PLC ADS holders. The RELX PLC ADS holders may also be required from time to time to provide the depositary or the custodian with residence and beneficial ownership information and proof of taxpayer status, and to execute such certificates, make such representations and warranties and provide such other information or documents as the depositary or the custodian deem necessary or proper to fulfill the depositary’s or the custodian’s obligations under applicable law.

Fees and Other Payments Made by the Depositary to the Group

In consideration of acting as depositary, Citibank N.A. has agreed to make certain reimbursements and payments to us on an annual basis for expenses related to the administration and maintenance of the ADR programmes including, but not limited to, New York Stock Exchange listing fees, investor relations expenses, or any other programme related expenses. The depositary has also agreed to pay the standard out-of-pocket administrative, maintenance and shareholder services expenses for providing services to the registered ADR holders. It has also agreed with us to waive certain standard fees associated with promotional services, programme visibility campaigns and programme analytic reporting. In certain instances, the depositary has agreed to provide additional annual reimbursements and payments to us based on any applicable performance indicators relating to the ADR facility. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not necessarily tied to the amount of fees the depositary collects from investors.

From January 1, 2017 to February 14, 2018, we received a reimbursement of $345,000, net of withheld taxes, from the depositary for New York Stock Exchange listing fees, investor relations expenses and other programme related expenses, in connection with the ADR facility.

Reclassifications, Recapitalizations and Mergers

If there is (i) any change in nominal value, split-up, consolidation or any other reclassification, or any redemption or cancellation by RELX PLC, of RELX PLC Shares underlying the RELX PLC ADSs or (ii) any recapitalization, reorganization, merger or consolidation or sale of assets affecting RELX PLC or to which it is a party, then any securities, cash or property received by the depositary or the custodian in exchange for or in conversion of the underlying RELX PLC Shares will, to the extent permitted by law, be treated as new underlying deposited securities, cash or property under the RELX PLC deposit agreement, and the RELX PLC ADSs will thereafter represent, in addition to the existing underlying RELX PLC Shares, the right to receive the new deposited securities, cash or property so received in exchange or conversion.

The depositary may, with RELX PLC’s approval and subject to the terms of the RELX PLC deposit agreement and the depositary’s receipt of an opinion satisfactory to it that such action is not in violation of any applicable laws or regulations, issue and deliver additional RELX PLC ADSs as in the case of a dividend paid in RELX PLC Shares or call for the surrender of outstanding RELX PLC ADSs to be exchanged for new RELX PLC ADSs. If the new underlying deposited securities received cannot be lawfully distributed to some or all RELX PLC ADS holders, the depositary may, subject to receipt of an opinion satisfactory to it that such action is not in violation of any applicable laws or regulations, sell such securities at such place or places and upon such terms as it may deem proper and distribute the proceeds (net of fees and charges of, and expenses incurred by, the depositary and taxes and/or governmental charges) to the RELX PLC ADS holders on an averaged or other practicable basis. The depositary is not responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to RELX PLC ADS holders in general or to any holder particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale or (iii) any liability to the purchaser of such securities.

Disclosure of Interests and Ownership Restrictions

RELX PLC and the depositary may request current and former RELX PLC ADS holders to provide information (i) as to the capacity in which such RELX PLC ADS holder owns or owned RELX PLC ADSs, (ii) regarding the identity of any other persons then or previously interested in the RELX PLC ADSs and the nature of such interest and (iii) regarding such other matters as may be determined by RELX PLC or the depositary. Each RELX PLC ADS holder must provide any such information requested by RELX PLC or the depositary.

Holders and beneficial owners of RELX PLC ADSs are required to comply with any limitations on ownership of RELX PLC Shares under RELX PLC’s constituent documents or applicable English law as if they held the number of RELX PLC Shares their RELX PLC ADSs represent. RELX PLC will inform the holders and beneficial owners of RELX PLC ADSs and the depositary of any such ownership restrictions in place from time to time.

Amendment and Termination of the RELX PLC Deposit Agreement

Amendments

RELX PLC may agree with the depositary to amend the RELX PLC deposit agreement and the RELX PLC ADRs without RELX PLC ADS holder consent in any respect which they may deem necessary or desirable. If the amendment imposes or increases fees or charges (except for taxes and governmental charges, registration fees, cable, telex or fax transmission costs, delivery costs or other such expenses) or otherwise materially prejudices any substantial existing right of RELX PLC ADS holders, it will only become effective 30 days after notice of such amendment has been given to RELX PLC ADS holders. Under the RELX PLC deposit agreement, notice of any amendment to the RELX PLC deposit agreement or any RELX PLC ADR need not describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice will not render such notice invalid so long as, in each such case, the notice given to the RELX PLC ADS holders identifies a means for holders to retrieve or receive the text of such amendment. At the time an amendment becomes effective, a RELX PLC ADS holder is considered, by continuing to hold RELX PLC ADSs, to have agreed to the amendment and to be bound by the RELX PLC deposit agreement as amended. However, if any governmental body adopts new laws, rules or regulations requiring an amendment of the RELX PLC deposit agreement to comply therewith, RELX PLC and the depositary may amend the RELX PLC deposit agreement and any RELX PLC ADRs, which amendment may become effective before a notice of such amendment is given to RELX PLC ADS holders. However, no amendment will impair a RELX PLC ADS holder’s right to receive the RELX PLC Shares (or any other securities, property or cash) underlying such holder’s RELX PLC ADSs in exchange for such holder’s RELX PLC ADSs, except in order to comply with applicable provisions of any mandatory laws.

Termination

The RELX PLC deposit agreement will be terminated by the depositary if RELX PLC asks it to do so, in which case the depositary must notify RELX PLC ADS holders at least 30 days before termination. If at any time 90 days have expired after (y) RELX PLC has delivered a notice of removal to the depositary or (z) the depositary has delivered to RELX PLC a written notice of its election to resign and, in either case, a successor depositary has not been appointed by RELX PLC and accepted its appointment, the depositary may terminate the RELX PLC deposit agreement by mailing notice of such termination to the RELX PLC ADS holders then outstanding at least 30 days before termination.

If any RELX PLC ADSs remain outstanding after termination, (i) the RELX PLC ADS holders will be entitled to receive the underlying securities upon surrender of the RELX PLC ADSs and payment of all fees, expenses, taxes and governmental charges, and (ii) the depositary will stop registering the transfer of RELX PLC ADSs, will stop distributing dividends to RELX PLC ADS holders, and will not give any further notices or do anything else under the RELX PLC deposit agreement other than:

•	collect dividends and distributions on the RELX PLC Shares (or any other securities, property or cash) underlying RELX PLC ADSs;

•	sell rights and other properties received in respect of RELX PLC Shares (or any other securities, property or cash) underlying RELX PLC ADSs as provided in the RELX PLC deposit agreement; and

•	deliver RELX PLC Shares (or any other securities, property or cash) underlying RELX PLC ADSs, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for RELX PLC ADSs surrendered to the depositary (after deducting, in each case, the fee of the depositary for the surrender of RELX PLC ADSs, any expenses for the account of the RELX PLC ADS holder in accordance with the terms of the RELX PLC deposit agreement, and any applicable taxes or governmental charges).

At any time after the date of termination of the RELX PLC deposit agreement, the depositary may sell any remaining deposited RELX PLC Shares (or any other securities, property or cash) underlying RELX PLC ADSs. After that, the depositary will hold the money it received on the sale, as well as any cash it is holding under the RELX PLC deposit agreement, unsegregated for the pro rata benefit of the RELX PLC ADS holders that have not surrendered their RELX PLC ADSs. The depositary will not invest the money and has no liability for interest. After making such sale, the depositary’s only obligations to RELX PLC ADS holders will be to account for the money and cash (net of all applicable fees, expenses, taxes and governmental charges payable by holders under the terms of the RELX PLC deposit agreement). After termination, RELX PLC’s only obligations will be with respect to indemnification of, and to pay specified amounts to, the depositary. The obligations under the terms of the RELX PLC deposit agreement of RELX PLC ADS holders outstanding as of the termination date will survive the termination date and will be discharged only when the applicable RELX PLC ADSs are presented by their holders to the depositary for cancellation and such RELX PLC ADS holder has satisfied all of its obligations under the terms of the RELX PLC deposit agreement.

Limitations on Obligations and Liability to RELX PLC ADS holders

The RELX PLC deposit agreement expressly limits the obligations and liabilities of RELX PLC, the depositary and any custodian to the RELX PLC ADS holders. These limitations include, among other things, that RELX PLC and the depositary:

•	are obligated only to take the actions specifically set forth in the RELX PLC deposit agreement without negligence or bad faith;

•	have no obligation to become involved in a lawsuit or proceeding related to the RELX PLC Shares (or any other securities, property or cash) underlying RELX PLC ADSs or the RELX PLC ADRs unless they are indemnified to their satisfaction;

•	are not liable for any consequential or punitive damages or any action or non-action by it in reliance upon any advice of or information from any legal counsel, accountants, any person depositing RELX PLC Shares, any RELX PLC ADS holder or beneficial owner, or any other person whom they believe in good faith is competent to give them that advice or information;

•	may rely and will be protected in action upon any written notice, request or other document believed by it to be genuine and to have been signed or presented by the proper party or parties; and

•	are not be liable to holders or beneficial owners of RELX PLC ADSs or third parties for any special, consequential, indirect or punitive damages for any breach of the terms of the RELX PLC deposit agreement or otherwise.

In addition, RELX PLC, the depositary and their respective directors, officers, employees, agents or affiliates are not liable to any holder or beneficial owner of RELX PLC ADSs:

•	if the depositary or RELX PLC is prevented, delayed or forbidden from, or is subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the RELX PLC deposit agreement or the RELX PLC Shares (or any other securities, property or cash underlying the RELX PLC ADSs) it is provided will be done or performed by reason of any provision of any present or future law or regulation of the U.S., England or any other country, or of any governmental or regulatory authority or stock exchange or interdealer quotation system, or by reason of any provision, present or future, of the PLC Articles, or by reason of any provision of any securities issued or distributed by RELX PLC, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control;

•	by reason of any exercise of, or failure to exercise, any discretion provided for in the RELX PLC deposit agreement; or

•	for the inability of any holder or beneficial owner of RELX PLC ADSs to benefit from any distribution, offering, right or other benefit which is made available to holders of RELX PLC Shares underlying the RELX PLC ADSs but is not, under the terms of the deposit agreement, made available to holders or beneficial owners of RELX PLC ADSs.

Additionally, the depositary will not be liable for, among other things:

•	any acts or omissions made by a predecessor or successor depositary, so long as the depositary performed its obligations without negligence or bad faith while it acted as the depositary;

•	any failure to carry out any instructions to vote any of the RELX PLC Shares represented by the RELX PLC ADSs, or for the manner in which any such vote is cast, if such action or non-action is in good faith, or for the effect of any such vote;

•	the depositary’s failure to determine that any distribution or action is lawful or reasonably practicable if such determination of practicability is made without bad faith;

•	the content of any information received from RELX PLC for distribution to the RELX PLC ADS holders or any inaccuracy of any translation thereof;

•	any investment risk associated with acquiring an interest in, or the validity of worth of, the RELX PLC Shares (or any other securities, property or cash) underlying the RELX PLC ADSs;

•	any tax consequences that may result from the ownership of RELX PLC ADSs, RELX PLC Shares (or any other securities, property or cash) underlying RELX PLC ADSs;

•	the credit-worthiness of any third party;

•	allowing any rights to lapse in accordance with the terms of the RELX PLC deposit agreement;

•	the failure or timeliness of any notice from RELX PLC; or

•	any action of or failure to act by, or any information provided or not provided by, the Depository Trust Company (DTC) or any DTC participant.

Requirements for Depositary Actions

Before the depositary will issue, or register the transfer of, a RELX PLC ADS, make a distribution on a RELX PLC ADS, split-up or combine RELX PLC ADRs, or permit withdrawal of RELX PLC Shares underlying RELX PLC ADSs, the depositary or the custodian may require:

•	payment of taxes or other governmental charges and stock transfer or registration fees and any applicable depositary fees under the RELX PLC deposit agreement;

•	production of reasonably satisfactory proof of the identity and genuineness of any signature; and

•	compliance with (i) laws and other governmental regulations relating to the execution and delivery of RELX PLC ADRs or RELX PLC ADSs or to the withdrawal or delivery of RELX PLC Shares (or any other securities, property or cash) underlying RELX PLC ADSs and (ii) any regulations the depositary or RELX PLC may establish consistent with the provisions of the RELX PLC deposit agreement, including presentation of certain transfer documents.

The depositary may refuse to deliver, transfer, or register transfers of, RELX PLC ADSs generally when the transfer books of the depositary are closed, or if deemed necessary or advisable by the depositary or the custodian at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the RELX PLC deposit agreement, or for any reason, except that the surrender of outstanding RELX PLC ADSs and withdrawal of RELX PLC Shares (or any other securities, property or cash) underlying RELX PLC ADSs may only be suspended as set forth in the second paragraph in the section entitled “—Withdrawal and Cancellation.”

Pre-Release of RELX PLC ADSs

The depositary may deliver RELX PLC ADSs before deposit of the underlying RELX PLC Shares (referred to in this prospectus as a “pre-release”). The depositary may also deliver RELX PLC Shares before the receipt and cancellation of RELX PLC ADSs which have been pre-released, which may occur whether or not such cancellation is prior to the termination of such pre-release or the depositary knows that such RELX PLC ADSs have been pre-released. A pre-release of RELX PLC ADSs will be closed out as soon as the underlying RELX PLC Shares are delivered to the depositary. The depositary may receive RELX PLC ADSs instead of RELX PLC Shares to close out a pre-release of RELX PLC ADSs and may receive RELX PLC Shares instead of RELX PLC ADSs to close out a pre-release of RELX PLC Shares. The depositary may effect a pre-release of RELX PLC ADSs or a pre-release of RELX PLC Shares only under certain conditions, including that:

•

before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary and agree in writing that it or its customer, as the case may be, (i) owns the

RELX PLC Shares or RELX PLC ADSs to be remitted, (ii) will indicate the depositary as owner of such RELX PLC Shares or RELX PLC ADSs and will hold such RELX PLC Shares or RELX PLC ADSs in trust for the depositary until such RELX PLC Shares or RELX PLC ADSs are delivered to the depositary or the custodian, (iii) unconditionally guarantees to deliver such RELX PLC Shares or RELX PLC ADSs to the depositary or the custodian and (iv) agrees to any additional restrictions or requirements that the depositary may deem reasonably necessary or proper;

•	the pre-release must be fully collateralized with cash, U.S. government securities or other collateral that the depositary deems appropriate; and

•	the depositary must be able to terminate the pre-release on not more than five business days’ notice.

Each pre-release will also be subject to such further indemnities and credit regulations as the depositary deems appropriate.

Under the RELX PLC deposit agreement, the number of RELX PLC Shares not deposited but represented by RELX PLC ADSs outstanding at any time as a result of pre-releases will not normally exceed 30% of the RELX PLC ADSs outstanding (without giving effect to any pre-released RELX PLC ADSs), except that the depositary has the right to disregard such limit from time to time as it deems reasonably appropriate. The depositary may also set limits with respect to pre-release transactions with any pre-release on a case-by-case basis as the depositary deems reasonably appropriate.

Listing

The RELX PLC ADSs currently are listed on, and we intend to apply to list the RELX PLC ADSs which will be issued to RELX NV ADS holders in the Merger on, the New York Stock Exchange.

COMPARISON OF RIGHTS OF SHAREHOLDERS

Currently, rights of a RELX NV Shareholder are governed by Dutch corporate law and the NV Articles. If the Merger is consummated, each RELX NV Shareholder, other than a Withdrawing Shareholder, will become a RELX PLC Shareholder, and such holder’s rights will be governed by English corporate law and the PLC Articles.

Many of the principal attributes of RELX NV Shares and RELX PLC Shares will be similar. However, there are differences between RELX NV Shareholder’s rights under English corporate law and Dutch corporate law and PLC Articles will differ from the NV Articles mostly to the extent that English corporate law differs from Dutch corporate law. However, we believe that these differences will not materially impact a RELX NV Shareholder’s rights as a shareholder after the Merger. The PLC Articles preserve similar material rights and powers of shareholders as those provided under the NV Articles. In addition, because each RELX NV Shareholder will receive, as consideration in the Merger, one RELX PLC Share in exchange for each RELX NV Share (in the case of RELX NV ADS holder, one RELX NV ADS in exchange for each RELX NV ADS) held on the Effective Date and because all of the assets and liabilities of RELX NV will be transferred to RELX PLC pursuant to the Merger, we believe that the equity and membership interests of RELX NV Shareholders are adequately safeguarded.

The following discussion summarizes the differences in a RELX NV Shareholder’s rights resulting from the Merger. This summary is not complete and does not set forth all of the differences between Dutch and English corporate law or all the differences between the NV Articles and the PLC Articles. This summary is subject to the complete text of the relevant provisions of the Dutch Civil Code, the NV Articles, the English Companies Act and the PLC Articles. We encourage you to read those laws and documents, which are incorporated by reference into this prospectus. See “Where You Can Find More Information; Incorporation by Reference.”

Authorised and Issued Share Capital

RELX NV. As of February 20, 2018, RELX NV’s authorized share capital amounted to €140,000,000 divided into 2,000,000,000 RELX NV Shares with a nominal value of €0.07 per share.

RELX PLC. As of February 20, 2018, RELX PLC’s issued share capital amounted to £153 million divided into 1,059,676,682 RELX PLC Shares. As of the close of business on February 20, 2018, RELX PLC held 64,193,450 RELX PLC Shares in treasury.

Share Premium Reserve

RELX NV. The share premium is the amount paid in on RELX NV Shares in excess of the nominal value of the RELX NV Shares. On January 31, 2018, the share premium amounted to €2,339 million.

RELX PLC. The share premium is the amount paid up on shares in excess of the nominal value of the shares. As of close of business on January 31, 2018, the share premium of RELX PLC amounted to £1,310 million. Whenever RELX PLC issues RELX PLC Shares at a premium, whether for cash or otherwise a sum equal to the aggregate amount or value of the premiums on those shares must be represented in the share premium reserve. The share premium reserve is not distributable and only available for use in very limited circumstances.

Issuances of Shares and Pre-emptive Rights

RELX NV. Under the NV Articles, RELX NV may issue RELX NV Shares only pursuant to a resolution of (i) the RELX NV general meeting upon the proposal of the board of directors of RELX NV or (ii) the board of directors of RELX NV to the extent the board of directors of RELX NV is so authorised by the RELX NV general meeting. Upon proposal of the board of directors of RELX NV, the general meeting may authorize the board of directors of RELX NV for a fixed period not exceeding five years (which authorisation may be extended from time to time for a period not exceeding five years).

A RELX NV general meeting resolution to make such authorization must stipulate the aggregate nominal value up to which shares may be issued pursuant to a resolution of the board of directors of RELX NV. This aggregate nominal value cannot exceed one-third of the sum of (i) the RELX NV issued share capital at the time the resolution to make the authorization is adopted and (ii) the aggregate nominal value of rights, outstanding at such time, granted by RELX NV to subscribe for shares.

Pursuant to a resolution adopted by the RELX NV general meeting on April 19, 2017, the board of directors of RELX NV may until November 18, 2018:

•	issue shares and grant rights to acquire shares, provided this authority is limited to 10% of the issued share capital of RELX NV at the close of trading on Euronext Amsterdam on April 19, 2017, plus an additional 10% of the issued share capital of RELX NV as per the same date in relation to mergers or acquisitions; and

•	issue shares and grant rights to acquire shares in so far as this is done to meet obligations resulting from the exercise of rights to acquire shares under approved share (option) schemes.

Upon an issuance of RELX NV Shares, each RELX NV Shareholder has a pre-emptive right to subscribe for such newly-issued RELX NV Shares in proportion to the aggregate number of RELX NV Shares held by such shareholder. RELX NV Shareholders do not have pre-emptive rights upon an issuance of RELX NV Shares (i) against a non-cash contribution and (ii) to employees of RELX NV or of a group company as referred to in section 2:24b of the Dutch Civil Code.

Prior to each issuance of RELX NV Shares, pre-emptive rights may be restricted or excluded by a resolution of (i) the RELX NV general meeting upon the proposal of the board of directors of RELX NV or (ii) by the board of directors of RELX NV to the extent the board of directors of RELX NV has been authorized to do so by the RELX NV general meeting. The RELX NV general meeting may authorize the board of directors of RELX NV upon proposal of the board of directors of RELX NV for a fixed period not exceeding five years (which authorisation may be extended from time to time for a period not exceeding five years).

Pursuant to a resolution adopted by the RELX NV general meeting on April 19, 2017, the board of directors of RELX NV may until November 18, 2018, limit or exclude the statutory pre-emptive rights of RELX NV Shareholders at an issue of shares or a grant of rights to acquire shares, which is resolved upon by the board of directors on the basis of the delegation of the authority to issue shares granted to the board of directors on that same date.

RELX PLC. RELX PLC may reclassify, allot, grant rights to subscribe for, convert any security into or grant options over RELX PLC Shares subject to:

•	the terms of a resolution of the shareholders of RELX PLC, passed at a general meeting of RELX PLC. This resolution may authorise the board of directors of RELX PLC to issue, allot or grant rights to subscribe to RELX PLC Shares up to a specified maximum aggregate nominal amount and for a specified period not exceeding five years; and

•	a resolution of the board of directors of RELX PLC, subject to the terms of the Allotment Resolution.

Pursuant to an ordinary resolution adopted by the shareholders of RELX PLC on April 20, 2017, the board of directors of RELX PLC may, for a period expiring (unless otherwise renewed, varied or revoked at a general meeting of RELX PLC) at the end of the next annual general meeting of RELX PLC (or, if earlier, at the close of business on July 20, 2018), allot RELX PLC Shares, and grant rights to subscribe for or convert any security into RELX PLC Shares: (a) up to an aggregate nominal amount of £52,000,000; or (b) where the RELX PLC Shares are issued pursuant to a rights issue on a pre-emptive basis up to an aggregate nominal amount of £104,000,000 (including within such amount any RELX PLC Shares issued pursuant to paragraph (a)).

Under English law, the board of directors of RELX PLC is, with certain exceptions, unable to allot and issue RELX PLC Shares that are to be paid for wholly in cash (except shares held under an employees’ share scheme) without these first being offered to the existing shareholders in proportion to their existing respective shareholding. Offers to existing shareholders must be on the same, or more favourable, terms than are offered to new shareholders, unless a special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding RELX PLC Shares that, being entitled to vote, vote on the resolution) to the contrary has been passed in a general meeting of shareholders.

Pursuant to a special resolution adopted by the shareholders of RELX PLC on April 20, 2017, the board of directors of RELX PLC may, for a period expiring (unless otherwise renewed, varied or revoked at a general meeting of RELX PLC) at the end of the next annual general meeting of RELX PLC (or, if earlier, at the close of business on July 20, 2018), issue RELX PLC Shares for: (a) cash up to an aggregate nominal amount of £8,200,000 without pre-emptively offering shares to RELX PLC’s existing shareholders; or (b) pursuant to the terms of RELX PLC’s employee share plans.

Reduction of Share Capital

RELX NV. Under the NV Articles, the RELX NV general meeting may, following a proposal by the board of directors of RELX NV and in compliance with applicable Dutch law, reduce RELX NV’s issued share capital by (i) cancelling RELX NV Shares held by RELX NV or (ii) reducing the nominal value of RELX NV Shares by amendment of the NV Articles.

For a resolution of the RELX NV general meeting to reduce the RELX NV issued share capital a simple majority of the votes cast is required. If, however, less than 50% of the issued share capital is represented at the RELX NV general meeting, such resolution is adopted by approval of a majority of at least two-thirds of the votes cast.

A reduction of issued share capital will not become effective so long as creditors of RELX NV may challenge the resolution of the general meeting.

RELX PLC. An English company may choose to reduce its share capital in order to create distributable reserves for the payment of a dividend or to return surplus capital to shareholders.

Under the English Companies Act, a public company can only effect a reduction of capital with approval from an English court. Prior to the court process, the reduction must first be approved by a special resolution of the shareholders in general meeting. Once a resolution to reduce the company’s capital is approved by the shareholders, the reduction must be approved by the English court.

Dividends and Distributions

RELX NV. Under the NV Articles, subject to the limitation described below, RELX NV may pay an annual dividend upon a resolution of the RELX NV general meeting and after adoption of the RELX NV’s annual accounts if the adopted annual accounts show that payment of dividends is permitted.

Distributions may be made only to the extent RELX NV’s equity exceeds the amount of the paid up and called up part of the issued share capital, increased by the reserves which must be kept by virtue of Dutch law.

The RELX NV general meeting may resolve upon a proposal from the board of directors of RELX NV to make a distribution to the RELX NV Shareholders wholly or partly not in cash but in shares.

If a loss has been suffered by RELX NV during any one year, the board of directors of RELX NV may resolve to offset such loss by writing it off against a reserve which RELX NV is not required to keep by virtue of Dutch law.

The board of directors of RELX NV may resolve to make an interim distribution, provided that RELX NV’s equity exceeds the amount of the paid up and called up part of the issued share capital, increased by the reserves which must be kept by virtue of Dutch law as shown by interim accounts.

The board of directors of RELX NV may resolve to make a distribution to the RELX NV Shareholders out of the reserves.

RELX PLC. Subject to the English Companies Act, RELX PLC Shareholders may declare a final dividend (which must first be recommended by the board of directors of RELX PLC) by ordinary resolution. In addition, the board of directors of RELX PLC may declare and pay interim dividends to RELX PLC Shareholders. All dividends are paid in accordance with the rights attaching to the RELX PLC Shares.

Dividends may only be paid out of “distributable reserves.” This is defined as “accumulated, realised profits, so far as not previously utilised by distribution or capitalisation, less accumulated, realised losses, so far as not previously written off in a reduction or reorganisation of share capital.” RELX PLC is not permitted to pay dividends out of share capital, which includes share premium. Distributable reserves are determined in accordance with generally accepted accounting principles at the time the relevant accounts are prepared. RELX PLC will not be permitted to make a distribution if, at the time of the proposed dividend, the amount of its net assets is less than the aggregate of its issued and paid up share capital and undistributable reserves, or if the proposed dividend will reduce the net assets below such amount.

Dividends may be paid in cash, or (subject to shareholder approval and to the procedure set out in the PLC Articles) by way of a further issuance of fully paid up RELX PLC Shares.

Disclosure of Significant Share Ownership

RELX NV. Pursuant to the Dutch Financial Markets Supervision Act (the “FMSA”), any person who directly or indirectly acquires or disposes of an actual or potential interest in the capital or voting rights of a Dutch company must notify the Netherlands Authority for the Financial Markets (the “AFM”) without delay if, as a result of such acquisition or disposal, the percentage of capital interest or voting rights held by such person in a company like RELX NV reaches, exceeds or falls below any of the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%.

A notification requirement also applies if a person’s capital interest or voting rights reaches, exceeds or falls below the above mentioned thresholds as a result of a change in the company’s total issued share capital or voting rights. Such notification has to be made no later than the fourth trading day after the AFM has published the company’s notification of the change in its outstanding share capital.

Under the FMSA, a company like RELX NV is required to notify the AFM without delay of the changes in its share capital or voting rights, if its issued share capital or voting rights changes by 1% or more compared to the company’s previous notification. A company like RELX NV must furthermore notify the AFM within eight days after each quarter, in the event its share capital or voting rights changes by less than 1% in that relevant quarter or since the company’s previous notification.

In addition, every holder of 3% or more of the company’s share capital or voting rights whose interest at midnight on December 31 of any year has a different composition than in a prior notification to the AFM must notify the AFM within four weeks.

RELX PLC. Pursuant to the Disclosure Guidance and Transparency Rules and subject to certain exemptions, a shareholder must notify RELX PLC and the United Kingdom Financial Conduct Authority in the event that the percentage of the voting rights in RELX PLC held by such shareholder reaches, exceeds or falls below: (a) 3% and; (b) each 1% threshold thereafter up to 100%, whether as a result of an acquisition or disposal of RELX PLC Shares or as a result of a change in voting rights attaching to the RELX PLC Shares.

The notification must be made to RELX PLC as soon as possible, but in any event no later than two trading days after the date on which the shareholder: (i) becomes aware, or should have become aware, of the acquisition or disposal or of the possibility of exercising voting rights; or (ii) is informed about the events of (i), above. RELX PLC must in turn make public all information contained in the notification by the end of the trading day following receipt of the notification from the shareholder.

RELX PLC is required to publicly disclose the total voting rights attaching to the issued RELX PLC Shares and the number of RELX PLC Shares held in treasury at the end of each calendar month during which an increase or decrease has occurred.

Voting Rights

RELX NV. Under the NV Articles, each RELX NV Share confers the right to cast one vote.

RELX PLC. Under the PLC Articles, RELX PLC’s shareholders are entitled to vote on resolutions at general meetings. On a vote on a resolution by way of a show of hands, every shareholder or duly appointed proxy who is present in person will have one vote. On a vote on a resolution by way of a poll every shareholder present in person or by proxy will have one vote for every share of which he, she or it is the holder.

General Meetings

RELX NV. Under the NV Articles, RELX NV general meetings must be held in the Netherlands in Amsterdam, Rotterdam or Haarlemmermeer.

RELX NV is required to hold an annual general meeting of its shareholders once a year within five months of the end of its fiscal year. The board of directors of RELX NV may convene extraordinary RELX NV general meetings.

In addition, under Dutch law one or more shareholders representing collectively at least one-tenth of a company’s issued share capital may request that an extraordinary general meeting be convened by the board of directors. If an extraordinary general meeting has not been held within eight weeks of such shareholders’ request, the requesting shareholders may, in accordance with Dutch law, request authorization to convene an extraordinary general meeting from a district court in the Netherlands.

Under Dutch law, an extraordinary general meeting must be held within three months from the date it becomes apparent to the board of directors that a company’s equity has decreased to an amount equal to, or lower than, 50% of the paid up part of its share capital.

RELX PLC. Under English law, RELX PLC is required to hold an annual general meeting of its shareholders within six months of the end of its fiscal year. RELX PLC’s shareholders may also request that RELX PLC convenes a general meeting. If RELX PLC receives a request to hold a general meeting from a shareholder or shareholders representing at least 5% of the voting rights of RELX PLC (excluding any voting rights attached to treasury shares) then the board of directors must call, and give notice of, a general meeting within 21 days of receiving the request. The general meeting must then be held within 28 days of the notice being given.

Notice and Record Date of Shareholders’ Meetings

RELX NV. Under Dutch law, notice of a company’s general meeting must be given by the board of directors at least forty-two days prior to the date of the general meeting.

The RELX NV general meeting notice must include, among other matters, an agenda indicating the place, time and date of the RELX NV general meeting and the subjects to be dealt with at the RELX NV general meeting.

The record date for a RELX NV general meeting is the twenty-eighth day prior to the date of the RELX NV general meeting. Those who have the voting rights and meeting rights on the record date and have been recorded as such in one or more registers designated for that purpose by the board of directors of RELX NV, shall be considered to have those rights, irrespective of who has these rights at the time of the General Meeting of Shareholders.

RELX PLC. An annual general meeting must be called by not less than 21 clear days’ notice (i.e. excluding the deemed date of receipt of the notice and the date of the meeting itself). All other general meetings may be called by not less than 14 clear days’ notice if: (a) RELX PLC offers an electronic voting facility; and (b) a special resolution reducing the notice period to not less than 14 days clear days has been passed by shareholders at the most recent annual general meeting or a general meeting held since the most recent annual general meeting. Notice of a meeting must be given to every shareholder and director of RELX PLC and RELX PLC’s auditors.

The notice will specify: (i) the time, date and place of the meeting (including any satellite meeting place, identified as such in the notice); (ii) the general nature of the business to be dealt with; (iii) whether the meeting is an annual general meeting; and (iv) if any special resolutions have been proposed by the board of directors of RELX PLC. The notice may also set a record date for the RELX PLC general meeting, which is typically two working days prior to the date of the meeting.

Requirements for Submitting Shareholder Proposals

RELX NV. The NV Articles provide that RELX NV Shareholders representing individually or collectively at least 1% of the issued share capital or representing a share value of at least EUR 50,000,000 may request to have a matter included in the agenda of a general meeting. The request must be received no later than 60 days prior to the date of the relevant general meeting.

RELX PLC. Under English law, shareholders can require resolutions to be put before an annual general meeting. This may be requested by a shareholder or shareholders representing at least 5% of the total voting rights of RELX PLC (excluding any voting rights attached to treasury shares) or at least 100 shareholders with the right to vote at the meeting or vote on the resolution who each hold, on average, at least £100 of RELX PLC’s paid up share capital.

A request to include a resolution at an annual general meeting must be received by RELX PLC at least 6 weeks before the annual general meeting to which it relates or, if later, the time at which notice of that meeting is given. The request may be in hard copy or electronic form, must identify the resolution or other business and must be signed by the requesting person(s).

Attendance of Shareholders’ Meeting

RELX NV. Each RELX NV Shareholder on the record date may attend the RELX NV general meeting if such person or such person’s proxy has notified RELX NV in writing, prior to the RELX NV general meeting, of its intention to attend such meeting in writing.

RELX PLC. Shareholders, their proxies, corporate representatives and auditors have the right to attend and speak at a general meeting.

Quorum and Voting Requirements

RELX NV. Pursuant to the NV Articles, resolutions of the RELX NV general meeting will require the approval by a simple majority of the votes cast without a quorum requirement, except if another majority of votes or quorum is required by Dutch law or the NV Articles. If the votes on any proposal other than the election of persons (such as directors) are equally divided, such proposal has been rejected. Blank votes and invalid votes do not count.

The following resolutions, among others, must be adopted by a majority of at least two-thirds of the votes cast at the RELX NV general meeting, if less than one-half of the issued share capital is represented at the RELX NV General Meeting: (i) restrictions on, or exclusions of, pre-emptive rights, (ii) a reduction of RELX NV’s share capital and (iii) the appointment of a director of RELX NV other than in accordance with a proposal of the board of directors of RELX NV.

A majority of two-thirds of the votes cast is required for the adoption of a resolution to amend the NV Articles, if the resolution is not passed at the proposal of the board of directors of RELX NV.

RELX PLC. Under the PLC Articles, the quorum for a general meeting is any two shareholders who are entitled to vote and are present at the meeting either in person or by proxy, provided that they are not both proxies of the same shareholder.

Resolutions are proposed as either ordinary or special resolutions. An ordinary resolution voted on at a meeting by way of a show of hands is passed if it is voted for by a simple majority of those who, being entitled to vote, do so in person or by proxy. An ordinary resolution voted on at a meeting by way of a poll is passed by RELX PLC Shares representing a simple majority of the total RELX PLC Shares voted by shareholders in person or by proxy.

A special resolution voted on at a meeting by way of a show of hands is passed if it is voted for by not less than 75% of those who, being entitled to vote, do so in person or by proxy. A special resolution voted on at a meeting by way of a poll is passed by RELX PLC Shares representing not less than 75% of the total RELX PLC Shares voted by shareholders in person or by proxy.

Certain actions may only be carried out if they have been approved by special resolution. This includes (but is not limited to) changes to the PLC Articles, the disapplication of pre-emption rights, or the re-registration of RELX PLC as a private company.

Actions by Written Consent of Shareholders

RELX NV. The NV Articles do not allow for action to be taken by RELX NV Shareholders by written consent.

RELX PLC. Under English law, public limited companies may not act by written consent of shareholders.

Board Structure and Composition

RELX NV. The board of directors of RELX NV consists of executive directors and non-executive directors. The number of directors is determined by the board of directors of RELX NV. The number of executive directors of RELX NV must at all times be less than the number of non-executive directors of RELX NV.

RELX PLC. RELX PLC is managed by a board of directors. The minimum number of directors on the board at any one time is five. The RELX PLC board is currently composed of 11 directors. This includes two executive directors and nine non-executive directors.

Appointment of Directors

RELX NV. Under the NV Articles each director of RELX NV is appointed by a resolution adopted by the RELX NV general meeting. The non-executive directors of RELX NV propose one or more candidates for each seat.

A resolution to appoint a director of RELX NV in accordance with a proposal of the board of directors of RELX NV requires a simple majority of the votes cast. A resolution to appoint a director of RELX NV other than in accordance with a proposal of the board of directors of RELX NV requires a majority of at least two-thirds of the votes cast if less than one-half of the issued share capital is represented at the RELX NV general meeting.

RELX PLC. Under English law, each member of the board of directors of RELX PLC is appointed by ordinary resolution at general meeting, after being first recommended by the board of directors or by a shareholder entitled to vote at the general meeting. The board of directors of RELX PLC may also appoint directors to the board to fill a vacancy. In this instance, the director’s appointment will last until the next annual general meeting where their appointment must be ratified by RELX PLC’s shareholders.

Terms of Office and Filling of Vacancies

RELX NV. Under the NV Articles a director of RELX NV is appointed for a period of three years and retires not later than on the day on which the first RELX NV general meeting is held following the lapse of three years since his appointment. A director of RELX NV may be re-appointed.

If a seat on the RELX NV board of directors concerning an executive member is vacant, the remaining executive member or executive directors shall be temporarily entrusted with the management of RELX NV. If all seats on the board of directors concerning executive members are vacant or all executive directors are unable to perform their duties, the management of RELX NV shall be temporarily entrusted to the non-executive directors, with the authority to temporarily entrust the management of RELX NV to one or more non-executive directors and/or one or more other persons.

RELX PLC. In accordance with the U.K. Corporate Governance Code, RELX PLC’s normal practice is that each member of the board of directors is appointed for a one year term, and is reappointed at each annual general meeting. The board of directors of RELX PLC has established a nominations committee in order to provide a formal and transparent procedure for the appointment of new directors. All of the members of this committee are non-executive directors.

Removal and Suspension of Directors

RELX NV. Under the NV Articles, directors of RELX NV may be suspended or dismissed by resolution of a simple majority of the votes cast at the RELX NV general meeting.

In addition, the board of directors of RELX NV may, at any time, suspend an executive director of RELX NV. Such suspension may be discontinued by the RELX NV general meeting at any time.

Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If at the end of that period no decision has been taken on termination of the suspension or on dismissal, the suspension shall end.

RELX PLC. Pursuant to English law and the PLC Articles, a director may be removed from office either by the RELX PLC Shareholders or the board of directors. The board of directors of RELX PLC may remove a director if 75% or more of the directors sign a notice stating that that person should cease to be a director. RELX PLC’s shareholders may remove a director by passing an ordinary resolution to that effect.

Conflict of Interest

RELX NV. Under Dutch law, a director of a Dutch public limited liability company, may not participate in the deliberation and adoption of the relevant board of directors’ resolution if he has a direct or indirect personal interest conflicting with the interests of the company. Such a conflict of interest exists if in the situation at hand the director is deemed to be unable to serve the interests of the company and the business connected with it with the required level of integrity and objectivity.

Under the NV Articles, a director of RELX NV shall not participate in the discussions and decision-making if he has a direct or indirect personal interest in the matter which is conflicting with the interest RELX NV.

RELX PLC. Under the English Companies Act, directors have a duty to avoid situations in which they may have a direct or indirect interest that may conflict with the company’s interests. Under the PLC Articles, a director may not vote on issues that he has a personal interest in where that interest may be in conflict with RELX PLC’s interest unless the board of directors of RELX PLC authorises such conflicted director to continue to act in relation to the conflicted situation. This is done through a resolution of the board of directors, which may only be effective if it would have been passed without the vote of the conflicted director at a board meeting which is quorate without counting the presence of the conflicted director.

Directors’ Liability and Indemnity

RELX NV. Under Dutch law, current and former directors of a Dutch company may be liable for damages in the event of improper or negligent performance of their duties. They may be jointly and severally liable for damages (i) to the company for violation of the articles of association or of certain provisions of under Dutch law; and (ii) to third parties for violation of certain provisions under Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities.

Under the NV Articles, RELX NV indemnifies and holds harmless, subject to certain conditions, each sitting and former director of RELX NV against the financial consequences of directors’ liability. However such person is not indemnified in so far he has been held to be liable for willful misconduct or intentional recklessness.

RELX PLC. Under English law, directors are personally liable in the event that they are found to be negligent in carrying out, in default of or in breach of, their duties as directors. RELX PLC is not permitted to exempt any of its directors from this liability. However, RELX PLC may grant an indemnity to its directors in respect of liabilities incurred as a result of their office or pay for insurance on behalf of the directors. Neither the indemnity nor the insurance may cover the costs of a fine imposed as a result of criminal or regulatory proceedings or the costs of defending any criminal proceedings. Civil proceedings brought against the director by the company itself are also not covered.

Amendment to the Articles of Association

RELX NV. A resolution to amend the NV Articles requires a simple majority of the votes cast at the general meeting. No quorum requirement applies, provided such resolution is passed at the proposal of the board of directors of RELX NV. If the resolution is not passed at the proposal of the board of directors of RELX NV, such resolution requires a majority of two-thirds of the votes cast and such majority must represent at least 50% of the RELX NV issued share capital.

Certain articles of the NV Articles can only be amended by a resolution adopted on the proposal of the board of directors of RELX NV.

RELX PLC. Under English law, shareholders may amend the articles of association of a public limited company by special resolution at a general meeting.

Approval of Certain Transactions

RELX NV. Under Dutch law, resolutions of the board of directors require the approval of the general meeting if these relate to an important change in the identity or character of the company or its business, including in any case (i) a transfer of the undertaking or virtually the entire undertaking to a third party, (ii) the entry into or termination of a long-term cooperation of the company or a subsidiary with another legal person or partnership or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for the Dutch company and (iii) the acquisition or divestment by it or a subsidiary of a participating interest in the capital of a company having a value of at least one-third of the amount of its assets according to the most recent annual consolidated accounts of the company adopted by the general meeting.

RELX PLC. RELX PLC is required under the U.K. Listing Rules to seek shareholder approval in the event that it wishes to carry out a significant acquisition or disposal. Transactions are classified as Class 1 and Class 2 based on size. RELX PLC is required to seek shareholder approval of a Class 1 transaction before proceeding. Class 2 transactions do not require shareholder approval but RELX PLC must disclose details of the transaction to its shareholders and the wider market.

Dissolution and Liquidation

RELX NV. Under the NV Articles, RELX NV may be dissolved upon the proposal of the board of directors of RELX NV and with approval of a simple majority of the votes cast in the RELX NV general meeting.

If the RELX NV general meeting resolves to dissolve RELX NV, the executive directors of RELX NV will be charged with the liquidation of RELX NV and the non-executive directors of RELX NV with the supervision thereof. During the liquidation, the provisions of the NV Articles remain in force to the fullest extent possible.

If assets remain after payment of the debts, RELX NV will transfer such assets to the RELX NV Shareholders in proportion to the nominal value of their shareholdings.

RELX PLC. The liquidation of an English company is a statutory process governed by the Insolvency Act 1986, where assets of the company are realized for the benefit of creditors or shareholders and the company is dissolved. Liquidation may be voluntary, where it is initiated by shareholders, or compulsory, where it is typically initiated by creditors and approved by the court. Both of these can only be instigated by a special resolution.

A liquidator is appointed to collect in the assets of the company and distribute them in the order prescribed by the Insolvency Act 1986 to satisfy any charges, secured and unsecured creditors and the expenses of the liquidation. If there are any surplus funds available after these liabilities have been satisfied in full, they will be divided amongst shareholders in proportion to their existing shareholdings.

In the event of a voluntary winding up of RELX PLC, the liquidator may, if permitted by law, divide among the shareholders the assets of RELX PLC. The liquidator may not distribute an asset which has any liability attached to it to a shareholder without that shareholder’s consent. Upon a winding up, after payment or provision for payment of RELX PLC’s debts and liabilities, the holders of RELX PLC Shares (and any other shares outstanding at the relevant time which rank equally with such shares) will share equally, on a share for share basis, in RELX PLC’s assets remaining for distribution to the holders of RELX PLC Shares.

Mandatory Public Offer

RELX NV. Pursuant to the FMSA, and in accordance with EU Directive 2004/25/EC, any shareholder who (individually or jointly) directly or indirectly obtains control of a Dutch listed company is required to make a public takeover bid for all issued shares in that company’s share capital. Such control is deemed present if a (legal) person is able to exercise, alone or acting in concert, at least 30% of the voting rights in the general meeting of shareholders of such listed company (subject to an exemption for major shareholders who, acting alone or in concert, already had such stake in the company at the time of that company’s initial public offering).

A fair price is a price which is equal to the highest price paid by such person or the persons acting in concert with it for the shares in the year prior to the announcement of the offer or, in the absence of such a purchase, the average share price in the year prior to the announcement of the offer. If a 30% shareholder fails to make a public offer, the enterprise chamber of the court of appeal in Amsterdam (Ondernemingskamer) may require such shareholder to do so upon the request of, among others, the company or any of the company’s shareholders. It is generally prohibited to launch a public offer for the company’s shares unless the offer document has been approved by the AFM.

RELX PLC. Pursuant to the English City Code on Takeovers and Mergers (the “Takeover Code”), if a person (or persons acting in concert) directly or indirectly acquires an interest in 30% or more of the RELX PLC Shares, that person is required to make a public offer to acquire all of the remaining RELX PLC Shares. The offer must be in cash or accompanied by a cash alternative at not less than the highest price paid by the offeror (or any person acting in concert with it) during the 12 months prior to the announcement of the offer.

Squeeze-out

RELX NV. Pursuant to Section 2:92a of the Dutch Civil Code, a shareholder who for his own account contributes at least 95% of a Dutch company’s issued share capital may institute proceedings against such company’s minority shareholders to acquire their shares. The proceedings are held before the enterprise chamber of the court of appeal in Amsterdam (Ondernemingskamer) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The enterprise chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary, after appointment of one or three experts who will offer an opinion to the enterprise chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the enterprise chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to be paid to those shareholders whose addresses are known to him. Unless the addresses of all shareholders are known to him, he will be required to publish the same in a daily newspaper with nationwide circulation.

An offeror that has made a public offer will also be entitled to start takeover squeeze-out proceedings with respect to RELX NV Shareholders if, following the public offer, the offeror holds at least 95% of the issued and outstanding share capital and represents at least 95% of the total voting rights of RELX NV. The claim for a takeover squeeze-out will need to be filed with the enterprise chamber of the court of appeal in Amsterdam (Ondernemingskamer) within three months following the expiration of the acceptance period of the offer. The court of appeal in Amsterdam (Ondernemingskamer) may only grant the claim for squeeze-out in relation to all minority RELX NV Shareholders and will determine the price to be paid for the shares, if necessary, after the appointment of one or three experts who will offer an opinion on the value to be paid for the shares. The offer price will be assumed to be reasonable if the offer was a mandatory offer by the offeror or if at least 90% of the shares for which the public offer was made were acquired in the offer.

RELX PLC. If, following a takeover offer, being an offer to acquire all of the outstanding RELX PLC Shares (other than shares which at the date of the offer are already held by the offeror), the offeror has successfully acquired or contracted to acquire at least 90% of the RELX PLC Shares, then, under English law, the offeror may compulsorily acquire any outstanding RELX PLC Shares to which its offer relates. The offeror may give notice to any non-accepting shareholder that the offeror intends to acquire his, her or its RELX PLC Shares through a compulsory acquisition (also referred to as a squeeze out), and the RELX PLC Shares of such non-accepting shareholders will be acquired by the offeror six weeks later on the same terms as the offer, unless the shareholder objects to the English court and the court enters an order that the offeror is not entitled to acquire the RELX PLC Shares or specifying terms of the acquisition different from those of the offer.

Appraisal or Withdrawal Rights

RELX NV. Pursuant to section 2:333h of the Dutch Civil Code, any shareholder of a Dutch company that votes against an outbound cross-border merger has a withdrawal right on the basis of which such shareholder may elect not to become a shareholder of the surviving company, which is incorporated under the law of a member of the European Union other than the Netherlands. Such withdrawing shareholder may file a claim with the Dutch company for compensation within a one month withdrawal period following the Dutch company’s general meeting approving the merger.

RELX PLC. Withdrawal rights are not applicable under English law.

Takeover Provisions

RELX NV. The NV Articles do not contain any provisions regarding the classification of the board of directors or any other specific anti-takeover measures.

RELX PLC. The PLC Articles do not contain any provisions regarding the classification of the board of directors or any other specific anti-takeover measures.

Related Party Transactions

RELX NV. Under Dutch law, directors cannot participate in the decision making process regarding matters in which they have a direct or indirect personal interest that conflicts with the interest of the company.

RELX PLC. Under English law, certain transactions between a director of RELX PLC, certain parties connected with that director or a related company of which he or she is a director are prohibited unless approved by RELX PLC’s shareholders by ordinary resolution at a general meeting. This includes loans, credit transactions and substantial property transactions.

In addition, RELX PLC is required under the U.K. Listing Rules to seek shareholder approval in the event that it wishes to enter into certain transactions with its related parties, including directors, holders of more than 10% of the RELX PLC Shares or their respective associates.

Rights of Inspection

RELX NV. A Dutch company must ensure that its annual accounts, annual report, audit statement and other additional information as prescribed by Dutch law are available at its office from the day of the notice convening the general meeting at which the same are to be considered. Shareholders or ADR holders may inspect the documents at the company’s office and obtain a copy thereof free of charge.

Under Dutch law, if requested by a shareholder, usufructuary or pledgee of shares the board of directors must provide an extract from the shareholders register relation to his or her title to a share free of charge.

RELX PLC. Under English law, RELX PLC’s shareholders have the right to receive or access information relating to RELX PLC. This includes, but is not limited to, RELX PLC’s annual report and accounts.

Listing

RELX NV. The RELX NV Shares are listed on Euronext Amsterdam and the RELX NV ADSs, evidenced by American Depositary Receipts, are listed on the New York Stock Exchange.

RELX PLC. The RELX PLC Shares are listed on the London Stock Exchange and will, from completion of the Merger, be listed on Euronext Amsterdam. RELX PLC ADSs, evidenced by American Depositary Receipts, are listed on the New York Stock Exchange.

American Depositary Shares

The material terms and rights of the RELX NV ADSs are substantially similar in all material respects as those of RELX PLC ADSs. See “Description of RELX PLC American Depositary Shares” for more information.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of RELX NV Shares and RELX NV ADSs who exchange their RELX NV Shares and RELX NV ADSs for RELX PLC Shares and RELX PLC ADSs, and, except as otherwise noted therein, represents the opinion of Simpson Thacher & Bartlett LLP, U.S. counsel to RELX NV and RELX PLC. This discussion is based upon the Internal Revenue Code of 1986, as amended (referred to in this prospectus as the Code), the regulations of the U.S. Treasury Department and court and administrative rulings and decisions in effect on the date of this prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” is used to mean a beneficial owner of RELX NV Shares or RELX NV ADSs that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or any entity treated as a corporation, created or organized under the law of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership holds RELX NV Shares or RELX NV ADSs, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding RELX NV Shares or RELX NV ADSs, you should consult your own tax advisors.

This discussion assumes that you hold your RELX NV Shares or RELX NV ADSs as capital assets within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a person subject to the alternative minimum tax;

•	a holder of RELX PLC Shares or RELX PLC ADSs who, immediately after the Merger, actually or constructively owns 10% or more of the total combined voting power of all classes of stock entitled to vote or value of RELX PLC;

•	a person that received RELX NV Shares or RELX NV ADSs through the exercise of an employee stock option or pursuant to a tax-qualified retirement plan;

•	a holder of options granted under any RELX PLC or RELX NV benefit plan;

•	a person required to accelerate the recognition of any item of gross income with respect to the RELX PLC Shares or RELX PLC ADSs as a result of such income being recognized on an applicable financial statement;

•	a person that has a functional currency other than the U.S. dollar;

•	a person that holds RELX NV Shares or RELX NV ADSs as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a U.S. expatriate.

In addition, this discussion does not address any tax consequences arising under the Medicare contribution tax on net investment income or any state, local or foreign tax consequences of the Merger.

ALL HOLDERS OF RELX NV SHARES OR RELX NV ADSS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

U.S. Federal Income Tax Consequences of the Merger

Based upon representations contained in representation letters provided by RELX NV and RELX PLC and on customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the Effective Date, it is the opinion of Simpson Thacher & Bartlett LLP that the receipt by RELX NV Shareholders of RELX PLC Shares and by RELX NV ADS holders of RELX PLC ADSs pursuant to the Merger will constitute a tax-free reorganization under Section 368(a) of the Code. Based on the foregoing:

•	you will not recognize gain or loss in the Merger;

•	your aggregate tax basis in the RELX PLC Shares or RELX PLC ADSs that you receive in the Merger will equal your aggregate tax basis in the RELX NV Shares or RELX NV ADSs you surrender; and

•	your holding period for the RELX PLC Shares or RELX PLC ADSs that you receive in the Merger will include your holding period for the RELX NV Shares or RELX NV ADSs that you surrender in the Merger.

If you acquired different blocks of RELX NV Shares or RELX NV ADSs at different times or at different prices, your tax basis and holding period in your RELX PLC Shares or RELX PLC ADSs may be determined with reference to each block of RELX NV Shares or RELX NV ADSs.

Material U.S. Federal Income Tax Considerations Relating to the Ownership and Disposition of RELX PLC Shares Received in the Merger

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition by U.S. holders of RELX PLC Shares and RELX PLC ADSs received in the Merger. This discussion assumes that RELX PLC and RELX NV are not, and will not become, passive foreign investment companies (referred to in this prospectus as a PFIC) for U.S. federal income tax purposes, as described below.

RELX PLC ADSs

If you hold RELX PLC ADSs, for U.S. federal income tax purposes, you generally will be treated as the owner of the underlying RELX PLC Shares that are represented by such RELX PLC ADSs. Accordingly, deposits or withdrawals of RELX PLC Shares for RELX PLC ADSs will not be subject to U.S. federal income tax.

Taxation of Dividends

The gross amount of distributions on the RELX PLC Shares or RELX PLC ADSs (including any amounts withheld in respect of United Kingdom withholding taxes) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate U.S. investors, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of a comprehensive income tax treaty with the United States which the U.S. Treasury Department determines to be satisfactory for these purposes and which includes an exchange of information provision. The U.S. Treasury Department has determined that the current income tax treaty between the United States and the United Kingdom (the “Treaty”) meets these requirements, and we believe that we are eligible for the benefits of the Treaty. However, non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules to your particular circumstances.

The amount of any dividend paid in pounds sterling will equal the U.S. dollar value of the pounds sterling received calculated by reference to the exchange rate in effect on the date the dividend is received by you, regardless of whether the pounds sterling are converted into U.S. dollars. If the pounds sterling received as a dividend are converted into U.S. dollars on the date they are received, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the pounds sterling received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a basis in the pounds sterling equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the pounds sterling will be treated as U.S. source ordinary income or loss.

To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the RELX PLC Shares or RELX PLC ADSs, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. We do not expect to determine earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

Distributions of RELX PLC Shares or RELX PLC ADSs or rights to subscribe for such shares or ADSs that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to U.S. federal income tax.

Passive Foreign Investment Company

We do not believe that we are, for U.S. federal income tax purposes, a passive foreign investment company (referred to in this prospectus as a PFIC), and we expect to operate in such a manner so as not to become a PFIC. If, however, we are or become a PFIC, you could be subject to additional U.S. federal income taxes on gain recognized with respect to the RELX PLC Shares or RELX PLC ADSs and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. Non-corporate U.S. holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year. Our U.S. counsel expresses no opinion with respect to our PFIC status.

Taxation of Capital Gains

For U.S. federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of the RELX PLC Shares or RELX PLC ADSs in an amount equal to the difference between the amount realized for the RELX PLC Shares or RELX PLC ADSs and your tax basis in the RELX PLC Shares or RELX PLC ADSs. Such gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as U.S. source gain or loss.

Information Reporting and Backup Withholding

If you are a non-corporate U.S. holder of RELX NV Shares or RELX NV ADSs, you may be subject to information reporting and backup withholding on dividends paid to you with respect to RELX PLC Shares or RELX PLC ADSs and on proceeds from a sale or other disposition of RELX PLC Shares or RELX PLC ADSs. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding; or

•	are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

Reporting Requirements

If you receive RELX PLC Shares or RELX PLC ADSs as a result of the Merger, you may be required to retain records pertaining to the Merger and you may be required to file with your U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger.

Information With Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (or, in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following assets if they are not held in accounts maintained by financial institutions: (1) stocks and securities issued by non-U.S. persons, (2) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (3) interests in foreign entities. You are urged to consult your own tax advisors regarding the application of this reporting requirement to your ownership of RELX PLC Shares or RELX PLC ADSs.

This summary of certain U.S. federal income tax consequences of the Merger to holders of RELX NV Shares and RELX NV ADSs is not tax advice. The determination of the actual tax consequences of the Merger to a holder of RELX NV Shares or RELX NV ADSs will depend on the holder’s specific situation. Holders of RELX NV Shares or RELX NV ADSs should consult their own tax advisors as to the tax consequences of the Merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

MATERIAL U.K. TAX CONSIDERATIONS

The following statements are intended only as a general guide to certain U.K. tax considerations and do not purport to be a complete analysis of all potential U.K. tax consequences of the Simplification, or of acquiring, holding or disposing of RELX PLC Shares or RELX PLC ADSs. Except as otherwise noted therein they represent the opinion of Freshfields Bruckhaus Deringer LLP, U.K. counsel to RELX NV and RELX PLC. They are based on current U.K. law and what is understood to be the current practice of Her Majesty’s Revenue and Customs (“HMRC”) as of the date of this prospectus, both of which may change, possibly with retroactive effect.

The statements below apply only to RELX NV Shareholders and RELX NV ADS holders who are resident and, in the case of individuals, domiciled for tax purposes in (and only in) the U.K. (except insofar as express reference is made to the treatment of non-U.K. residents), who hold their RELX NV Shares or RELX NV ADSs as an investment (other than in an individual savings account or pension arrangement) and who are the absolute beneficial owner of both the RELX NV Shares or RELX NV ADSs and any dividends paid on them. The tax position of certain categories of RELX NV Shareholders and RELX NV ADS holders who are subject to special rules (such as persons who acquired their RELX NV Shares or RELX NV ADSs in connection with employment, dealers in securities, insurance companies and collective investment schemes) is not considered.

The Simplification should not have any U.K. tax consequences for holders of RELX PLC Shares and RELX PLC ADSs, and accordingly the statements below only discuss the tax position of holders of RELX NV Shares and RELX NV ADSs.

The statements summarise the current position and are intended as a general guide only. RELX NV Shareholders or RELX NV ADS holders who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the U.K. are strongly recommended to consult their own professional advisers.

Consequences of the Simplification

Treatment of RELX NV Shareholders and RELX NV ADS holders who receive New RELX PLC Shares

The Simplification should not be treated as involving a distribution subject to U.K. tax as income for RELX NV Shareholders or RELX NV ADS holders who receive New RELX PLC Shares.

For the purposes of U.K. taxation of chargeable gains (“CGT”), subject to the comments in the paragraph below, the issue of New RELX PLC Shares to RELX NV Shareholders or RELX NV ADS holders should be treated as a reorganisation of share capital. Accordingly, RELX NV Shareholders or RELX NV ADS holders who receive New RELX PLC Shares should not be treated as making a disposal of all or part of their holding of RELX NV Shares or RELX NV ADSs and no liability to CGT should arise. Instead, the New RELX PLC Shares acquired and the RELX NV Shares or RELX NV ADSs which cease to exist should, for CGT purposes, be treated as the same asset and as having been acquired at the same time as the RELX NV Shares or RELX NV ADSs.

If a RELX NV Shareholder or RELX NV ADS holder alone or together with persons connected with them holds more than 5% of the RELX NV Shares and RELX NV ADSs, such RELX NV Shareholder or RELX NV ADS holder will only be eligible for the treatment described above if the Simplification is effected for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to CGT. RELX NV Shareholders and RELX NV ADS holders are advised that statutory clearance has not been sought from HMRC (under section 138 of the Taxation of Chargeable Gains Act 1992) that HMRC are satisfied that the Simplification will be effected for bona fide commercial reasons and will not form part of such a scheme or arrangement.

Treatment of RELX NV Shareholders and RELX NV ADS holders who receive Cash Compensation

U.K. resident individual RELX NV Shareholders and RELX NV ADS holders who receive Cash Compensation should be treated as disposing of their RELX NV Shares and RELX NV ADSs for CGT purposes. Accordingly, the Cash Compensation should be treated as a capital receipt and may, depending upon the RELX NV Shareholder or RELX NV ADS holder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount), be subject to CGT.

U.K. resident corporate RELX NV Shareholders and RELX NV ADS holders who receive Cash Compensation should also be treated as disposing of their RELX NV Shares and RELX NV ADSs for CGT purposes, such that the Cash Compensation may be subject to CGT. It is possible, however, that all or part of the Cash Compensation may be treated for corporation tax purposes as a distribution and subject to tax as income. If this results in any RELX NV Shareholder or RELX NV ADS holder obtaining a corporation tax advantage, then the transactions in securities rules in sections 731 et seq. of the Corporation Tax Act 2010 may apply to counteract such advantage.

Stamp duty and Stamp Duty Reserve Tax (“SDRT”)

No stamp duty or SDRT will be payable in respect of the cancellation of RELX NV Shares or RELX NV ADSs or the issue of New RELX PLC Shares pursuant to the Simplification.

Although SDRT or stamp duty may be charged at a rate of 1.5% where RELX PLC Shares are issued to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts (such as Citibank N.A.) or a person providing a clearance service (such as Euroclear), HMRC accept that this charge is in breach of EU law so far as it applies to new issues of shares. It was confirmed in the Autumn 2017 Budget that the U.K. government intend to continue this approach following the U.K.’s departure from the EU.

Holding of New RELX PLC Shares

The U.K. taxable income of RELX NV Shareholders and RELX NV ADS holders on payment of a dividend by RELX PLC should be the same as it would have been had the Simplification not occurred and the dividend instead been paid by RELX NV. However, RELX PLC is not required to withhold tax when paying a dividend whereas RELX NV would be (with RELX NV Shareholders and RELX NV ADS holders then being entitled to a credit against their U.K. tax for the Netherlands withholding tax deducted, although to the extent that the withholding tax exceeded the U.K. tax the excess would be an absolute cost).

U.K. resident individual RELX NV Shareholders and RELX NV ADS holders

Under current U.K. tax rules specific rates of tax apply to dividend income. These include a nil rate of tax (the “nil rate band”) for the first £5,000 (to be reduced to £2,000 from April 2018) of dividend income in any tax year and different rates of tax for dividend income that exceeds the nil rate band. No tax credit attaches to dividend income. For these purposes “dividend income” includes U.K. and non-U.K. source dividends and certain other distributions in respect of shares.

An individual RELX NV Shareholder or RELX NV ADS holder who is resident for tax purposes in the U.K. and who receives a dividend from RELX PLC will not be liable to U.K. tax on the dividend to the extent that (taking account of any other dividend income received by the RELX NV Shareholder or RELX NV ADS holder in the same tax year) that dividend falls within the nil rate band.

To the extent that (taking account of any other dividend income received by the RELX NV Shareholder or RELX NV ADS holder in the same tax year) the dividend exceeds the nil rate band, it will be subject to income tax at 7.5% to the extent that it falls below the threshold for higher rate income tax. To the extent that (taking account of other dividend income received in the same tax year) it falls above the threshold for higher rate income tax then the dividend will be taxed at 32.5% to the extent that it is within the higher rate band, or 38.1% to the extent that it is within the additional rate band. For the purposes of determining which of the taxable bands dividend income falls into, dividend income is treated as the highest part of a RELX NV Shareholder or RELX NV ADS holder’s income. In addition, dividends within the nil rate band which would (if there was no nil rate band) have fallen within the basic or higher rate bands will use up those bands respectively for the purposes of determining whether the threshold for higher rate or additional rate income tax is exceeded.

U.K. resident corporate RELX NV Shareholders and RELX NV ADS holders

It is likely that most dividends paid on the New RELX PLC Shares to U.K. resident corporate shareholders would fall within one or more of the classes of dividend qualifying for exemption from corporation tax. However, it should be noted that the exemptions are not comprehensive and are also subject to anti-avoidance rules.

U.K. resident exempt RELX NV Shareholders and RELX NV ADS holders

U.K. resident RELX NV Shareholders and RELX NV ADS holders who are not liable to U.K. tax on dividends, including exempt pension funds and charities, are not entitled to any tax credit in respect of dividends paid by RELX PLC.

Non-U.K. resident RELX NV Shareholders and RELX NV ADS holders

No tax credit will attach to any dividend paid by RELX PLC.

A RELX NV Shareholder or RELX NV ADS holder who is not resident in the U.K. for tax purposes will not be liable to income or corporation tax in the U.K. on dividends paid on the New RELX PLC Shares unless such RELX NV Shareholder or RELX PLC ADS holder carries on a trade (or profession or vocation) in the U.K. and the dividends are either a receipt of that trade or, in the case of corporation tax, the New RELX PLC Shares are held by or for a U.K. permanent establishment through which the trade is carried on.

A RELX NV Shareholder or RELX NV ADS holder resident outside the U.K. may also be subject to non-U.K. taxation on dividend income under local law. A RELX NV Shareholder or RELX NV ADS holder who is resident outside the U.K. for tax purposes should consult their own tax adviser concerning their tax position on dividends received from RELX PLC.

Disposal of New RELX PLC Shares

Pursuant to the reorganisation treatment described above under ‘Consequences of the Simplification’, a RELX NV Shareholder or RELX NV ADS holder’s liability to CGT on a disposal of New RELX PLC Shares should be the same as it would have been had the Simplification not occurred and the RELX NV Shareholder or RELX NV ADS holder continued to hold RELX NV Shares or RELX NV ADSs.

A disposal or deemed disposal of New RELX PLC Shares by a RELX NV Shareholder or RELX NV ADS holder who is resident in the U.K. for tax purposes may, depending upon the RELX NV Shareholder or RELX NV ADS holder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals), give rise to a chargeable gain or an allowable loss for the purposes of CGT.

RELX NV Shareholders and RELX NV ADS holders who are not resident in the U.K. will not generally be subject to CGT on the disposal or deemed disposal of New RELX PLC Shares unless they are carrying on a trade, profession or vocation in the U.K. through a branch or agency (or, in the case of a corporate RELX NV Shareholder or RELX NV ADS holder, a permanent establishment) in connection with which the New RELX PLC Shares are used, held or acquired. Non-U.K. tax resident RELX NV Shareholders and RELX NV ADS holders may be subject to non-U.K. taxation on any gain under local law.

An individual RELX NV Shareholder or RELX NV ADS holder who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as resident outside the U.K. for the purposes of a double tax treaty (“Treaty non-resident”) for a period of five years or less (or, for departures before April 6, 2013, ceases to be resident or ordinarily resident or becomes Treaty non-resident for a period of less than five tax years) and who disposes of all or part of their New RELX PLC Shares during that period may be liable to CGT on their return to the U.K., subject to any available exemptions or reliefs.

Stamp duty and SDRT

Transfers of RELX PLC Shares held through Clearance Systems

Transfers of RELX PLC Shares within a clearance service (such as Euroclear) are not subject to stamp duty or SDRT, provided that no instrument of transfer is entered into (which should not be necessary) and no election that applies to the RELX PLC Shares is made or has been made by the clearance service under section 97A of the Finance Act 1986. We are not aware that any such election has been made by Euroclear.

SDRT or stamp duty may be charged at a rate of 1.5% on transfers of RELX PLC Shares to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts (such as Citibank N.A.) or a person providing a clearance service (such as Euroclear). HMRC accept that this charge is in breach of EU law so far as it applies to transfers of shares that are an integral part of the raising of capital by the company concerned, and it was confirmed in the Autumn 2017 Budget that the U.K. government intend to continue this approach following the U.K.’s departure from the EU. HMRC’s published view is that the 1.5% SDRT or stamp duty charge will continue to apply to a transfer of shares into a clearance service or depositary receipt arrangement where such transfer is not an integral part of the raising of capital by the company concerned, although this has been disputed. Further litigation indicates that certain transfers of legal title to clearance services in connection with listing, but not integral to a new issue, are also not chargeable. In view of the continuing uncertainty, specific professional advice should be sought before incurring a 1.5% stamp duty or SDRT charge in any circumstances.

Transfers of RELX PLC Shares within CREST

Paperless transfers of RELX PLC Shares occurring within CREST are generally liable to SDRT, rather than stamp duty, at the rate of 0.5% of the amount or value of the consideration. CREST is obliged to collect SDRT on relevant transactions settled within the system. The charge is generally borne by the purchaser. Under the CREST system, no stamp duty or SDRT will arise on a transfer of RELX PLC Shares into the system unless such a transfer is made for a consideration in money or money’s worth, in which case a liability to SDRT (usually at a rate of 0.5%) will arise.

Transfers of RELX PLC Shares by way of written instrument

If RELX PLC Shares were transferred by way of written instrument, then U.K. stamp duty at the rate of 0.5% (rounded up to the next multiple of £5) of the amount or value of the consideration given would generally be payable. In circumstances where RELX PLC Shares are transferred by way of written instrument pursuant to an agreement for such transfer, a charge to U.K. SDRT would also arise on the unconditional agreement to transfer such RELX PLC Shares (at the rate of 0.5% of the amount or value of the consideration payable). If SDRT were paid on an unconditional agreement to transfer RELX PLC Shares and within six years of the date of the agreement becoming unconditional an instrument of transfer were executed pursuant to the agreement, and stamp duty were paid on that instrument, the SDRT paid would be refunded (generally, but not necessarily, with interest) provided that a claim for repayment were made, and any outstanding liability to SDRT would be cancelled.

The liability to pay stamp duty or SDRT is generally satisfied by the purchaser or transferee. An exemption from stamp duty is available on any instrument of transfer where the amount or value of the consideration is

£1,000 or less, and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions for which the aggregate consideration exceeds £1,000.

Transfers of RELX PLC ADSs

Transfers of RELX PLC ADSs should not be subject to stamp duty or SDRT, provided that no instrument of transfer is entered into (which should not be necessary).

As noted above in relation to transfers of RELX PLC Shares held through clearing systems, SDRT or stamp duty may however be charged at a rate of 1.5% on transfers of RELX PLC Shares to, or to a nominee or agent for, a person whose business is or includes issuing depositary receipts (such as Citibank N.A.) or a person providing a clearance service (such as Euroclear). HMRC accept that this charge is in breach of EU law so far as it applies to transfers of shares that are an integral part of the raising of capital by the company concerned, and it was confirmed in the Autumn 2017 Budget that the Government intend to continue this approach following the U.K.’s departure from the EU. HMRC’s published view is that the 1.5% SDRT or stamp duty charge will continue to apply to a transfer of shares into a clearance service or depositary receipt arrangement where such transfer is not an integral part of the raising of capital by the company concerned, although this has been disputed. Further litigation indicates that certain transfers of legal title to clearance services in connection with listing, but not integral to a new issue, are also not chargeable. In view of the continuing uncertainty, specific professional advice should be sought before incurring a 1.5% stamp duty or SDRT charge in any circumstances.

Repurchase of RELX PLC Shares

The repurchase by RELX PLC of RELX PLC Shares (including RELX PLC Shares underlying the RELX PLC ADSs) will attract a charge to stamp duty of 0.5% of the consideration paid by RELX PLC in respect of the repurchase.

The statements under the caption ‘Stamp duty and SDRT’ above apply to any holders of New RELX PLC Shares irrespective of their residence, summarise the current position and are intended as a general guide only. Special rules apply to agreements made by, amongst others, intermediaries.

Inheritance Tax

The RELX PLC Shares and RELX PLC ADSs should be assets situated in the U.K. for the purposes of U.K. inheritance tax. A gift of such assets by, or the death of, an individual holder of such assets may (subject to certain exemptions and reliefs) give rise to a liability to U.K. inheritance tax even if the holder is neither domiciled in the U.K. nor deemed to be domiciled there under certain rules relating to long residence or previous domicile. For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit.

Special rules also apply to close companies and to trustees of settlements who hold RELX PLC Shares or RELX PLC ADSs, bringing them within the charge to inheritance tax. RELX NV Shareholders and RELX NV ADS holders should consult an appropriate tax adviser if they make a gift or transfer at less than market value or intend to hold any RELX PLC Shares or RELX PLC ADSs through trust arrangements.

MATERIAL DUTCH TAX CONSIDERATIONS

This section outlines the principal Dutch tax consequences of the proposed cross-border legal merger between RELX PLC, as the surviving company, and RELX NV, as the disappearing company for the RELX NV Shareholders as well as the principal Dutch tax consequences of the holding of shares in RELX PLC issued in connection with the Merger and represents the opinion of De Brauw Blackstone Westbroek N.V., Dutch counsel to RELX PLC and RELX NV. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a RELX NV Shareholder or a RELX PLC Shareholder (together, a “RELX Shareholder”). For Dutch tax purposes, a RELX Shareholder may include an individual, or an entity, that does not hold the legal title of the RELX NV Shares or RELX PLC Shares (together, the “RELX Shares”), but to whom nevertheless the RELX Shares, or their income, are attributed based either on this individual or entity owning a beneficial interest in the RELX Shares or based on specific statutory provisions. These include statutory provisions under which RELX Shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the RELX Shares.

This section is intended as general information only. RELX Shareholders should consult their own tax adviser regarding the tax consequences of the Merger and the holding of RELX PLC Shares.

This section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this prospectus, including, for the avoidance of doubt, the tax rates applicable on that date, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to taxes of whatever nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. This section does not address the impact of treaties for the avoidance of double taxation concluded by the Netherlands.

This section does not describe the possible Dutch tax considerations or consequences that may be relevant to a RELX Shareholder:

•	who is an individual and for whom the income or capital gains derived from the RELX NV Shares as a consequence of the Merger or the holding of RELX PLC Shares are attributable to employment activities, the income from which is taxable in the Netherlands;

•	who is an individual engaged in miscellaneous activities, including, without limitation, activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer);

•	which has a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in the Company or RELX PLC within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001) (the “ITA”). Generally, a substantial interest in the Company or RELX PLC arises if the RELX Shareholder, alone or—in case of an individual—together with his partner, owns or holds certain rights to shares, including rights to directly or indirectly acquire shares, representing, directly or indirectly, 5 percent or more of the issued capital of the Company or RELX PLC or of the issued capital of any class of RELX Shares;

•	that is an entity which under the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), is not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as a qualifying pension fund);

•	that is an investment institution (beleggingsinstelling) as described in Section 6a or 28 CITA; or

•

that is entitled to the participation exemption (deelnemingsvrijstelling) with respect to the RELX Shares (as defined in Section 13 CITA). Generally, a RELX Shareholder is entitled to the participation exemption if it is subject to Dutch corporate income tax and it, or a related entity, holds an interest of 5% or more of the nominal paid-up share capital in the Company or RELX PLC.

Consequences of the Merger

This section outlines the principal Dutch tax consequences of the Merger for RELX NV Shareholders.

Withholding Tax

A RELX NV Shareholder is generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by the Company. The issuance of shares by RELX PLC in connection with the Merger does not constitute a taxable event for Dutch dividend withholding tax purposes. Any cash payments in relation to the Merger are also free of Dutch dividend withholding tax.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this section addressing the consequences of the Merger is only intended for the following RELX NV Shareholders:

(i)	individuals who are resident or deemed to be resident in the Netherlands (“Dutch Individuals”); and

(ii)	entities or enterprises that are resident or deemed to be resident in the Netherlands and subject to Dutch corporate income tax (“Dutch Corporate Entities”).

Dutch Individuals engaged or deemed to be engaged in an enterprise

Dutch Individuals engaged or deemed to be engaged in an enterprise are generally subject to income tax at statutory progressive rates with a maximum of 51.95% with respect to any benefits or deemed benefits in relation to the RELX NV Shares. The Merger constitutes a deemed disposal of the RELX NV Shares, the result of which is taxable as a profit derived from the enterprise.

Dutch Individuals realising a profit as a result of the Merger may be able to apply a roll-over relief (doorschuiving) pursuant to article 3.57 ITA. This roll-over means that no profit is deemed to have been realised while the book value of the RELX NV Shares held prior to the Merger is transferred to the received RELX PLC Shares in connection with the Merger. Such roll-over relief does not include any cash payments made in relation to the Merger.

Dutch Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities and not having a substantial, or fictitious substantial, interest

Generally, the RELX NV Shares held by a Dutch Individual who is not engaged or deemed to be engaged in an enterprise or in miscellaneous activities and who does not have a substantial or fictitious substantial interest, will be subject annually to an income tax imposed on a fictitious yield on the RELX NV Shares. The RELX NV Shares held by this Dutch Individual will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Since the regime of savings and investments does not tax the actual yield, the Merger will not lead to a taxable event under the regime for savings and investments.

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25% with respect to any benefits or deemed benefits in relation to the RELX NV Shares. The Merger constitutes a deemed disposal of the RELX NV Shares, the result of which is taxable as a profit derived from the enterprise.

Dutch Corporate Entities realising a profit as a result of the Merger may be able to apply a roll-over relief (doorschuiving) pursuant to article 3.57 ITA in conjunction with article 8 CITA. This roll-over means that no profit is deemed to have been realised while the book value of the RELX NV Shares held prior to the Merger is transferred to the received RELX PLC Shares in connection with the Merger. Such roll-over relief does not include any cash payments made in relation to the Merger.

Non-residents of the Netherlands

The description of certain Dutch tax consequences in this section addressing the consequences of the Merger is only intended for the following Shareholders:

(i)	individuals who are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Individuals”); and

(ii)	entities that are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Corporate Entities”).

Non-Dutch Individuals

A Non-Dutch Individual will not be subject to any Dutch taxes in relation to the Merger, unless the Non-Dutch Individual derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of this enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the RELX NV Shares are attributable.

Non-Dutch Individuals realising a profit as a result of the Merger may be able to apply a roll-over relief (doorschuiving) pursuant to article 3.57 ITA in conjunction with article 7.2, sections 1 and 2, letter a, ITA. This roll-over means that no profit is deemed to have been realised while the book value of the RELX NV Shares held prior to the Merger is transferred to the received RELX PLC Shares in connection with the Merger. Such roll-over relief does not include any cash payments made in relation to the Merger.

Non-Dutch Corporate Entities

A Non-Dutch Corporate Entity will not be subject to any Dutch taxes in relation to the Merger, unless:

(i)	the Non-Dutch Corporate Entity derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands, to which the RELX NV Shares are attributable; or

(ii)	the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the RELX NV Shares are attributable.

Non-Dutch Corporate Entities realising a profit as a result of the Merger may be able to apply a roll-over relief (doorschuiving) pursuant to article 3.57 ITA in conjunction with articles 18 and 8 CITA. This roll-over means that no profit is deemed to have been realised while the book value of the RELX NV Shares held prior to the Merger is transferred to the received RELX PLC Shares in connection with the Merger. Such roll-over relief does not include any cash payments made in relation to the Merger.

Under certain specific circumstances, Dutch taxation rights may be restricted for Non-Dutch Individuals and Non-Dutch Corporate Entities pursuant to treaties for the avoidance of double taxation.

Other Taxes and Duties

No other Dutch taxes, including turnover or value added taxes and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by, or on behalf of, the RELX NV Shareholder by reason only of the Merger.

Holding of New RELX PLC Shares

This section outlines the principal Dutch tax consequences of the holding, settlement, redemption and disposal of RELX PLC Shares issued in connection with the Merger.

Withholding Tax

A holder of RELX PLC Shares will not be subject to Dutch dividend withholding tax on dividends distributed by RELX PLC as RELX PLC is exclusively tax resident in the United Kingdom for purposes of the Dutch dividend withholding tax act 1969.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this section is only intended for the following holders of RELX PLC Shares:

(i)	individuals who are resident or deemed to be resident in the Netherlands (“Dutch Individuals”); and

(ii)	entities or enterprises that are resident or deemed to be resident in the Netherlands and subject to Dutch corporate income tax (“Dutch Corporate Entities”).

Dutch Individuals engaged or deemed to be engaged in an enterprise

Dutch Individuals engaged or deemed to be engaged in an enterprise are generally subject to income tax at statutory progressive rates with a maximum of 51.95% with respect to any benefits derived or deemed to be derived from the RELX PLC Shares, including any capital gains realized on their disposal, that are attributable to the enterprise.

Dutch Individuals not engaged or deemed to be engaged in an enterprise or in miscellaneous activities and not having a substantial, or fictitious substantial, interest

Generally, the RELX PLC Shares held by a Dutch Individual who is not engaged or deemed to be engaged in an enterprise or in miscellaneous activities and who does not have a substantial or fictitious substantial interest, will be subject annually to an income tax imposed on a fictitious yield on the RELX PLC Shares. The RELX PLC Shares held by this Dutch Individual will be taxed under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income or capital gains realised, the annual taxable benefit of the assets and liabilities of a Dutch Individual that are taxed under this regime, including the RELX PLC Shares, is set at a percentage of the positive balance of the fair market value of these assets, including the RELX PLC Shares, and the fair market value of these liabilities. The percentage increases:

(i)	from 2.02% of this positive balance up to EUR 70,800;

(ii)	to 4.33% of this positive balance of EUR 70,800 up to EUR 978,000; and

(iii)	to a maximum of 5.38% of this positive balance of EUR 978,000 or higher.

No taxation occurs if this positive balance does not exceed a certain threshold (heffingvrij vermogen). The fair market value of assets, including the RELX PLC Shares, and liabilities that are taxed under this regime is measured, in general, exclusively on January 1 of every calendar year. The tax rate under the regime for savings and investments is a flat rate of 30%.

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25% with respect to any benefits derived or deemed to be derived from the RELX PLC Shares, including any capital gains realized on their disposal.

Non-residents of the Netherlands

The description of certain Dutch tax consequences in this section is only intended for the following holders of RELX PLC Shares:

(i)	individuals who are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Individuals”); and

(ii)	entities that are not resident and not deemed to be resident in the Netherlands (“Non-Dutch Corporate Entities”).

Non-Dutch Individuals

A Non-Dutch Individual will not be subject to any Dutch taxes on income or capital gains in respect of the purchase, ownership and disposal or transfer of the RELX PLC Shares, unless the Non-Dutch Individual derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of this enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the RELX PLC Shares are attributable.

Non-Dutch Corporate Entities

A Non-Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the purchase, ownership and disposal or transfer of the RELX PLC Shares, unless:

(i)	the Non-Dutch Corporate Entity derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment or a permanent representative in the Netherlands, to which the RELX PLC Shares are attributable; or

(ii)	the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the RELX PLC Shares are attributable.

Under certain specific circumstances, Dutch taxation rights may be restricted for Non-Dutch Individuals and Non-Dutch Corporate Entities pursuant to treaties for the avoidance of double taxation.

Other Taxes and Duties

No other Dutch taxes, including turnover or value added taxes and taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by, or on behalf of, the holder of RELX PLC Shares by reason only of the purchase, ownership and disposal of the RELX PLC Shares.

LEGAL MATTERS

Freshfields Bruckhaus Deringer LLP, London, England, will pass upon certain U.K. legal matters, including with respect to the validity of the RELX PLC Shares to be issued pursuant to the Merger and certain U.K. tax consequences of the Merger. Simpson Thacher & Bartlett LLP, New York, New York will pass upon certain U.S. federal income tax consequences of the Merger. De Brauw Blackstone Westbroek N.V., Amsterdam, the Netherlands, will pass upon certain Dutch tax consequences of the Merger.

EXPERTS

The consolidated financial statements of the Group at December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017, incorporated by reference in RELX PLC and RELX NV’s joint annual report on Form 20-F for the year ended December 31, 2017, and the effectiveness of the Group’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Group for the year ended December 31, 2015, incorporated by reference in this prospectus from the Group’s Annual Report on Form 20-F for the year ended December 31, 2017, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance on the report of Deloitte LLP given upon their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

RELX PLC is a public limited company incorporated in England and RELX NV is a public limited company incorporated under the law of the Netherlands. Some of our directors and executive officers are non-residents of the United States, and a substantial portion of the Group’s assets and these persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these non-resident persons or to enforce against the Group or these non-resident persons in U.S. courts judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

RELX PLC has been advised by counsel that England is not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards, rendered in civil and commercial matters with the United States. There is, therefore, doubt as to the enforceability in England of civil liabilities based upon U.S. securities laws in an action to enforce a U.S. judgment in England. In addition, the enforcement in England of any judgment obtained in a U.S. court based on civil liabilities, whether or not predicated solely upon U.S. securities laws, will be subject to certain conditions. There is also doubt that an English court would have the requisite power or authority to grant remedies sought in an original action brought in England on the basis of U.S. securities laws violations.

RELX NV has been advised by counsel that there is doubt as to the enforceability in the Netherlands against our directors, officers and those of our subsidiaries in an original action or in an action for the enforcement of judgments of U.S. courts in respect of civil liabilities predicated solely upon U.S. federal securities laws. As the Netherlands is currently not bound by a treaty for the mutual recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters with the United States, a judgment obtained against the Group in the courts of the United States, whether or not predicated solely upon the U.S. securities laws, including a judgment predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any state or territory within the United States, will not be directly enforceable in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands, the claim must be relitigated before a competent court of the Netherlands; the relevant Netherlands court has discretion to attach such weight to a judgment of the courts of the United States as it deems appropriate; based on case law, the courts of the Netherlands may be expected to recognize and grant permission for enforcement of a judgment of a court of competent jurisdiction in the United States without re-examination or relitigation of the substantive matters adjudicated thereby, provided that:

•	the relevant court in the United States had jurisdiction in the matter in accordance with standards which are generally accepted internationally;

•	the proceedings before that court complied with principles of proper procedure;

•	recognition and/or enforcement of that judgment does not conflict with the public policy of the Netherlands; and

•	recognition and/or enforcement of that judgment is not irreconcilable with a decision of a Dutch court rendered between the same parties or with an earlier decision of a foreign court rendered between the same parties in a dispute that is about the same subject matter and that is based on the same cause, provided that earlier decision can be recognized in the Netherlands.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

RELX PLC and RELX NV are subject to the informational requirements of the Exchange Act and therefore file reports and other information with the SEC. You may obtain a copy of any filing RELX PLC and RELX NV have made with the SEC directly from the SEC. You may read and copy documents referred to in this prospectus that have been filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain more information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by SEC. The address of this site is http://www.sec.gov.

RELX PLC has filed with the SEC a registration statement on Form F-4 of which this prospectus forms a part. The registration statement registers the RELX PLC Shares to be issued to RELX NV Shareholders and RELX NV ADS holders in the Merger. The registration statement, including the exhibits attached thereto, contains additional relevant information that you should consider. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

In addition, the SEC allows us to incorporate by reference in this prospectus the information contained in those documents already filed with the SEC. This means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents;

•	information in this prospectus automatically updates and supersedes information in earlier documents that are incorporated by reference in this prospectus; and

•	information that we file in the future with the SEC that we incorporate by reference in this prospectus will automatically update and supersede this prospectus.

We incorporate by reference the document listed below filed with the SEC under the Exchange Act:

•	our joint Annual Report on Form 20-F for the year ended December 31, 2017, filed with the SEC on February 22, 2018; and

•	our joint Current Reports on Form 6-K, furnished to the SEC on January 29, 2018.

We also incorporate by reference all annual reports on Form 20-F that we file with the SEC, and certain reports on Form 6-K that we furnish to the SEC indicating, to the extent designated therein, that they are so incorporated by reference into this prospectus, in each case, after the date of the initial registration statement on Form F-4 of which this prospectus forms a part and prior to effectiveness of the registration statement on Form F-4 of which this prospectus forms a part.

We will provide, upon written or oral request, to each person to whom a prospectus is delivered, a copy of any filings referred to above (excluding exhibits unless those exhibits are specifically incorporated into the information that this prospectus incorporates), at no cost. We can be contacted at the following address and phone number: Investor Relations, RELX Group plc, 1-3 Strand, London, WC2N 5JR, U.K., (Email: investor.relations@relx.com). Investors may also consult our website located at www.relx.com for any of these documents and more information about the Group. Information included or otherwise accessible through our website is not a part of, and is not incorporated by reference into, this prospectus.

ANNEX A

COMMON DRAFT TERMS OF MERGER

VOORSTEL TOT JURIDISCHE FUSIE

between / tussen

RELX PLC

and / en

RELX N.V.

                     2018

Part 1	English language Common Draft Terms of Merger including schedules	A-1

Part 2	Dutch language Common Draft Terms of Merger including schedules

Part 3	Annexes

PART 1

COMMON DRAFT TERMS OF MERGER

RELX PLC AND RELX N.V.

THE UNDERSIGNED:

1.	E.N. Engström;

2.	N.L. Luff;

3.	A.N. Hennah;

4.	W.G. Hauser;

5.	L.S. Sanford;

6.	M.E. van Lier Lels;

7.	B. van der Veer;

8.	A.J. Habgood;

9.	R.J. Macleod;

10.	C.G. Mills; and

11.	S. Hall Wood,

together constituting the entire board of directors of RELX PLC, a public limited liability company, incorporated and governed under the laws of England and Wales under the Companies Act 2006, having its registered office at 1-3 Strand, London WC2N 5JR, England, with registered number: 00077536 (“RELX PLC”); and

1.	E.N. Engström;

2.	N.L. Luff;

3.	A.N. Hennah;

4.	W.G. Hauser;

5.	L.S. Sanford;

6.	M.E. van Lier Lels;

7.	B. van der Veer;

8.	A.J. Habgood;

9.	R.J. Macleod;

10.	C.G. Mills; and

11.	S. Hall Wood,

together constituting the entire board of directors of RELX N.V., a public limited liability company (naamloze vennootschap), incorporated and governed under the laws of the Netherlands, with its corporate seat in Amsterdam and address at: Radarweg 29, 1043 NX Amsterdam, the Netherlands, registered at the Trade Register under number: 33155037 (“RELX NV”),

WHEREAS:

Unification

(a)	On February 15, 2018, the Boards announced a further simplification of RELX Group’s corporate structure to a single parent company. This simplification follows the significant measures which were completed in 2015 and is a natural next step for RELX, removing complexity and increasing.

(b)	The Common Draft Terms of Merger have been prepared taking into account the terms of the Implementation Agreement.

Legal merger

(c)	The Common Draft Terms of Merger have been prepared by the Boards in order to effectuate a cross-border merger by absorption pursuant to the UK Cross-Border Mergers Regulations and Part 7, Book 2 of the Dutch Civil Code, as a result of which: (i) RELX PLC will acquire all the assets and liabilities of RELX NV under universal succession of title by an order of the UK High Court; (ii) RELX NV will be dissolved without going into liquidation and cease to exist; and (iii) RELX PLC will allot and issue one RELX PLC Share in exchange for every one RELX NV Share.

(d)	This document comprises the terms of the Merger, prepared in accordance with Regulation 7 of the UK Cross-Border Mergers Regulations and Part 7, Book 2 of the Dutch Civil Code.

Listings

(e)	On the date of these Common Draft Terms of Merger, the RELX PLC Shares are admitted to listing on the official list maintained by the UK Listing Authority (being the Financial Conduct Authority acting as such under Part VI of the Financial Services and Markets Act 2000 as amended from time to time) and admitted to trading on the main market of the LSE, and the RELX NV Shares are admitted to listing and trading on Euronext Amsterdam.

(f)	RELX NV ADSs and RELX PLC ADSs each trade on the New York Stock Exchange and represent one RELX PLC Share or one RELX NV Share (as applicable).

(g)	At completion of the Merger, the RELX NV Shares will be delisted from Euronext Amsterdam and RELX NV ADSs will be delisted from the New York Stock Exchange.

(h)	RELX PLC will apply for a listing of the RELX PLC Shares (including the New RELX PLC Shares) on Euronext Amsterdam as from the Effective Date.

Availability of relevant materials

(i)	Copies of these Common Draft Terms of Merger will be filed with: (i) the Dutch Commercial Register, together with the relevant documentation as required by the Dutch Civil Code; and (ii) the Registrar of Companies in England and Wales and the UK High Court, in each case together with the relevant documentation as required by the UK Cross-Border Merger Regulation. These Common Draft Terms of Merger will also be made available on the RELX Group website (www.RELX.com) and for inspection at the offices of the Merging Companies at and for shareholders and employees of the Merging Companies, together with such documents as required under the Dutch Civil Code and the UK Cross-Border Mergers Regulations. An announcement of such filings will be published in a Dutch nationwide daily distributed newspaper and in the Dutch national gazette.

(j)	Further information on the Merger, which is not required to be included in this document pursuant to UK Cross-Border Mergers Regulations or the Dutch Civil Code, will be made available by the Merging Companies on the RELX Group website (www.RELX.com). Shareholders and other interested parties are encouraged to also read the other materials made available.

Considerations concerning these Common Draft Terms of Merger

(k)	Neither of the Merging Companies has a supervisory board.

(l)	Neither of the Merging Companies has been dissolved or is subject to any bankruptcy proceedings, suspension of payments, emergency measures or other insolvency proceedings as defined in Article 2(a) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

(m)	All issued RELX PLC Shares and RELX NV Shares have been fully paid up.

THE BOARDS HEREBY ADOPT THE FOLLOWING COMMON DRAFT TERMS OF MERGER

1	DEFINITIONS AND CONSTRUCTION

1.1	In these Common Draft Terms of Merger, capitalised terms have the meaning as set out in Schedule (A).

1.2	The schedules form part of these Common Draft Terms of Merger. The annexes do not form part of these Common Draft Terms of Merger.

2	THE MERGER

2.1	Subject to the terms and conditions of these Common Draft Terms of Merger, RELX NV shall merge with, and be absorbed into, RELX PLC pursuant to the UK Cross-Border Mergers Regulations and Part 7, Book 2 Dutch Civil Code, whereby at the Effective Date:

(a)	all the assets and liabilities of RELX NV shall be transferred under universal succession of title to RELX PLC in accordance with section 7 of these Common Draft Terms of Merger;

(b)	RELX NV shall be dissolved without going into liquidation and cease to exist; and

(c)	subject to section 15, RELX PLC shall allot and issue to each RELX NV Shareholder on the Effective Date, one RELX PLC Share in exchange for every one RELX NV Share held on the Effective Date in accordance with the Exchange Ratio.

2.2	In accordance with section 2:318 Dutch Civil Code, the Effective Date will be within six months of announcement of the publication of these Common Draft Terms of Merger in a newspaper that is distributed daily nationwide in the Netherlands.

3	DIRECTORS REPORTS

The Boards have prepared directors’ reports in accordance with regulation 8 of the UK Cross-Border Mergers Regulations and section 2:313 and 2:327 Dutch Civil Code. These reports, including in respect of the directors’ report of the Board of RELX NV the assurance reports by the auditors as mentioned in section 2:328 subsection 2 Dutch Civil Code, are attached to these Common Draft Terms of Merger as Annex (A).

4	ARTICLES OF ASSOCIATION (SECTION 7(2)(I) UK CROSS-BORDER MERGERS REGULATIONS; SECTION 2:312 DUTCH CIVIL CODE)

4.1	In accordance with section 7(2)(i) of the UK Cross-Border Mergers Regulations, and section 2:312 of the Dutch Civil Code a copy of the articles of association of RELX PLC as at the date of these Common Draft Terms of Merger is set out in Schedule (B) to these Common Draft Terms of Merger.

4.2	It will be proposed to the RELX NV EGM to also resolve to amend the articles of association of RELX NV, in accordance with the New RELX NV Articles. Pursuant to such amendment: (i) a formula, as referred to in section 2:333h subsection 2, last sentence Dutch Civil Code, will be included in the articles of association of RELX NV, on the basis of which the Cash Compensation payable to Withdrawing Shareholders in accordance with section 2:333h subsection (1) Dutch Civil Code can be readily determined; and (ii) a basis will be created under which the RELX NV Board may decide to convert each RELX NV Exit Share into a RELX NV Ordinary B Share, carrying the same rights as a RELX NV Ordinary Share. The conversion of RELX NV Exit Shares into RELX NV Ordinary B Shares immediately prior to the Effective Date aims to facilitate the implementation of the Withdrawal Mechanism.

4.3	The resolution to approve the Merger will only be put to a vote at the RELX NV EGM if the resolution relating to the aforementioned amendment to the articles of association of RELX NV has been adopted by the RELX NV EGM and the RELX NV articles of association have been amended accordingly. The New RELX NV Articles are attached to these Common Draft Terms of Merger as Annex (B).

5	INTENDED BOARD COMPOSITION OF RELX PLC

No changes as a result of the Merger are intended in the composition of the Board of RELX PLC.

6	SPECIAL RIGHTS; RESTRICTIONS; TREASURY SHARES; EQUITY PLANS (SECTION 7(2)(G) UK CROSS-BORDER MERGERS REGULATIONS; SECTION 2:320 DUTCH CIVIL CODE)

6.1	The Employee Bonds qualify as special rights towards RELX NV in the meaning of section 2:320 Dutch Civil Code. Holders of Employee Bonds will receive an equivalent right towards RELX PLC in the form of a right that is subject to the same terms and conditions as the Employee Bonds provided that if a holder of Employee Bonds would otherwise have been entitled to receive RELX NV Shares, after the Effective Date, such holder will after the Effective Date be entitled to receive the same number of RELX PLC Shares.

6.2	All of the RELX NV Shares rank pari passu and accordingly:

(a)	no RELX NV Shares are subject to special rights or restrictions; and

(b)	no measures are proposed under the Merger concerning RELX NV Shares subject to any special rights or restrictions.

6.3	It is expected that the share awards and options over RELX NV Shares under the RELX Group Share Plans will be automatically exchanged for equivalent share awards and options over RELX PLC Shares, in accordance with their terms. The Merger will have no effect on existing share awards and options over RELX PLC Shares under the RELX Group Share Plans.

6.4	Other than the holders of the Employee Bonds, there are neither natural persons nor legal entities that, other than in their capacity as a shareholder, have special rights as referred to in section 2:320 in conjunction with section 2:312 subsection 2 (c) Dutch Civil Code or section 7(2)(g) of the UK Cross-Border Mergers Regulations towards RELX NV, such as a right to receive a distribution of profits or to acquire RELX NV Shares.

7	CONSEQUENCES OF THE MERGER (SECTION 7(2)(F) UK CROSS-BORDER MERGERS REGULATIONS)

7.1	At the Effective Date, unless otherwise provided by applicable law:

(a)	all of the assets and liabilities of RELX NV will be transferred under universal succession of title to RELX PLC;

(b)	any and all legal proceedings pending by or against RELX NV will be continued with the substitution of RELX PLC for RELX NV as a party;

(c)	every contract, agreement or instrument to which RELX NV is a party shall, notwithstanding anything to the contrary contained in that contract, agreement or instrument, will be construed and have effect as if:

•	RELX PLC had been a party thereto instead of RELX NV; and

•	for any reference (however worded and whether express or implied) to RELX NV there were a reference to RELX PLC.

(d)	every contract, agreement or instrument to which RELX NV is a party will become a contract, agreement or instrument between RELX PLC and the counterparty with the same rights, and subject to the same obligations, liabilities and incidents (including rights of set-off), as would have been applicable thereto if that contract, agreement or instrument had continued to be in force between RELX NV and the counterparty, and any money due and owing (or payable) by or to RELX NV under or by virtue of any such contract, agreement or instrument shall become due and owing (or payable) by or to RELX PLC instead of RELX NV; and

(e)	an offer or invitation to treat made to or by RELX NV before the Effective Date will be construed and have effect, respectively, as an offer or invitation to treat made to or by RELX PLC.

7.2	Transactions of RELX NV will be treated as transactions of RELX PLC for accounting purposes with effect from the Effective Date.

7.3	It is the intention that the activities of RELX NV will be continued by RELX PLC in the same manner.

8	AMOUNTS OR BENEFITS PAID OR GIVEN TO DIRECTORS OF THE MERGING COMPANIES (SECTION 7(2)(H) UK CROSS-BORDER MERGERS REGULATIONS; SECTION 2:312 DUTCH CIVIL CODE)

8.1	Save as set out in sections 8.2 and 8.3 of these Common Draft Terms of Merger, no directors of RELX PLC or RELX NV have received, and it is not intended that any director of RELX PLC or RELX NV will receive, any amount or benefit or other special advantages in connection with the Merger as referred to in section 2:312 subsection 2 (d) Dutch Civil Code, section 7.2(h) of the UK Cross-Border Mergers Regulations or otherwise.

8.2	Directors of RELX NV who hold RELX NV Shares at the Effective Date will participate in the Merger on the same terms as the other RELX NV Shareholders.

8.3	Directors of RELX NV who participate in the RELX Group Share Plans will be subject to the same proposals as other participants in such share plans.

9	EMPLOYEE PARTICIPATION (SECTION 7(2)(J) UK CROSS-BORDER MERGERS REGULATIONS; SECTION 2:333D DUTCH CIVIL CODE)

9.1	RELX NV does not currently have a system of employee participation (as such term is defined by the European Cross-Border Mergers Directive). RELX NV is not required to make arrangements for the participation of employees pursuant to the provisions of section 2:333k Dutch Civil Code.

9.2	RELX PLC does not currently have a system of employee participation (as such term is defined by the European Cross-Border Mergers Directive). RELX PLC is not required to make arrangements for the participation of employees pursuant to Part 4 of the UK Cross-Border Mergers Regulations.

10	RESOLUTIONS TO MERGE

10.1	Each of the Boards has approved these Common Draft Terms of Merger at a duly convened meeting held on . These Common Draft Terms of Merger have been signed by all members of each of the Boards.

10.2	Under the UK Cross-Border Mergers Regulations, the Merger requires the approval of: (i) a majority in number of those RELX PLC Shareholders present and voting in person or by proxy; and (ii) 75% in value of the RELX PLC Shares held by those RELX PLC Shareholders present and voting either in person or by proxy, in each case at a meeting convened by the UK High Court under Regulation 11 of the UK Cross-Border Mergers Regulations. No further rights of approval apply under the articles of association of RELX PLC.

10.3	Under the Dutch Civil Code, the Merger requires the approval by a simple majority of the votes cast at the RELX NV EGM, provided that if less than 50% of RELX NV’s issued and outstanding share capital is present or represented the approval by a two-thirds majority of the votes cast will be required. No further rights of approval apply under the articles of association of RELX NV.

11	GOODWILL AND DISTRIBUTABLE RESERVES; VALUATION OF ASSETS (SECTION 7(2)(K) AND 7(2)(L) UK CROSS-BORDER MERGERS REGULATIONS; SECTION 2:333D DUTCH CIVIL CODE)

11.1	For the purposes of section 7(2)(l) of the UK Cross-Border Mergers Regulations, the annual accounts of the Merging Companies for the year ended 31 December 2017 have been used to establish the conditions of the Merger.

11.2	There will be no goodwill impact for RELX Group and there will be no impact on the distributable reserves of RELX PLC as a result of the Merger.

11.3	The Boards believe the relative value of the RELX NV Shares to the RELX PLC Shares should be established on the basis of the Governing Agreement which provides for a 1:1 equalisation ratio under which one RELX PLC Share confers an equivalent economic interest to one RELX NV Share.

12	SHARE EXCHANGE RATIO (SECTION 7(2)(B) UK CROSS-BORDER MERGERS REGULATIONS; SECTION 2:326 DUTCH CIVIL CODE)

12.1	Subject to section 15, one RELX PLC Share will be allotted and issued in exchange for each RELX NV Share issued and outstanding at the Effective Date (the “Exchange Ratio”).

12.2	Save in the circumstances described in section 15 of these Common Draft Terms of Merger, no cash payment shall be made by RELX PLC to RELX NV Shareholders in respect of their RELX NV Shares or the transfer of RELX NV’s assets and liabilities to RELX PLC pursuant to the Merger.

13	CANCELLATION OF RELX NV SHARES AND ALLOTMENT AND ISSUE OF THE NEW RELX PLC SHARES; TREASURY SHARES (SECTION 7(2)(C) UK CROSS-BORDER MERGERS REGULATIONS; SECTION 2:326 DUTCH CIVIL CODE)

Cancellation of RELX NV Shares

13.1	At the Effective Date, all issued RELX NV Shares will be cancelled by operation of law.

Allotment and issue of New RELX PLC Shares

13.2	Subject to section 13.3 and section 15, at the Effective Date, RELX PLC will allot and issue, credited as fully paid, to RELX NV Shareholders such number of RELX PLC Shares as results from applying the Exchange Ratio to the number of RELX NV Shares in issue at the Effective Date.

13.3	No RELX PLC Shares will be allotted and issued in respect of RELX NV Exit Shares or RELX NV Shares or RELX NV ADSs which at the Effective Date are:

(a)	held by or on behalf of RELX PLC (if any); or

(b)	held by or on behalf of RELX NV.

13.4	No specific action is required from a holder of RELX NV Shares that are included in the giro transfer system under the Giro Act. The New RELX PLC Shares that will be allotted and issued in respect of RELX NV Shares that are included in the giro transfer system under the Giro Act will be delivered in dematerialized form through Euroclear Nederland and the relevant intermediaries and settlement institutions to those persons who are registered in the records of intermediaries (intermediar, as defined in the Giro Act, an “Intermediary”) as persons entitled to RELX NV Shares at the Effective Date.

Allotment and issue of RELX PLC ADSs

13.5	For all RELX NV ADS holders who hold their RELX NV ADSs in book-entry form through their bank, broker or other DTC participant, after the closing, the RELX NV ADSs will be exchanged for the same number of RELX PLC ADSs without the need to take any action. For all RELX NV ADS holders who hold their RELX NV ADSs in book-entry form directly on the books of the RELX NV ADS depositary, after the closing, registered book-entry RELX NV ADS holders will be credited with the same number of RELX PLC ADSs in exchange without the need to take any action. For those RELX NV ADS holders that hold their RELX NV ADSs in physical certificated form, after the closing, such registered RELX NV ADS holders will receive a letter of transmittal and election form with instructions on how and where to deliver the certificates representing their RELX NV ADSs in order to exchange them for the RELX PLC ADSs to which they are entitled.

Registered RELX NV Shares

13.6	No specific action is required from a Registered Holder. The New RELX PLC Shares that will be issued and allotted in exchange for Registered RELX NV Shares will be delivered to the Registered Holders through the registration of such New RELX PLC Shares in RELX PLC’s register of members.

Settlement, trading and dividends

13.7	Subject to the Merger becoming effective, settlement of the New RELX PLC Shares to which any RELX NV Shareholder is entitled will be effected as soon as practicable and in any event not later than after the Effective Date. RELX NV Shareholders will be able to trade the New RELX PLC Shares on Euronext Amsterdam and settle future share transactions in euros. Dividends on RELX PLC Shares held through Euroclear Nederland will be paid in euros unless a shareholder opts to receive them in pounds sterling.

14	ENTITLEMENT TO PROFITS; SPECIAL RIGHTS ATTACHING TO NEW RELX PLC SHARES (SECTION 7(2)(E) AND 7(2)(G) UK CROSS-BORDER MERGERS REGULATIONS; SECTION 2:312 DUTCH CIVIL CODE)

14.1	The New RELX PLC Shares will rank pari passu in all respects with the RELX PLC Shares in issue at the time at which the New RELX PLC Shares are allotted and issued, including the right to receive and retain dividends and other distributions declared, made or paid by reference to a record time falling on or after the Effective Date.

14.2	No special rights, restrictions or conditions will affect the entitlement of New RELX PLC Shares (or the holders of New RELX PLC Shares) in respect of dividends or distributions declared, made or paid by reference to a record time falling on or after the Effective Date. The New RELX PLC Shares shall have no right to any dividends or other distributions (if any) declared, made or paid by RELX PLC on the RELX PLC Shares where the record time for determining entitlements to such dividend or other distribution falls before the Effective Date.

15	WITHDRAWAL MECHANISM UNDER DUTCH LAW

Requirements for qualifying for the Withdrawal Mechanism

15.1	If the RELX NV EGM adopts the proposal to enter into the Merger, the Withdrawal Mechanism will be provided for any RELX NV Shareholder that voted against the Merger. Such RELX NV Shareholders may file a Withdrawal Application in accordance with section 2:333h subsection 1 Dutch Civil Code during the Withdrawal Period.

15.2	A RELX NV Shareholder who has voted in favour of the proposal to enter into the Merger at the RELX NV EGM in respect of such RELX NV Shares, abstained from voting, or was not present or represented at the RELX NV EGM, does not have any rights under the Withdrawal Mechanism.

15.3	A Withdrawing Shareholder may only make a Withdrawal Application in respect of the RELX NV Shares that such Withdrawing Shareholder: (i) held at the record date for the RELX NV EGM and in respect of which such Withdrawing Shareholder voted against the Merger; and (ii) still holds at the time of the Withdrawal Application. If such RELX NV Shares are held by the Withdrawing Shareholder in an account with an intermediary, the legal title to those RELX NV Shares must be delivered from the giro depot as referred to in the Giro Act in accordance with the Withdrawal Application Form.

15.4	Once the Withdrawal Period has ended, the Withdrawal Application will be irrevocable. Following the submission of the Withdrawal Application Form, a Withdrawing Shareholder shall not be allowed to transfer or dispose of his RELX NV Exit Shares in any manner.

15.5	Immediately prior to the Effective Date, it is expected that the RELX NV Board will resolve to convert the RELX NV Exit Shares into RELX NV Ordinary Shares B in accordance with the New RELX NV Articles. The conversion of RELX NV Exit Shares into RELX NV Ordinary B Shares immediately prior to the Effective Date aims to facilitate the implementation of the Withdrawal Mechanism.

15.6	Further instructions on the requirements to exercise rights under the Withdrawal Mechanism are included in the Withdrawal Application Form.

Cash Compensation

15.7	Upon the Effective Date, a Withdrawing Shareholder will not receive RELX PLC Shares. Instead, such Withdrawing Shareholder will receive Cash Compensation for his RELX NV Exit Shares and such RELX NV Exit Shares shall be cancelled by operation of law as a consequence of the Merger taking effect.

15.8	The Cash Compensation per RELX NV Exit Share to be received by a Withdrawing Shareholder will be determined in accordance with the formula proposed to be included in the New RELX NV Articles (the “Formula”).

15.9	The amount of the Cash Compensation per RELX NV Exit Share shall be determined on the following basis:

(i)	if the aggregate number of RELX NV Exit Shares represents 1 per cent. or less of the issued and outstanding share capital of RELX NV on the last day of the Withdrawal Period, the volume weighted average price (“VWAP”) of a RELX PLC Share for the five trading day period ending on the Effective Date (the “VWAP Formula”), or

(ii)	if the aggregate number of RELX NV Exit Shares represents more than 1 per cent. of the issued and outstanding share capital of RELX NV on the last day of the Withdrawal Period, the cash proceeds realized by RELX PLC from an offering of a number of newly issued RELX PLC Shares (the “Cash Compensation Funding Shares”) equal to the aggregate number of RELX NV Exit Shares (the “Share Offering Formula”).

15.10	After the expiry of the Withdrawal Period, the Boards shall jointly determine the number of Withdrawing Shareholders and the aggregate number of RELX NV Exit Shares on the basis of the received Withdrawal Applications.

15.11	If the Cash Compensation per RELX NV Exit Share is to be determined in accordance with the Share Offering Formula, RELX PLC will offer and sell the Cash Compensation Funding Shares (the “Offering”) during the period between the end of the Withdrawal Period and the Effective Date. RELX PLC will issue the Cash Compensation Funding Shares to the persons who have agreed to subscribe for them pursuant to the Offering after the Effective Date. After the Withdrawal Period has ended, the Boards will determine whether such Offering will take place by means of an accelerated book build, private placement or other alternative sale arrangement.

15.12	Following the Offering, and prior to the Effective Date, the Cash Compensation per RELX NV Exit Share shall be determined by the Boards by dividing the proceeds of the Offering by the total number of RELX NV Exit Shares.

15.13	RELX PLC assumes the obligation of RELX NV to pay the Cash Compensation to the Withdrawing Shareholders in accordance with section 2:333i subsection 4 Dutch Civil Code and shall pay such Cash Compensation within ten (10) business days of the Effective Date, net of any tax that is required to be withheld by law.

ADS Withdrawal Mechanism

15.14	If RELX NV ADS Holders wish to exercise their rights under the Withdrawal Mechanism, they must instruct the depositary in accordance with the RELX NV Deposit Agreement to vote the RELX NV Shares underlying their ADSs against the proposal to enter in to the Merger at the RELX NV EGM. Thereafter they must surrender their RELX NV ADSs and withdraw the underlying RELX NV Shares in accordance with the RELX NV Deposit Agreement and comply with the requirements that apply to RELX NV Shareholders that voted against the Merger.

16	INDEPENDENT EXPERT REPORTS

16.1	In accordance with section 2:328 subparagraph 1 and section 2:333g Dutch Civil Code, the Board of RELX NV has appointed an independent expert to examine the Common Draft Terms of Merger, to give the declarations referred to in section 2:328 subsection 1 Dutch Civil Code and to draw up a report as referred to in section 2:328 subsection 2 Dutch Civil Code that will be filed with the Dutch Commercial Register at the same time as the Common Draft Terms of Merger.

16.2	In accordance with regulation 9(2) of the UK Cross-Border Mergers Regulations, the Board of RELX PLC has appointed an independent expert to examine the Common Draft Terms of Merger, to give the declarations referred to in Regulation 9(5) of the UK Cross-Border Mergers Regulations and to draw up a report as referred to in regulation 9 of the UK Cross-Border Mergers Regulations that will be made available for inspection at RELX PLC’s registered office.

16.3	The RELX NV independent expert’s report and the RELX PLC independent expert’s report are attached to the Common Draft Terms of Merger as Annex C and Annex D respectively.

16.4	Except as set out above, neither the RELX NV independent expert nor the RELX PLC independent expert has received, and it is not intended that either will receive, any amount or benefit or other special advantages in connection with the Merger.

17	WORKS COUNCIL CONSULTATION

On the basis of the works councils act, the Merger is not subject to approval or consultation of the RELX NV central works council. However, pursuant to an agreement with the central works council, RELX NV has consulted the central works council and has provided the central works council with an opportunity to share its views.

18	LIKELY EFFECTS OF THE MERGER ON RELX PLC AND RELX NV EMPLOYEES (SECTION 7(2)(D) UK CROSS-BORDER MERGERS REGULATIONS; SECTION 2:333D DUTCH CIVIL CODE)

18.1	As neither RELX NV nor RELX PLC has any employees, the Merger is not expected to have any direct consequences on employment. Also, the terms and conditions of employees of subsidiaries of RELX NV and RELX PLC will not be affected by the Merger.

19	CONDITIONS PRECEDENT

The Merger is subject to the following conditions:

•	the approval of the Merger by the requisite majority of RELX PLC Shareholders at the RELX PLC Court Meeting and the approval of related resolutions by the requisite majority of RELX PLC at the RELX PLC General Meeting;

•	the approval by the requisite majority of the resolution to adopt the New RELX NV Articles at the RELX NV EGM;

•	the approval of the Merger by the requisite majority of RELX NV Shareholders at the RELX NV EGM;

•	the receipt of a declaration from the local district court in Amsterdam, the Netherlands, that no creditor has opposed the Merger pursuant to the Dutch Civil Code or, in case of any opposition pursuant to the Dutch Civil Code, a declaration that such opposition was withdrawn or discharged;

•	the UK High Court certifying that RELX PLC has complied with the pre-merger requirements under the UK Cross-Border Mergers Regulations;

•	a Dutch Notary selected by RELX NV issuing the pre-merger compliance certificate and delivering it to RELX NV, such certificate being the pre-merger scrutiny certificate pursuant to the Dutch Civil Code;

•	the UK High Court approving the completion of the cross-border merger;

•	a prospectus being issued by RELX PLC, approved by the UKLA as having been drawn up in accordance with the relevant provisions of the Prospectus Directive and duly passported to the Netherlands in respect of the listing of the RELX PLC Shares (including the New RELX PLC Shares) on Euronext Amsterdam and the offering of the New RELX PLC Shares into the Netherlands and ;

•	the UKLA having agreed to admit the New RELX PLC Shares to listing on the premium segment of the Official List and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the UKLA agreeing in advance to admit shares to listing and the formal agreement to admit shares to listing is only given at the time the dealing notice is published (which occurs simultaneously with admission). However, RELX PLC and RELX NV have agreed that as between them and for the purposes of the Merger, this condition will be satisfied following an acknowledgement by the UKLA following its listing hearing that the New RELX PLC Shares will be admitted to listing subject to the fulfilment of certain conditions;

•	the LSE having agreed to admit the New RELX PLC Shares to trading on the main market for listed securities and such agreement not having been withdrawn. Under UK regulatory practice, there is no formal step of the LSE agreeing in advance to admit shares to trading and the formal agreement to admit shares to trading is only given at the time the dealing notice is published (which occurs simultaneously with admission). However, RELX PLC and RELX NV have agreed that as between them and for the purposes of the Merger, this condition will be satisfied following an acknowledgement by the LSE, following its listing hearing, that the New RELX PLC Shares will be admitted to trading subject only to the Merger becoming effective and the New RELX PLC Shares being issued and allotted;

•	Euronext Amsterdam N.V. having agreed to admit the New RELX PLC Shares to trading on Euronext Amsterdam and such agreement not having been withdrawn;

•	approval of the new RELX PLC ADSs for listing on the NYSE;

•	the conditions that are not otherwise identified above being satisfied or waived on or before the UK High Court sanctions the Merger; and

•	no law or order prohibiting the Merger being issued or filed by any competent US, European Union, Netherlands, or UK governmental authority.

20	MISCELLANEOUS

20.1	The Common Draft Terms of Merger have been prepared in the English language. For filing purposes in the Netherlands, a certified Dutch translation of these Common Draft Terms of Merger (including the schedules but excluding the annexes) has been prepared by a sworn translator which is included in Part 2 of this document.

20.2	The content of the Common Draft Terms of Merger has been discussed and agreed by the Merging Companies in English and, to the extent that there are any differences in the text, the English version of the Common Draft Terms of Merger will be authoritative.

THE COMMON DRAFT TERMS OF MERGER HAVE BEEN SIGNED ON THE DATE STATED AT THE BEGINNING OF THIS DOCUMENT BY:

RELX PLC

E.N. Engström	N.L. Luff
Title: executive director	Title: executive director

A.N. Hennah	W.G. Hauser
Title: non-executive director	Title: non-executive director

L.S. Sanford	M.E. van Lier Lels
Title: non-executive director	Title: non-executive director

B. van der Veer	A.J. Habgood
Title: non-executive director	Title: non-executive director

R.J. Macleod	C.G. Mills
Title: non-executive director	Title: non-executive director

S. Hall Wood
Title: non-executive director

RELX NV

E.N. Engström	N.L. Luff
Title: executive director	Title: executive director

A.N. Hennah	W.G. Hauser
Title: non-executive director	Title: non-executive director

L.S. Sanford	M.E. van Lier Lels
Title: non-executive director	Title: non-executive director

B. van der Veer	A.J. Habgood
Title: non-executive director	Title: non-executive director

R.J. Macleod	C.G. Mills
Title: non-executive director	Title: non-executive director

S. Hall Wood
Title: non-executive director

1	SCHEDULES

(A)	Definitions

(B)	Articles of Association RELX PLC.

2	ANNEXES

(A)	Directors’ Reports.

(B)	New RELX NV Articles.

(C)	Independent auditors report as mentioned in section 2:328 subsection 1 Dutch Civil Code and section 2:333g subsection 1 Dutch Civil Code and assurance report by the auditor as mentioned in section 2:328 subsection 2 Dutch Civil Code.

(D)	RELX PLC Independent Expert’s Report.

(E)	Withdrawal Application Form.

Schedule A     Definitions

“Board” means the board of directors of RELX PLC or RELX NV (as the context requires) and “Boards” shall be construed accordingly;

“Cash Compensation” means compensation in cash granted to a Withdrawing Shareholder in respect of the RELX NV Shares held by it;

“Cash Compensation Funding Shares” has the meaning given thereto in Section 15.9 of the Common Draft Terms of Merger;

“Common Draft Terms of Merger” means these common draft terms of the Merger, prepared in accordance with the UK Cross-Border Mergers Regulations and the Dutch Civil Code and adopted by the Boards;

“Dutch Civil Code” means the Dutch civil code;

“Deposit Agreement” means the amended and restated deposit agreement between, among others, RELX NV and the Depositary dated as of July 1, 2015;

“Effective Date” means the date the Merger becomes effective as fixed by an order of the UK High Court;

“Employee Bonds” means bonds issued under RELX NV’s convertible personnel bond loan programme;

“European Cross-Border Mergers Directive” means EU Directive 2005/56/EC of the European Parliament and Council of 26 October 2005;

“Exchange Ratio” has the meaning given to it in section 11.1;

“Formula” has the meaning given thereto in section 15.7;

“Giro Act” means act on giro transfers of securities;

“Governing Agreement” means the governing agreement between RELX PLC and RELX NV as amended from time to time;

“Implementation Agreement” means the agreement dated      2018 between RELX PLC and RELX NV in relation to the implementation of the Merger;

“LSE” means London Stock Exchange plc or any recognised investment exchange for the purposes of the FSMA which may take over the functions of London Stock Exchange plc;

“Merger” means the proposed merger of RELX PLC and RELX NV to be effected under the European Cross-Border Mergers Directive by way of a “merger by absorption” for the purposes of the UK Cross-Border Mergers Regulations and the Dutch Civil Code;

“Merging Companies” means RELX PLC and RELX NV;

“New RELX NV Articles” means the amended articles of association of RELX NV proposed for approval by RELX NV Shareholders at the RELX NV EGM, set out in Schedule (B);

“New RELX PLC Shares” means the RELX PLC Shares proposed to be issued, credited as fully paid, to RELX NV Shareholders pursuant to the Merger;

“Offering” has the meaning given thereto in 15.11;

“Registered RELX NV Shares” means RELX NV Shares that are registered in the RELX NV shareholder register;

“Registered Holder” means a holder of Registered RELX NV Shares;

“RELX Group” means RELX PLC, RELX NV and RELX Group plc and its subsidiaries, joint ventures and associates;

“RELX Group Share Plans” means the Long Term Incentive Plan 2014, the Executive Share Option Scheme 2013, the Bonus Investment Plan 2010, the Deferred Share Component of the Annual Incentive Plan, the SAYE Scheme, the Restricted Share Plan 2014, the Dutch Share Purchase Plan and any predecessor plans previously adopted by RELX Group, each as amended from time to time;

“RELX NV” has the meaning given thereto in the heading of the Common Draft Terms of Merger;

“RELX NV ADS” means an American Depositary Share of RELX NV, each representing one RELX NV Share, issued by Citibank N.A., as depositary, and traded on the NYSE;

“RELX NV ADS Holder” means the holder of a RELX NV ADS;

“RELX NV Deposit Agreement” means the amended and restated deposit agreement relating to the RELX NV ADSs as filed with the SEC by RELX NV on Form F-6 on 26 June 2015;

“RELX NV EGM” means the extraordinary general meeting of RELX NV Shareholders convened to approve the Merger and certain resolutions in connection with the Merger;

“RELX NV Exit Shares” means RELX NV Shares for which RELX NV Shareholders have validly exercised their rights under the Withdrawal Mechanism at the end of the Withdrawal Period;

“RELX NV Ordinary Shares” means the RELX NV ordinary shares of €0.07 each;

“RELX NV Ordinary Shares B” means the RELX NV ordinary shares B of €0.07 each, that will be included in RELX NV’s authorised share capital pursuant to the New RELX NV Articles;

“RELX NV Shareholder” means a holder of RELX NV Shares;

“RELX NV Shares” means the RELX NV Ordinary Shares and the RELX NV Ordinary Shares B;

“RELX PLC” has the meaning given thereto in the heading of the Common Draft Terms of Merger;

“RELX PLC Court Meeting” means the meeting of RELX PLC Shareholders convened by the UK High Court pursuant to the UK Cross-Border Mergers Regulations to approve the Merger;

“RELX PLC General Meeting” means the general meeting of RELX PLC Shareholders convened to approve certain resolutions in connection with the Merger;

“RELX PLC” has the meaning given thereto in the heading of the Common Draft Terms of Merger;

“RELX PLC ADS” means an American Depositary Share of RELX PLC, which represents one RELX PLC Share, issued by Citibank N.A., as depositary, and traded on the NYSE;

“RELX PLC Shareholder” means a holder of the RELX PLC Shares;

“RELX PLC Shares” means the ordinary shares of 14 51/116 pence each in the capital of RELX PLC;

“RELX Shareholders” means RELX PLC Shareholders and RELX NV Shareholders;

“Share Offering Formula” has the meaning given thereto in section 15.9 of the Common Draft Terms of Merger;

“UK High Court” means the High Court of England and Wales;

“UK Cross-Border Mergers Regulations” means the Companies (Cross-Border Mergers) Regulations 2007 (SI 2007/2974) which implement the European Cross-Border Mergers Directive within the UK;

“VWAP Formula” has the meaning given thereto in section 15.9;

“Withdrawal Application” a request for compensation in accordance with article 2:333h paragraph 1 of the Dutch Civil Code;

“Withdrawal Application Form” means the form attached as Annex E;

“Withdrawal Right” means the mechanism under which any RELX NV Shareholder who voted against the Merger may elect not to become a shareholder of RELX PLC pursuant to section 2:333h subsection 1 Dutch Civil Code; and

“Withdrawing Shareholder” means any RELX NV Shareholder who has duly elected to exercise their rights under the Withdrawal Mechanism and has submitted a Withdrawal Application to RELX NV.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Except as hereinafter set forth, there is no provision of the memorandum and articles of association of RELX PLC or RELX NV or any contract, arrangement or statute under which any director or officer of RELX PLC or RELX NV is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

Article 225 of RELX PLC’s Articles of Association provides:

“Subject to the provisions of the Companies Acts, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every director or other officer of the Company (other than any person (whether an officer or not) engaged by the Company as auditor) shall be indemnified out of the assets of the Company against any liability incurred by him for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company, provided that this Article shall be deemed not to provide for, or entitle any such person to, indemnification to the extent that it would cause this Article, or any element of it, to be treated as void under the Act or otherwise under the Companies Acts.”

Section 232 of the Companies Act 2006 provides as follows:

“Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by:

a)	purchasing and maintaining for a director of the company insurance against any such liability,

b)	from indemnifying the director against liability incurred by the director to a person other than the company or an associated company (a “qualifying third party indemnity provision”), or

c)	from indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme (a “qualifying pension scheme indemnity provision”).

This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.”

RELX PLC has entered into a deed of indemnity with each of its directors, providing for the indemnification of, and advancement of defence costs to, such persons, to the fullest extent permitted by RELX PLC’s Articles of Association and the Companies Act 2006.

In addition, RELX PLC has obtained directors’ and officers’ insurance coverage, which subject to policy terms and limitations, includes coverage to reimburse RELX PLC for amounts that it may be required or permitted by law to pay directors or officers.

Item 21.	Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and to arrange or provide for a facility in the United States for the purpose of responding to such requests.

This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. In addition, the undersigned registrant hereby undertakes to arrange or provide for a facility in the United States for the purpose of responding to such requests for information.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Form of Common Draft Terms of Merger, to be adopted by the boards of directors of RELX PLC and RELX NV (included as Annex A to the prospectus forming a part of this registration statement).

3.1	Articles of Association of RELX PLC (incorporated by reference from Exhibit 1.1 to the Annual Report on Form 20-F (File No. 001-13334) filed with the SEC on March 8, 2016).

3.2	Amended and Restated Deposit Agreement, dated as of August 1, 2014, by and among RELX PLC, Citibank, N.A., as Depositary, and holders and beneficial owners of American Depositary Shares issued thereunder (incorporated by reference from Exhibit (a)(ii) to the Registration Statement on Form F-6 (File No. 333-197562) filed with the SEC on June 26, 2015).

3.3	Form of Amendment No. 1, dated as of July 1, 2015, to Amended and Restated Deposit Agreement, by and among RELX PLC, Citibank, N.A., as Depositary, and holders and beneficial owners of American Depositary Shares issued thereunder (incorporated by reference from Exhibit (a)(i) to the Registration Statement on Form F-6 (File No. 333-197562) filed with the SEC on June 26, 2015).

5.1	Opinion of Freshfields Bruckhaus Deringer LLP, regarding the legality of RELX PLC Shares being registered pursuant to this registration statement.

8.1	Opinion of Simpson Thacher & Bartlett LLP, regarding certain U.S. federal income tax matters.

8.2	Opinion of Freshfields Bruckhaus Deringer LLP, regarding certain U.K. tax matters.

8.3	Opinion of De Brauw Blackstone Westbroek N.V., regarding certain Netherlands tax matters.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte LLP.

23.3	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1).

23.4	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 8.1).

23.5	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 8.2).

23.6	Consent of De Brauw Blackstone Westbroek N.V. (included in Exhibit 8.3).

24.1	Powers of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, England, on February 22, 2018.

RELX PLC

By:	/s/ Erik Engstrom
Name: Erik Engstrom
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry A. Udow, Alan McCulloch, and Kenneth Thompson II and each of them (with full power to each of them to act alone) his or her true and lawful attorney-in-fact and agent, with full power of substitution, and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on February 22, 2018.

Name	Title

/s/ Erik Engstrom Name: Erik Engstrom	Chief Executive Officer (Principal Executive Officer) and Director

/s/ Nick Luff Name: Nick Luff	Chief Financial Officer (Principal Financial and Accounting Officer) and Director

/s/ Anthony Habgood Name: Anthony Habgood	Chairman

/s/ Wolfhart Hauser Name: Wolfhart Hauser	Director

/s/ Adrian Hennah Name: Adrian Hennah	Director

/s/ Marike van Lier Lels Name: Marike van Lier Lels	Director

Name	Title
/s/ Robert MacLeod Name: Robert MacLeod	Director

/s/ Carol Mills Name: Carol Mills	Director

/s/ Linda Sanford Name: Linda Sanford	Director

/s/ Ben van der Veer Name: Ben van der Veer	Director

/s/ Suzanne Wood Name: Suzanne Wood	Director